UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Range Resources Corporation

(Name of registrant as specified in its charter)

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April 6, 2010

Dear Fellow Stockholders:

On behalf of our Board of Directors, I am pleased to invite you to attend our 2010 annual meeting. The meeting will be held at our offices at 100 Throckmorton Street, Suite 1200, in Fort Worth, Texas on Wednesday, May 19, 2010 at 9:00 a.m. Central Time. The matters to be addressed at the meeting are outlined in the enclosed Notice of Annual Meeting of Stockholders and more fully described in the enclosed Proxy Statement. Our senior officers and representatives of our independent auditor will be present at the meeting to respond to questions. Our 2009 Annual Report is not included with these materials but a copy can be downloaded from our website at www.rangeresources.com, or you may request that we mail you a copy by calling Karen Giles, our Corporate Communications Manager, at 817-869-4238.

MacKenzie Partners, Inc. has been retained to assist us in the process of obtaining your proxy. If you have any questions regarding the meeting or require assistance in voting your shares, please contact them at 800-322-2885 or call them collect at 212-929-5500. Whether or not you expect to attend the meeting, your vote is important. We urge you to vote your shares online at www.proxyvote.com or sign and return the enclosed proxy card at your earliest convenience to ensure that you will be represented. You may revoke your proxy at the meeting and vote your shares in person if you wish. We want to thank you in advance for your prompt response which will reduce our proxy solicitation costs.

Sincerely yours,

John H. Pinkerton

Chairman and CEO

RANGE RESOURCES CORPORATION

100 Throckmorton Street, Suite 1200

Fort Worth, Texas 76102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held May 19, 2010

To the Stockholders of Range Resources Corporation:

The 2010 Annual Meeting of Stockholders of Range Resources Corporation, a Delaware corporation (“Range” or the “Company”), will be held at our offices at 100 Throckmorton Street, Suite 1200 in Fort Worth, Texas on Thursday, May 19, 2010 at 9:00 a.m. Central Time. The purposes of the meeting, as more fully described in the attached Proxy Statement, are:

1.	To elect the nine nominees named in the attached Proxy Statement to our Board of Directors, each for a term expiring at the 2011 annual meeting or when their successors are duly elected and qualified;

2.	To consider and vote on a proposal to amend our Amended and Restated 2005 Equity-Based Compensation Plan to increase the number of shares of our common stock authorized to be issued under that plan by 850,000 shares;

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm as of and for the fiscal year ending December 31, 2010; and

4.	To transact other business properly brought before the meeting.

This notice is being sent to holders of our common stock of record at the close of business on March 26, 2010. Each such holder has the right to vote at the meeting or any adjournment or postponement. The list of stockholders entitled to vote at the meeting will be open to the examination of any stockholder for any purpose relevant to the meeting during normal business hours for ten days before the meeting at our Fort Worth offices. The list will also be available during the meeting for inspection by stockholders.

Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy and return it in the envelope provided or you may vote online at www.proxyvote.com using the control number printed on the proxy. You may revoke your proxy at any time before its exercise. If you are present at the meeting, you may withdraw your proxy and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

David P. Poole

Corporate Secretary

April 6, 2010

Fort Worth, Texas

RANGE RESOURCES CORPORATION

100 Throckmorton Street, Suite 1200

Fort Worth, Texas 76102

PROXY STATEMENT

Annual Meeting of Stockholders

May 19, 2010

INTRODUCTION

The enclosed proxy is solicited on behalf of the Board of Directors of Range Resources Corporation, a Delaware corporation, for use at the 2010 Annual Meeting of Stockholders. The meeting will be held Wednesday, May 19, 2010, at 9:00 a.m. Central Time, at our offices at 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102. The items to be considered are summarized in the Notice of Annual Meeting of Stockholders and more fully described in this Proxy Statement. This Proxy Statement and the proxy form were first mailed on or about April 6, 2010, to all holders of record of our common stock, $.01 par value, as of March 26, 2010. Shares of our common stock represented by proxies will be voted as described below or as specified by each stockholder. Any proxy given by a stockholder may be revoked at any time before the voting by delivering a written notice to our Corporate Secretary, by executing and delivering a subsequently dated proxy or by attending the meeting, withdrawing the proxy and voting in person.

The persons named as proxies are David P. Poole and Rodney L. Waller, our Corporate Secretary and Assistant Corporate Secretary, respectively. The cost of preparing and mailing this Proxy Statement and any other related material will be paid by us. We have retained MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, to assist in the solicitation of proxies. For these services, we will pay MacKenzie Partners a fee of approximately $6,000 and reimburse it for certain out-of-pocket expenses. In addition to the solicitation of proxies by use of the mail, our directors, officers and employees may solicit proxies personally without additional compensation. We will request brokerage firms and other custodians, nominees and fiduciaries to forward our proxy solicitation material to the beneficial owners of the common stock and will reimburse them for their expenses.

VOTING PROCEDURES

Voting Stock and Record Date

Only stockholders of record of our common stock at the close of business on March 26, 2010, will be entitled to vote at the meeting. On March 26, 2010, 159,370,738 shares of common stock were outstanding. Each share entitles the holder to one vote on each matter. Stockholders do not have cumulative voting rights.

Quorum and Adjournments

The presence, in person or by proxy, of stockholders holding a majority of the votes eligible to be cast is necessary to constitute a quorum at the meeting. If a quorum is not present at the meeting, the holders of a majority of the common stock entitled to vote who are present or represented by proxy at the meeting have the power to adjourn the meeting without notice, other than an announcement at the meeting of the time and place of the adjourned meeting, until a quorum is present. In addition, the chairman of the meeting has the power to adjourn the meeting for any reason without notice, other than an announcement at the meeting of the time and place of the adjourned meeting, provided that a new record date is not set. At any such adjourned meeting at which a quorum is present, any business may be transacted that could have been transacted at the meeting.

Votes Required

Approval of Proposal 1, since it is an uncontested election of directors, will require that more votes for a director must be cast than votes cast against the director in order for the director to be elected. In other words, each candidate for the board must receive an affirmative vote of the majority of our shares of common stock represented at the meeting in person or by proxy which actually cast a vote either for or against each candidate. Prior to 2009, Proposal 1 would have required a plurality of the votes of the holders of our shares of common stock represented at the meeting in person or by proxy and entitled to vote on the proposal; however, on February 12, 2009, our Board of Directors amended our bylaws to provide that in the case of uncontested elections of directors, a director must receive more “for” votes that “against” votes for the candidate to be elected. Under our bylaws, in the event a candidate for the board does not receive more “for” votes than votes “against,” the candidate’s resignation from the Board will be considered by the Governance and Nominating Committee. To be elected in the event of a contested election of directors, a nominee will still be required to receive a plurality of the votes of the holders of shares of our common stock present in person or by proxy and entitled to vote at the meeting. Under our bylaws, as amended, an “uncontested election” is an election in which the number of nominees for director is not greater than the number to be elected and a “contested election” is an election in which the number of nominees for director is greater than the number to be elected.

Assuming a quorum is present at the meeting, approval of Proposals 2 and 3 require an affirmative vote of the majority of our shares of common stock represented at the meeting in person or by proxy and entitled to vote on the proposals.

Broker Non-Votes and Abstentions

Brokers who hold shares in street name for customers are required to vote as the beneficial owners instruct. A “broker non-vote” occurs when a broker lacks discretionary voting power with respect to a proposal and has not received instructions from the beneficial owner (such shares are referred to as “uninstructed shares”). Brokers are not permitted to vote on non-discretionary items if they have not received instructions from the beneficial owners. Brokers are permitted to indicate a “broker non-vote” on non-discretionary items absent instructions from the beneficial owner. Abstentions and broker non-votes are treated as shares that are present for purposes of determining whether a quorum is present at the meeting. However, for purposes of determining whether a proposal is approved, abstentions and broker non-votes are tabulated separately. Abstentions will have no effect on the outcome of voting in director elections and will have the effect of votes “against” any other proposal requiring the affirmative vote of a majority of the shares present and entitled to vote on the proposal. Where a broker holds uninstructed shares concerning a non-discretionary item, these shares are not considered to be “entitled to vote” and, therefore, are not included in the denominator where the approval standard is a majority of the shares present and entitled to vote. As such, broker non-votes have a neutral effect on such proposals and broker non-votes have no effect on the outcome of the elections of directors.

Proposal 1 and Proposal 2 are considered non-discretionary items under the regulations promulgated by the New York Stock Exchange (the “NYSE”) and approved by the Securities and Exchange Commission (the “SEC”) because the proposals involve election of directors and increasing the authorized shares of common stock under our equity based compensation plan, respectively. Proposal 3 is considered a discretionary item, so we do not anticipate that any broker non-votes will be recorded.

Stockholders of Record

If your shares are registered directly in your name with our transfer agent, Computershare Investor Services LLC, you are considered the stockholder of record of those shares, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting.

Beneficial Owner

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card on behalf of the brokerage firm or custodian. As the beneficial owner, you have the right to instruct your broker, trustee or nominee how to vote and you are also invited to attend the annual meeting.

Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Voting in Person

Shares held in your name as the stockholder of record may be voted in person at the annual meeting. Shares held beneficially in street name may be voted in person only if you obtain a proxy from the broker trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions so that your vote will be counted if you later decide not to attend the meeting.

Default Voting

A proxy that is properly completed and returned will be voted at the meeting in accordance with the instructions on the proxy. If you properly complete and return a proxy but do not indicate any voting instructions, your shares will be voted “FOR” all proposals listed in the Notice of Annual Meeting of Stockholders and in accordance with the discretion of the holders of the proxy with respect to any other business that may properly come before the meeting or any adjournment or postponement. If we propose to adjourn the meeting, proxy holders will vote all shares for which they have voting authority in favor of adjournment. Our Board of Directors knows of no matters other than those stated in the Notice of Annual Meeting of Stockholders and described in this Proxy Statement to be presented for consideration at the annual meeting.

Revocation of Proxy

A stockholder executing and returning a proxy may revoke it at any time before it is exercised at the annual meeting by giving written notice of the revocation to our Corporate Secretary or by executing and delivering to our Corporate Secretary a later dated proxy. Attendance at the annual meeting will not be effective to revoke your proxy unless written notice of revocation has also been delivered to our Corporate Secretary before the proxy is exercised. If you hold your shares in a brokerage account or by other nominee and deliver voting instructions to the record holder of those shares, you may only revoke the voting of those shares in accordance with your instructions if the record holder revokes the original proxy as directed above and either resubmits a proxy reflecting your voting instructions or delivers to you a legal proxy giving you the right to vote the shares.

Voting Results

We intend to announce preliminary voting results at the annual meeting, if possible, and to publish final results on our website and in a current report on Form 8-K within four business days after the Annual Meeting.

This Proxy Statement is dated April 6, 2010.

PROPOSAL 1 – ELECTION OF DIRECTORS

Nomination and Election of Directors Nominated by the Company

The current term of office of all our directors expires at the 2010 annual meeting. Based on the recommendation received from the Governance and Nominating Committee, our Board of Directors proposes that the each of the nominees listed below, all of whom are currently serving as directors, be re-elected for a new term expiring at the 2011 annual meeting or when their successors are duly elected and qualified. Each of the nominees has agreed to serve if elected. If any one of them becomes unavailable to serve as a director, our Board of Directors may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by our Board of Directors. Our Board of Directors does not presently contemplate that any of the nominees will become unavailable for election.

Information Concerning Nominees

The following table sets forth the names of the nominees proposed by the Board of Directors for election and certain information with regard to each nominee. There is no family relationship between any of our directors and executive officers. In addition, the section following the table provides biographical information regarding each nominee and a summary of the skills and abilities that lead the Governance and Nominating Committee to conclude the nominee should be nominated to serve as a Director of the Company.

Name	Age	Held Office Since	Current Position
Charles L. Blackburn	82	2003	Director
Anthony V. Dub	60	1995	Director
V. Richard Eales	74	2001	Director, Lead Independent Director
Allen Finkelson	63	1994	Director
James M. Funk	60	2008	Director
Jonathan S. Linker	61	2002	Director
Kevin S. McCarthy	50	2005	Director
John H. Pinkerton	56	1988	Director, Chairman of the Board and Chief Executive Officer
Jeffrey L. Ventura	52	2005	Director, President and Chief Operating Officer

Charles L. Blackburn was first elected as a director in 2003. Mr. Blackburn has more than 40 years experience in oil and gas exploration and production serving in several executive and board positions. Previously, he served as Chairman and Chief Executive Officer of Maxus Energy Corporation from 1987 until that company’s sale to YPF Socieded Anonima in 1995. Maxus was the oil and gas producer which remained after Diamond Shamrock Corporation’s spin-off of its refining and marketing operations. Mr. Blackburn joined Diamond Shamrock in 1986 as President of its exploration and production subsidiary. From 1952 through 1986, Mr. Blackburn was with Shell Oil Company, serving as Director and Executive Vice President for exploration and production for the final ten years of that period. Mr. Blackburn has previously served on the Boards of Anderson Clayton and Co. (1978-1986), King Ranch Corp. (1987-1988), Penrod Drilling Co. (1988-1991), Landmark Graphics Corp. (1992-1996) and Lone Star Technologies, Inc. (1991-2001). Mr. Blackburn received his Bachelor of Science degree in Engineering Physics from the University of Oklahoma. Mr. Blackburn has a wide breadth of experience in the exploration for and production of oil and gas reserves including his experience at Shell as Executive Vice President of Exploration and Production and his experience as the CEO and Chairman of Maxus Energy Corporation, a public oil and gas company. Mr. Blackburn has also served as the Chairman of the Company’s Board. Mr. Blackburn’s strong technical expertise as well as significant experience managing oil and gas companies and his service and performance as the Company’s Chairman formed the basis for the Governance and Nominating Committee’s conclusion that he should be nominated as a director.

Anthony V. Dub became a director in 1995. Mr. Dub is Chairman of Indigo Capital, LLC, a financial advisory firm based in New York. Before forming Indigo Capital in 1997, he served as an officer of Credit Suisse First Boston (“CSFB”). Mr. Dub joined CSFB in 1971 and was named a Managing Director in 1981. Mr. Dub led a number of departments during his 26 year career at CSFB including the Investment Banking Department. After leaving CSFB, Mr. Dub became Vice Chairman and a director of Capital IQ, Inc. until its sale to Standard & Poor’s in 2004. Capital IQ is a leader in helping organizations capitalize on synergistic integration of market intelligence, institutional knowledge and relationships. Mr. Dub received a Bachelor of Arts, magna cum laude, from Princeton University. Mr. Dub has significant experience and expertise in the financial area and serves as the Chair of the Company’s Audit Committee. Mr. Dub gained considerable financial expertise from his many years of service as an investment banker, having lead the Asset Finance, Mortgage Finance, Capital Markets and Investment Banking practices at CSFB at various points in his career. Such experience evaluating financial risks as well as his performance as Chair of the Company’s Audit Committee are significant factors in the Governance and Nominating Committee’s conclusion that he should be nominated as a director.

V. Richard Eales became a director in 2001 and was selected as Lead Independent Director in 2008. Mr. Eales has over 35 years of experience in the energy, technology and financial industries. He is currently retired, having been a financial consultant serving energy and information technology businesses from 1999 through 2002. Mr. Eales was employed by Union Pacific Resources Group Inc. from 1991 to 1999 serving as Executive Vice President from 1995 through 1999. Before 1991, Mr. Eales served in various financial capacities with Butcher & Singer and Janney Montgomery Scott, investment banking firms, as CFO of Novell, Inc., a technology company, and in the treasury department of Mobil Oil Corporation. Mr. Eales received his Bachelor of Chemical Engineering degree from Cornell University and his Master’s degree in Business Administration from Stanford University. Mr. Eales serves on the Company’s Audit Committee as the Audit Committee Financial expert. Mr. Eales’ background includes a significant amount of experience with NYSE listed issuers and, as a result of his service as the CFO of two public companies, including an oil and gas company, he has significant experience with SEC filings required of public companies. Mr. Eales is also experienced in corporate governance matters and has been elected by the Board of Directors to serve as the Company’s Lead Independent Director the past two years. Mr. Eales is a resident of Pennsylvania and has a long history of leadership with The Nature Conservancy. This experience and expertise in both public company financial reporting and corporate governance, his performance as Audit Committee financial expert and Lead Independent Director, as well as Mr. Eales’ familiarity with the regulatory, political and environmental arenas in Pennsylvania, where much of the Company’s exploration is currently occurring, lead the Governance and Nominating Committee to conclude that he should be nominated as a director.

Allen Finkelson became a director in 1994. Mr. Finkelson has been a partner at Cravath, Swaine & Moore LLP since 1977, with the exception of the period 1983 through 1985, when he was a managing director of Lehman Brothers Kuhn Loeb Incorporated. Mr. Finkelson joined Cravath, Swaine & Moore, LLP in 1971. Mr. Finkelson earned a Bachelor of Arts from St. Lawrence University and a J.D. from Columbia University School of Law. Mr. Finkelson’s experience in mergers and acquisitions and corporate law brings a unique perspective to the Company’s Board. Mr. Finkelson has practiced law at one of the leading law firms in the country, where he has been a partner with over 30 years of experience and significant experience with a wide range of public company transactions and other corporate issues as well as knowledge of corporate best practices as a result of his practice as a lawyer in a number of areas, including public company executive compensation and corporate governance. As a result of these skills and abilities, the Governance and Nominating Committee determined to nominate him for election to the Board.

James M. Funk became a director in December 2008. Mr. Funk has over 30 years of experience in the energy industry. Mr. Funk served as Sr. Vice President of Equitable Resources and President of Equitable Production Co. from June 2000 until January 2003 and has been an independent consultant and oil and gas producer since that time. Previously, Mr. Funk was employed by Shell Oil Company for 23 years in senior management and technical positions. Mr. Funk has previously served on the boards of Westport Resources (2000 to 2004) and Matador Resources Company (2003 to 2008). Mr. Funk currently serves as a Director of Superior

Energy Services, Inc., a public oil field services company headquartered in New Orleans, Louisiana and Canadian Superior Energy, Inc. Mr. Funk received an A.B. degree in Geology from Wittenberg University, a M.S. in Geology from the University of Connecticut, and a PhD in Geology from the University of Kansas. Mr. Funk is a Certified Petroleum Geologist. Mr. Funk is the newest member of the Company’s Board and was selected to serve as a Director based on his strong technical experience in geology as well as his knowledge of the Appalachian basin where much of the Company’s current exploration is being conducted. He has significant technical expertise in unconventional oil and gas resources and knowledge of oil and gas exploration and development generally as well as reserves determination and reporting in particular as a result of his service at Shell and Equitable Production, one of the leading companies in the Appalachian basin, where he served as President. Mr. Funk has knowledge from his service with Equitable regarding the economic environment in which the Company operates, particularly in Pennsylvania and he has a strong background in compensation policies and practices of oil and gas companies including establishing energy industry specific performance based compensation metrics. All of these skills and attributes were considered by the Board in originally selecting Mr. Funk to join the Board in December 2008 and led the Governance and Nominating Committee to nominate him for election to the Board.

Jonathan S. Linker became a director in 2002. Mr. Linker previously served as a director of Range from 1998 to 2000. He has been active in the energy industry for over 37 years. Mr. Linker joined First Reserve Corporation in 1988 and was a Managing Director of the firm from 1996 through 2001. Mr. Linker is currently Manager of Houston Energy Advisors LLC, an investment advisor providing management and investment services to two private equity funds. Mr. Linker has been President and a director of IDC Energy Corporation since 1987, a director and officer of Sunset Production Corporation since 1991 serving currently as Chairman, and Manager of Shelby Resources Inc., all privately-owned exploration and production companies. Mr. Linker received a Bachelor of Arts in Geology from Amherst College, a Masters in Geology from Harvard University and an MBA from Harvard Graduate School of Business Administration. Mr. Linker has extensive experience and expertise as an energy investor and his background and experience as an advisor to and participant in acquisition of oil and gas properties, growth and development of oil and gas companies and major transactions involving oil and gas companies as well as his knowledge of the oil and gas commodity markets in particular along with his experience in corporate governance, having served as a director on a number of public company boards, along with his service and performance as Chair of the Company’s Governance and Nominating Committee led the Governance and Nominating Committee to nominate Mr. Linker for election to a position on the Board.

Kevin S. McCarthy became a director in 2005. Mr. McCarthy is Chairman, Chief Executive Officer and President of Kayne Anderson MLP Investment Company, Kayne Anderson Energy Total Return Fund, Inc. and Kayne Anderson Energy Development Company, which are each NYSE listed closed-end investment companies. Mr. McCarthy joined Kayne Anderson Capital Advisors as a Senior Managing Director in 2004 from UBS Securities LLC where he was global head of energy investment banking. In this role, he had senior responsibility for all of UBS’ energy investment banking activities, including direct responsibilities for securities underwriting and mergers and acquisitions in the energy industry. From 1995 to 2000, Mr. McCarthy led the energy investment banking activities of Dean Witter Reynolds and then PaineWebber Incorporated. He began his investment banking career in 1984. He is also on the board of directors of Clearwater Natural Resources, L.P., Pro Petro Services, Inc. and Direct Fuel Partners, L.P, three private energy companies. He earned a Bachelor of Arts in Economics and Geology from Amherst College and an MBA in Finance from the University of Pennsylvania’s Wharton School. Mr. McCarthy’s background and experience in the exploration and production business as a result of having served with UBS Securities LLC where he was global head of energy investment banking, his knowledge of the oil and gas commodity markets, his knowledge of compensation practices and risk management in oil and gas companies from his experience both as an investment banker and his management experience at Kayne Anderson where he serves as Chairman and Chief Executive Officer of four closed end investment funds with an energy focus along with his service and performance as Chair of the Company’s Compensation Committee was viewed by the Governance and Nominating Committee to be of importance to the success of the Company and the basis for the nomination of Mr. McCarthy as a director.

John H. Pinkerton, Chairman and Chief Executive Officer and a director, became a director in 1988 and was elected Chairman of the Board of Directors in 2008. He joined Range as President in 1990 and was appointed Chief Executive Officer in 1992. Previously, Mr. Pinkerton was Senior Vice President of Snyder Oil Corporation. Before joining Snyder in 1980, Mr. Pinkerton was with Arthur Andersen. Mr. Pinkerton received his Bachelor of Arts in Business Administration from Texas Christian University and a Master’s degree from the University of Texas at Arlington. Mr. Pinkerton has been in the energy industry almost his entire professional career and founded and has guided the growth of the Company for the last 30 years. Mr. Pinkerton has significant experience in the acquisition and divestiture of oil and gas properties, oil and gas hedging, risk analysis and evaluation and corporate finance and he serves in an important role of representing the Company in the industry and with state and national policymakers. The Governance and Nominating Committee, in addition to valuing the business expertise possessed by Mr. Pinkerton as a director, believes that having his perspective as the Chief Executive Officer of the Company represented among the members of the Board enhances the Board’s focus on and contribution to the growth and development of the Company and is in the best interest of the Company’s stockholders. Accordingly, the committee determined to nominate him for election to the Board.

Jeffrey L. Ventura, President and Chief Operating Officer and a director, joined Range in 2003 and became a director in 2005. Previously, Mr. Ventura served as President and Chief Operating Officer of Matador Petroleum Corporation which he joined in 1997. Before 1997, Mr. Ventura spent eight years at Maxus Energy Corporation where he managed various engineering, exploration and development operations and was responsible for coordination of engineering technology. Previously, Mr. Ventura was with Tenneco Inc., where he held various engineering and operating positions. Mr. Ventura holds a Bachelor of Science degree in Petroleum and Natural Gas Engineering from the Pennsylvania State University. Mr. Ventura is a highly experienced oil and gas business executive who has a very deep technical understanding of the development of oil and gas reserves, particularly oil and gas reserves from unconventional resources with a focus on management of finding and development costs. Additionally, Mr. Ventura has deep experience in the evaluation and reporting of oil and gas reserves, evaluation of acquisition opportunities, analysis of producing properties considered for divestiture and management and development of technical human resources. The Governance and Nominating Committee considers having the benefit of the technical management perspective provided to the Board from Mr. Ventura as a director highly desirable and beneficial to the long term growth and development of the Company since its exploration and development strategies, especially in the Marcellus Shale play, are important to stockholder value and therefore, the committee nominated Mr. Ventura as a candidate for director of the Company.

Required Vote and Recommendation

Since it is an uncontested election of directors, each nominee must receive more votes “for” the nominee than votes cast “against” the nominee in order for the nominee to be elected to the Board of Directors. Under our bylaws, in the event a candidate for the board does not receive more “for” votes than votes “against,” the candidate’s resignation from the Board will be considered by the Governance and Nominating Committee. A properly executed proxy marked “Withhold authority” with respect to the election of one or more of our directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether a quorum is present. Uninstructed shares are not entitled to vote on this proposal; therefore broker non-votes will not affect the outcome of this proposal. Please see the discussion above under the captions “Votes Required” and “Broker Non-Votes and Abstentions” for further details on voting procedures related to the election of directors in an uncontested election.

For the reasons described at the end of each biographical summary regarding each candidate which discussed the skills, qualifications and attributes that lead the Governance and Nominating Committee to recommend such persons for election to the Board, the Board of Directors recommends a vote FOR the election of each of the nominees.

PROPOSAL 2 – APPROVAL OF FIRST AMENDMENT

TO OUR AMENDED AND RESTATED 2005 EQUITY-BASED COMPENSATION PLAN

Proposed Amendment

Subject to stockholder approval, our Board of Directors has approved an amendment to Section 4 of our Amended and Restated 2005 Equity-Based Compensation Plan dated June 4, 2009 (the “Amended and Restated 2005 Plan”) to increase the number of shares of our common stock authorized to be issued under our Amended and Restated 2005 Plan by 850,000 shares. A complete copy of the proposed First Amendment to the Amended and Restated 2005 Plan is attached as Exhibit A. A summary description of the material features of our Amended and Restated 2005 Plan is provided below. The statements made in this Proxy Statement regarding the First Amendment to our Amended and Restated 2005 Plan should be read in conjunction with and are qualified in their entirety by reference to Exhibit A and the Amended and Restated 2005 Plan, a copy of which is available as Exhibit 10.1 to the Form 8-K filed with the SEC on June 4, 2009 and which is available through our website at www.rangeresources.com and is available in printed form upon request by any stockholder.

Description of the Proposed Amendment

Our Board of Directors has determined that, to give our Company the ability to attract and retain the executive and key employee talent necessary for our continued growth and success, the number of shares of our common stock available for issuance under our Amended and Restated 2005 Plan should be increased by 850,000 and is proposing an amendment to effect such an increase.

Reason for the Proposed Amendment

If the proposed amendment is approved, 850,000 additional Plan Shares (as defined in the discussion below under the caption “– Securities to be Offered”) will be immediately available for future awards under our Amended and Restated 2005 Plan. As of March 26, 2010, 3,082,136 shares are available for awards under our Amended and Restated 2005 Plan. As part of the approval of our Amended and Restated 2005 Plan by our stockholders in 2005, we agreed to suspend any further grants under our 1999 Stock Option Plan (the “1999 Plan”) and transfer the authorized but unissued shares in the 1999 Plan to our Amended and Restated 2005 Plan. Therefore, our Amended and Restated 2005 Plan provides that any shares related to options currently outstanding under the 1999 Plan which lapse or are forfeited will become available for issuance under our Amended and Restated 2005 Plan. If the proposed amendment is approved, the maximum number of Plan Shares (assuming none of the shares underlying options currently outstanding under the 1999 Plan lapse or are forfeited) will increase from 3,082,136 to 3,932,136 shares. On March 26, 2010, the closing price of our common stock on the NYSE was $45.67. As of March 26, 2010, the 1999 Plan had stock option awards outstanding of 739,166 which were fully exercisable. The average exercise price of the outstanding stock option awards was $3.55 per share, ranging from $1.29 to $15.52 per share. The additional 850,000 shares approved under the First Amendment will be added to the existing 4,825,000 authorized 162(m) Covered Shares (as defined in the discussion below under the caption “– Securities to be Offered”) approved by stockholders specifically for our Amended and Restated 2005 Plan. While our Board of Directors is cognizant of the potential dilutive effect of compensatory stock awards, it also recognizes the significant employee retention, motivational and performance benefits that are achieved from making such awards. In determining the number of additional Plan Shares that should be authorized, our Compensation Committee examined the potential dilutive effect of the additional Plan Shares.

Historically, all of our full-time employees have been granted equity awards. Our Board of Directors believes that equity-based incentives align the interests of our management, employees and stockholders and equity grants are an important element in attracting and retaining our employees. Given the intense competition for talented individuals in our industry, especially for companies with significant unconventional resource holdings and experience, our ability to offer competitive compensation packages, including those with equity-based incentives, is particularly important. It is our practice to grant options to new professionals and executives as they are hired and to all full-time employees of the Company and its wholly owned subsidiaries (other than the employees of Oil & Gas Title Abstracting, LLC who are subject to separate compensation policies which do not include equity awards under the Amended and Restated 2005 Plan1) when the annual performance-based compensation review is completed, generally in February of each year. During 2005, 2006, 2007, 2008, 2009 and, so far during 2010, our Compensation Committee has approved the issuance of 3,057,937, 1,586,160, 1,636,543, 1,129,636, 1,665,578 and 851,858 stock options and/or stock appreciation rights (“SARs”), respectively, under our 1999 or Amended and Restated 2005 Plans. Our Compensation Committee specifically approves all equity awards to our employees.

Our Compensation Committee has considered the potential dilutive effect of equity awards by awarding SARs rather than stock options and for long-term executive compensation has awarded a combination of restricted common stock and SARs. To reduce potential dilution, our Board of Directors authorized the adoption of our Amended and Restated 2005 Plan which was approved by stockholders in May 2005. Our Amended and Restated 2005 Plan provides for the use of stock-settled SARs which our Compensation Committee has exclusively used for all awards after approval of the Amended and Restated 2005 Plan. Stock-settled SARs have a less attractive income tax effect for our employees as compared to Incentive Stock Options but are significantly less dilutive. Stock-settled SARs are less dilutive because the number of shares issued is based solely upon the appreciation over the grant price on the date of exercise of the SAR. With stock options, the full number of shares subject to grant under the option may be issued. Our Compensation Committee has further reduced the dilutive effect of SARs grants by providing for withholding of shares of our common stock to pay the payroll and income taxes associated with the SARs exercise and issuing to the participant only the number of shares of our common stock equal in value to the net appreciation over the grant price after deducting such taxes.

When SARs are granted, the full number of shares of the grant must be reserved even though when exercised the number of shares actually issued will, using reasonable assumptions as to future fair market values, be less than the number of the SARs reserved. Since the SARs have a five year term, the exercise and release of unissued reserved shares back to our Amended and Restated 2005 Plan could take up to five years after the initial grant. Given the circumstances, our Compensation Committee believes that we should request a reasonable amount of shares to be authorized each year so that our Compensation Committee can have the flexibility of granting equity awards until such time as a significant number of unissued reserved shares from SARs exercises are returned to our Amended and Restated 2005 Plan for use. As a result of use of SARs, the calculation of the burn rate will also be inflated since the maximum number of the SAR grants are counted just like a stock option that would be fully issued upon exercise. Until sufficient time has elapsed for the vesting and exercising of SARs to occur, the netting effect of unissued but reserved shares for SAR awards against each year’s SAR grants will not occur, and the expected burn rate will be inflated as compared to the actual burn rate. Only when SARs are vested and are finally exercised will the reserved shares be released for future grants. SARs granted in 2005, the first year the Company replaced options with SARs, begin to expire in 2010.

To reduce the number of SARs granted, beginning in February 2006 our Compensation Committee granted a combination of stock-settled SARs and restricted stock awards to all employees whose salaries were over a certain amount ($125,000 in 2009). Both the restricted stock awards and SARs vest over a three-year period. The Compensation Committee issued one-half the value of the awards in SARs and one-half of the awards in restricted stock based upon the fair market value of the common stock on the date of grant and the corresponding Black-Scholes-Merton model value of the SAR. Each employee was granted the option to take the value of the restricted common stock in cash or common stock. The restricted stock awards or the cash equivalent were placed in the participant’s account in our deferred compensation plan. Since the employees were given the option to take common stock or the cash equivalent, the grant of stock deferred under our deferred compensation plan does not constitute an equity compensation plan for purposes of the NYSE stockholder approval rules.

[1]	To the extent this Proxy Statement, including the Compensation Discussion and Analysis below, includes references to the Company and “its subsidiaries,” the references to “its subsidiaries” mean and include only the Company’s wholly owned subsidiaries other than Oil & Gas Title Abstracting, LLC.

To further reduce dilution, our Board of Directors has authorized us to repurchase, from time to time, our common stock in the market, to satisfy the stock awards when distributed to participants pursuant to the deferred compensation plan or to fund the initial award. During 2005, we repurchased 200,550 shares of our common stock which were reissued in 2005 and 2006 for stock awards placed in the deferred compensation plan. In 2007, we repurchased 155,500 shares of our common stock which were used for equity awards in February 2008. In 2008, we repurchased 78,400 shares of our common stock which were used for equity awards in February 2009.

The awards that will be made to Eligible Persons (as defined in the discussion below under the caption “Persons Who May Participate in our Amended and Restated 2005 Plan”) under our Amended and Restated 2005 Plan are subject to the discretion of the Compensation Committee and, therefore, cannot be determined with certainty at this time. As of March 26, 2010, a total of 8,453,175 SARs have been granted and 6,346,743 SARs are outstanding under our Amended and Restated 2005 Plan of which 3,548,408 SARs are currently exercisable. From July 2005 to March 26, 2010, 556,791 SAR grants have been cancelled, 1,549,641 SAR grants have been exercised with 527,499 shares of our common stock actually issued upon exercise thereby reducing the potential dilution based on the number of SARs granted by 66%. The 1,022,142 previously granted awards were restored to the number of common shares authorized to be issued under our Amended and Restated 2005 Plan. The following table set forth the SARs granted to our directors, the executive officers and other employees as of March 26, 2010. No equity awards have been granted under our Amended and Restated 2005 Plan except for SARs.

Amended and Restated 2005 Equity-Based Compensation Plan(a)

Name and Position	Number of SARs Granted	Average Grant Price
John H. Pinkerton, Chairman & CEO	753,330	$36.65
Jeffrey L. Ventura, President & COO	471,743	$38.88
Roger S. Manny, Executive Vice President & CFO	231,123	$37.53
Mark D. Whitley, Senior Vice President – Southwest & Engineering Technology	177,849	$40.60
Ray N. Walker, Jr., Senior Vice President – Marcellus Shale	83,848	$34.64
Executive Group (ten persons)	2,271,907	$37.15
Non-Executive Officers/Employee group (827 persons)	6,181,268	$34.06

Total	8,453,175	$34.89

(a)	Non-Employee Directors were issued 46,587 SARs at a grant price of $41.60 at their re-election to our Board in May 2009 under the 2004 Non-Employee Director Plan.

For a table reflecting information regarding equity compensation awards outstanding and available for future grants as of December 31, 2009 and March 26, 2010, segregated between equity compensation plans approved by our stockholders and equity compensation plans not approved by our stockholders, please see the section of this Proxy Statement entitled “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters – Equity Compensation Plan Information” below.

The increase in the number of authorized shares under the Amended and Restated 2005 Plan is needed to allow our Compensation Committee to administer the Amended and Restated 2005 Plan on a long-term basis by having a sufficient number of shares available to develop a long-term compensation strategy.

General

Our stockholders approved the adoption of our 2005 Equity-Based Compensation Plan on May 18, 2005 at the 2005 Annual Meeting and have approved each amendment to the plan. For convenience and clarity, the plan was restated to incorporate all such amendments in June 2009. The material features of our Amended and Restated 2005 Plan are described below. With the Amended and Restated 2005 Plan, our Compensation

Committee is able to use a greater array of equity compensation alternatives in structuring compensation arrangements for our personnel including stock-settled SARs which the Compensation Committee has used since 2005 to reduce the potential dilution to our stockholders.

Description of our Amended and Restated 2005 Plan

The description of our Amended and Restated 2005 Plan set forth below is a summary of the principal features of our Amended and Restated 2005 Plan as proposed to be amended pursuant to the First Amendment, a copy of which is attached as Exhibit A. This summary is not a complete description of all of the provisions of our Amended and Restated 2005 Plan. The summary is qualified in its entirety by reference to our Amended and Restated 2005 Plan. The purpose of our Amended and Restated 2005 Plan is to provide a means to enhance the profitable growth of our Company and its subsidiaries by attracting and retaining employees, directors and consultants by providing such individuals with a means to acquire and maintain stock ownership or awards the value of which is tied to the performance of the common stock of our Company. Our Amended and Restated 2005 Plan also provides additional incentives and reward opportunities designed to strengthen such individuals’ concern for the welfare of our Company and their desire to remain in its employ. We will seek to achieve our Amended and Restated 2005 Plan’s purpose by providing grants of (i) incentive stock options qualified as such under U.S. federal income tax laws (“Incentive Options”), (ii) stock options that do not qualify as incentive stock options (“Nonstatutory Options” and, together with Incentive Options, “Options”), (iii) stock appreciation rights (“SARs”), (iv) restricted stock awards (“Restricted Stock Awards”), (v) phantom stock rights (“Phantom Stock Rights”), (vi) bonus stock and awards in lieu of Company obligations (“Bonus Stock”), (vii) other stock-based awards (“Other Stock-Based Awards”), (viii) dividend equivalents (“Dividend Equivalents”), (ix) other performance awards, including annual cash incentive awards (“Annual Incentive Awards”), or (x) any combination of such awards (collectively referred to as “Awards”). No Incentive Options may be granted under our Amended and Restated 2005 Plan after May 18, 2015, ten years from the date on which our Amended and Restated 2005 Plan was adopted.

Our Amended and Restated 2005 Plan, in part, is intended to qualify under the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) for Incentive Options although our Compensation Committee has not granted any Incentive Options to date. For more information, please see the discussion below under the caption “Federal Tax Consequences.” Our Amended and Restated 2005 Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Our Amended and Restated 2005 Plan was effective as of May 18, 2005 (the “Effective Date”).

Administration of our Amended and Restated 2005 Plan

Our Board of Directors appointed our Compensation Committee to administer our Amended and Restated 2005 Plan pursuant to its terms and all applicable state, federal, or other rules or laws, except in the event our Board of Directors chooses to take action under our Amended and Restated 2005 Plan. Unless otherwise limited by our Amended and Restated 2005 Plan, Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”), or the Code, our Compensation Committee has broad discretion to administer our Amended and Restated 2005 Plan, interpret its provisions, and adopt policies for implementing the Amended and Restated 2005 Plan. This discretion includes the power to determine to whom and when Awards will be granted, determine the amount of such Awards (measured in cash, shares of our common stock, or as otherwise designated), proscribe and interpret the terms and provisions of each Award agreement (the terms of which may vary), accelerate the exercise terms of an Option, delegate duties under our Amended and Restated 2005 Plan, terminate, modify or amend any Award except as otherwise provided in the Amended and Restated 2005 Plan, and execute all other responsibilities permitted or required under our Amended and Restated 2005 Plan.

Persons Who May Participate in our Amended and Restated 2005 Plan

Any individual who provides services to the Company and its subsidiaries, including our non-employee directors and consultants (an “Eligible Person”) and is designated by our Compensation Committee to receive an Award under our Amended and Restated 2005 Plan can be a “Participant.” An employee on leave of absence may be considered still employed by us for determining eligibility under our Amended and Restated 2005 Plan. Any individual granted an Award which remains outstanding under our Amended and Restated 2005 Plan, including an individual who is no longer an Eligible Person, will continue to be a Participant for purposes of our Amended and Restated 2005 Plan. We currently have seven non-employee directors, ten executive officers and approximately 669 other employees of the Company’s subsidiaries eligible to participate in our Amended and Restated 2005 Plan.

A Participant under our Amended and Restated 2005 Plan is eligible to receive an Award pursuant to the terms of our Amended and Restated 2005 Plan and subject to any limitations imposed by appropriate action of our Compensation Committee. No Award may be granted if the Award relates to a number of shares of our common stock which exceeds the number of shares which remain available under our Amended and Restated 2005 Plan minus the number of shares issuable in settlement of or relating to outstanding Awards. Additionally, no Awards may be granted in any fiscal year to Eligible Persons likely to be Covered Employees (as defined in the discussion below under the caption “– Awards – Performance Awards”) in excess of 450,000 shares of our common stock with respect to stock-based Awards or $2,500,000 with respect to Awards the value of which is not based on our common stock.

With respect to Incentive Options, a Participant must be an employee of the Company or one its subsidiaries and, immediately before the time the Incentive Option is granted, the Participant may not own stock possessing more than 10% of the total combined voting power or value of all classes of stock of the Company or a subsidiary unless, at the time the Incentive Option is granted, the exercise price of the Incentive Option is at least 110% of the fair market value of the common stock underlying the Incentive Option and the Incentive Option is not, by its terms, exercisable after the fifth anniversary of the date of grant.

Securities to be Offered

Shares Subject to our Amended and Restated 2005 Plan. Our Amended and Restated 2005 Plan provides that the maximum aggregate number of shares of our common stock that may be issued pursuant to any and all Awards under our Amended and Restated 2005 Plan (subject to any adjustment due to recapitalization or reorganization permitted under our Amended and Restated 2005 Plan), before the First Amendment, will not exceed the sum of (i) 4,825,000 shares (the “162(m) Covered Shares”) approved in 2005 specifically for our Amended and Restated 2005 Plan, plus (ii) 13,875,000 shares of our common stock (the number of shares of our common stock approved for issuance under the 1999 Plan), less (iii) the number of shares of our common stock issued under the 1999 Plan before the Effective Date and the number of shares issuable pursuant to awards under the 1999 Plan outstanding as of the Effective Date, plus (iv) the number of shares that become available for delivery under the 1999 Plan after the Effective Date with respect to awards that lapse or are terminated and with respect to which shares are not issued, plus (v) the 569,303 shares available for delivery under the Stroud Energy, Inc. 2005 Stock Incentive Plan (the “Stroud Shares”); provided, however, that Stroud Shares shall only be used with respect to Awards granted to an Eligible Person who either (A) is a former employee of Stroud Energy, Inc. or one of its affiliates, or (B) first became an officer or employee of (or otherwise began providing services to) the Company or any Subsidiary or first became a director of the Company after June 19, 2006 (the “Plan Shares”). The Stroud Shares were assumed by our Amended and Restated 2005 Plan as part of a merger on June 19, 2006.

As of March 26, 2010 there are 9,956,378 total shares authorized for issuance under our Amended and Restated 2005 Plan, of which (i) 527,499 shares had been issued upon the exercise of SARs, (ii) 6,346,743 shares were subject to SAR awards that had been granted and were outstanding and (iii) 3,082,136 shares were available for future awards. As of March 26, 2010, the 1999 Plan had stock option awards outstanding of 739,166 all of which were vested. The average exercise price of the outstanding stock option awards under the 1999 Plan was $3.55 per share, ranging from $1.29 to $15.52 per share. Therefore, as of March 26, 2010, without giving effect to the First Amendment, the total number of shares available for issuance of awards under our Amended and Restated 2005 Plan was 3,082,136, subject to increase by the number of shares subject to the stock options outstanding under the 1999 Plan that lapse or are terminated before exercise. If the First Amendment is approved, our Amended and Restated 2005 Plan will be amended to increase the 162(m) Covered Shares by 850,000, to an aggregate of 5,675,000 shares.

If common stock subject to any Award is not issued or transferred, or ceases to be issuable or transferable for any reason, including (but not exclusively) because an Award is forfeited, terminated, expires unexercised, is settled in cash in lieu of our common stock or is otherwise terminated without a delivery of shares to a Participant, the shares of our common stock that were subject to that Award will again be available for issue, transfer or exercise pursuant to Awards under our Amended and Restated 2005 Plan to the extent allowable by law. The common stock delivered pursuant to our Amended and Restated 2005 Plan may be authorized but unissued shares, shares held by our Company in treasury, or shares which have been reacquired by our Company including shares which have been bought in the market for the purposes of our Amended and Restated 2005 Plan. The fair market value of the common stock on a given date will be the last reported sales price as reported by the NYSE for our common stock on such date or, if no such sale takes place on such day, the average of the closing bid and asked prices for that day, or, if no such closing prices are available, the last reported sales price so reported on the last business day before the date in question. There are no fees, commissions or other charges applicable to a purchase of our common stock under our Amended and Restated 2005 Plan.

Awards

Stock Options. Our Compensation Committee may grant Options to Eligible Persons including (i) Incentive Options (only to employees of the Company or its subsidiaries) which comply with Section 422 of the Code and (ii) Nonstatutory Options. The exercise price of each Option granted under our Amended and Restated 2005 Plan will be stated in the Option agreement and may vary; however, such exercise price may not be less than 100% of the fair market value per share as of the date of grant. Options may be exercised as our Compensation Committee determines, but not later than ten years from the date of grant. Any Incentive Option which fails to comply with Section 422 of the Code for any reason will result in the reclassification as a Nonstatutory Option which will be exercisable as such. Our Compensation Committee will determine the methods and form of payment for the exercise price of an Option (including, in the discretion of our Compensation Committee, payment in our common stock, other Awards or other property) and the methods and forms in which common stock will be delivered to a Participant.

SARs. SARs may be awarded in connection with or separate from an Option. A SAR is the right to receive an amount equal to the excess of the fair market value of one share of our common stock on the date of exercise or settlement over the grant price of the SAR as determined by our Compensation Committee which may not be less than 100% of the fair market value per share as of the date of grant. SARs awarded in connection with an Option will entitle the holder, upon exercise or settlement, to surrender the related Option or portion thereof relating to the number of shares for which the SAR is exercised or settled. The surrendered Option or portion thereof will then cease to be exercisable. A SAR related to an Option is exercisable or transferable only to the extent that the related Option is exercisable or transferable. SARs granted independently of an Option will be exercisable or settled as our Compensation Committee determines. The term of an SAR will be for a period determined by our Compensation Committee but will not exceed ten years. SARs may be paid in cash, stock or a combination of cash and stock, as our Compensation Committee provides in the Award agreement governing the SAR. SARs are the only form of award granted to date by our Compensation Committee under the Amended and Restated 2005 Plan.

Restricted Stock Awards. A Restricted Stock Award is a grant of shares of our common stock subject to a risk of forfeiture, restrictions on transferability, and any other restrictions imposed by our Compensation Committee in its discretion. Restrictions may lapse at such times and under such circumstances as determined by our Compensation Committee. The restriction period for a Restricted Stock Award may not be less than three years unless based on the achievement of performance criteria established by our Compensation Committee, in which case the restriction period may not be less than one year. Our Compensation Committee can waive the restriction period in the event of a participant’s death, disability or retirement or a change in control. Except as otherwise provided under the terms of our Amended and Restated 2005 Plan or an Award agreement, the holder of a Restricted Stock Award may have rights as a stockholder, including the right to vote the common stock subject to the Restricted Stock Award or to receive dividends on the common stock subject to the Restricted Stock Award (subject to any mandatory reinvestment or other requirements imposed by our Compensation Committee) during the restriction period. Unless otherwise waived by our Compensation Committee, a Restricted Stock Award which is subject to forfeiture restrictions will be forfeited and reacquired by the Company upon termination of employment. As a condition of a Restricted Stock Award grant, our Compensation Committee may require or permit a Participant to elect that any cash dividends paid on a share of common stock subject to a Restricted Stock Award be automatically reinvested in additional Restricted Stock Awards or applied to the purchase of additional Awards under our Amended and Restated 2005 Plan, if such arrangements are in place. Unless otherwise determined by our Compensation Committee, common stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, will be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock Award with respect to which such common stock or other property has been distributed.

Phantom Stock Rights. Phantom Stock Rights are rights to receive our common stock, cash, or a combination of both at the end of a specified period. Our Compensation Committee may subject Phantom Stock Rights to restrictions (which may include a risk of forfeiture) to be specified in the Award agreement which may lapse at such times determined by our Compensation Committee. Phantom Stock Rights may be satisfied by delivery of our common stock, cash equal to the fair market value of the specified number of shares of our common stock covered by the Phantom Stock Rights, or any combination thereof determined by our Compensation Committee at the date of grant or thereafter. Except as otherwise provided by our Compensation Committee in the Award agreement or otherwise, Phantom Stock Rights subject to forfeiture restrictions may be forfeited upon termination of a Participant’s employment before the end of the specified period. Dividend equivalents on the specified number of shares of our common stock covered by Phantom Stock Rights will be either (i) paid with respect to such Phantom Stock Rights on the dividend payment date in cash or in shares of unrestricted common stock having a fair market value equal to the amount of such dividends, or (ii) automatically deemed reinvested in additional Phantom Stock Rights, other Awards, or other investment vehicles permitted by our Compensation Committee and elected by the Participant, unless otherwise determined by our Compensation Committee on the date of grant.

Bonus Stock and Awards in Lieu of Company Obligations. Our Compensation Committee is authorized to grant common stock as a bonus, or to grant common stock or other Awards in lieu of obligations to pay cash or deliver other property under our Amended and Restated 2005 Plan or under other plans or compensatory arrangements, subject to any applicable provision under Section 16 of the Exchange Act. Our Compensation Committee will determine any terms and conditions applicable to grants of our common stock or other Awards, including performance criteria associated with an Award. Any grant of our common stock to an officer or employee of our Company or a subsidiary in lieu of salary or other cash compensation will be reasonable, as determined by our Compensation Committee. The Amended and Restated 2005 Plan limits the aggregate number of shares of our common stock that can be granted as bonus and other stock-based awards to 10% of the aggregate number of shares authorized under the Amended and Restated 2005 Plan (1,080,638 shares if the First Amendment is approved).

Dividend Equivalents. Dividend equivalents may be granted entitling a Participant to receive cash, common stock, other Awards, or other property equal in value to dividends paid with respect to a specified number of shares of our common stock, or other periodic payments at the discretion of our Compensation Committee. Dividend equivalents may be awarded on a free-standing basis or in connection with another Award. Our Compensation Committee may provide that dividend equivalents will be payable or distributed when accrued or that they will be deemed reinvested in additional common stock, Awards, or other investment vehicles. Our Compensation Committee will specify any restrictions on transferability and risks of forfeiture that are imposed upon dividend equivalents.

Other Stock-Based Awards. Participants may be granted, subject to applicable legal limitations and the terms of our Amended and Restated 2005 Plan and its purposes, other Awards related to our common stock (in terms of being valued, denominated, paid or otherwise defined by reference to our common stock). Such Awards may include, but are not limited to, convertible or exchangeable debt securities, other rights convertible or exchangeable into our common stock, purchase rights for our common stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by our Compensation Committee, Awards valued with reference to the book value of our common stock or the value of securities of or the performance of specified subsidiaries. Our Compensation Committee will determine terms and conditions of all such Awards, including without limitation, method of delivery, consideration to be paid, the timing and methods of payment, and any performance criteria associated with an Award. Cash awards may be granted as an element of or a supplement to any Awards permitted under our Amended and Restated 2005 Plan. The Amended and Restated 2005 Plan limits the aggregate number of shares of our common stock that can be granted as bonus and other stock-based awards to 10% of the aggregate number of shares authorized under the Amended and Restated 2005 Plan (1,080,638 shares if the First Amendment is approved).

Performance Awards. Our Compensation Committee may designate that certain Awards granted under our Amended and Restated 2005 Plan constitute “performance” Awards or grant separate cash bonus Annual Incentive Awards as performance Awards. A performance Award is any Award the grant, exercise or settlement of which is subject to one or more performance standards. Additionally, performance Award also means an Annual Incentive Award granted to the chief executive officer or any other person designated by our Compensation Committee, at the time of grant of the performance Award, as likely to be one of the next four highest paid officers of the Company (a “Covered Employee”). One or more of the following business criteria for the Company on a consolidated basis and/or for specified subsidiaries or business or geographical units of our Company (except with respect to the total shareholder return and earnings per share criteria) shall be used by our Compensation Committee: (i) earnings per share; (ii) increase in revenues; (iii) increase in cash flow; (iv) increase in cash flow return; (v) return on net assets, return on assets, return on investment, return on capital, or return on equity; (vi) economic value added; (vii) operating margin or contribution margin; (viii) net income; net income per share; pretax earnings; pretax earnings before interest, depreciation and amortization and exploration expense; pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; or operating income; (ix) total stockholder return; (x) debt reduction; (xi) finding and development costs; (xii) production growth; or production growth per share; (xiii) cash flow; or cash flow per share; (xiv) reserve replacement or reserves per share growth, and (xv) any of the preceding goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by our Compensation Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies.

Other Provisions

Tax Withholding. At the discretion of our Compensation Committee and subject to conditions that our Compensation Committee may impose and applicable regulations, a Participant’s tax withholding with respect to an Award may be satisfied by withholding from any payment related to an Award or by the withholding of shares of our common stock issuable pursuant to the Award based on the fair market value of the shares.

Merger or Recapitalization. If any change is made to our capitalization, such as a stock split, stock combination, stock dividend, exchange of shares or other recapitalization, merger or otherwise, which results in an increase or decrease in the number of outstanding shares of our common stock, appropriate adjustments will be made by our Compensation Committee in the shares subject to an Award under our Amended and Restated 2005 Plan.

Change in Control. Upon a change in control (as such term is defined in our Amended and Restated 2005 Plan) our Compensation Committee may, in its discretion, effect one or more of the following alternatives with respect to Options (which may vary both among different holders and different Options held by the same holder): (i) accelerate the exercisability of the Options to be exercised before a specified date, after which unexercised

Options will terminate; (ii) require the mandatory surrender to and repurchase by us of all outstanding Options; (iii) provide that the number and class of shares of our common stock covered by an Award theretofore granted be adjusted so that such Award will thereafter cover the number and class of shares of our common stock or other securities or property (including, without limitation, cash) to which the holder would have been entitled pursuant to the terms of the transaction if the holder had held the shares of our common stock subject to the Award; or (iv) make such adjustments to the Options deemed appropriate by our Compensation Committee (including no adjustment). Our Compensation Committee will make such changes as it deems appropriate in the number and price of shares of our common stock or other consideration subject to other Awards. Also, our Compensation Committee may, in its discretion, fully vest and cause all restrictions to lapse applicable to any Restricted Stock Award. Any such action may vary both among different Restricted Stock Award holders and different Restricted Stock Awards held by the same holder. Our change in control plans provide for the accelerated vesting of Awards upon a change in control.

Amendment. Without stockholder approval, our Board of Directors may at any time and from time to time with respect to any shares which, at the time, are not subject to Awards, suspend, discontinue, revise, or amend our Amended and Restated 2005 Plan in any respect whatsoever, and may amend any provision of our Amended and Restated 2005 Plan or any Award agreement to make our Amended and Restated 2005 Plan or the Award agreement, or both, comply with Section 16(b) of the Exchange Act and the exemptions therefrom, the Code, ERISA, or any other law, rule or regulation that may affect our Amended and Restated 2005 Plan. Such amendments are subject to stockholder approval to the extent such approval is required by any state or federal law and regulation or the rules of the NYSE. Our Board of Directors may also amend, modify, suspend or terminate our Amended and Restated 2005 Plan for the purpose of meeting or addressing any changes in other legal requirements applicable to the Company or our Amended and Restated 2005 Plan or for any other purpose permitted by law. Our Amended and Restated 2005 Plan may not be amended without stockholder approval to increase the aggregate number of shares of our common stock that may be issued under our Amended and Restated 2005 Plan. Except as provided above, no amendment, modification, suspension or termination of our Amended and Restated 2005 Plan may alter or impair Awards previously granted under our Amended and Restated 2005 Plan without the consent of the affected Participant. Further, no Award may be altered or amended, and no exchange of Awards may be affected that, in either case, would constitute the repricing of Options for the purposes of the rules of the NYSE. Our Amended and Restated 2005 Plan also provides that no Options may be granted with reload features.

Transferability of Awards. In accordance with rules prescribed by our Compensation Committee, our Compensation Committee may permit a person to transfer in the form of a gift, Nonstatutory Options, SARs, Phantom Stock Rights, or Restricted Stock Awards (if such Restricted Stock Award does not require the transfer of consideration by the Participant or the holder other than usual and customary service) (i) to a child (including a step or in-law relationship), grandchild, parent (including a step or in-law relationship), grandparent, spouse, former spouse, sibling (including an in-law), niece, or nephew, including adoptive relationships in any case, and any person sharing the household of a holder of such Award (“Immediate Family Members”), (ii) to a trust in which one or more Immediate Family Members have more than 50% of the beneficial interest, (iii) to a foundation in which one or more Immediate Family Members controls the management of assets (iv) to another entity in which Immediate Family Members are the only partners or (v) pursuant to a qualified domestic relations order. A SAR granted in tandem with a Nonstatutory Option will not be transferable other than in connection with the transfer of the Nonstatutory Option to which the SAR relates. Other than as described above, Awards will not be transferable other than by will or the laws of descent and distribution.

Following the transfer of any Award described above, such Awards will remain subject to the same terms and conditions as were applicable to such Awards immediately before transfer, provided that the transferee will be substituted for the transferor to the extent appropriate to enable the transferee to exercise the transferred Awards. When transferred Awards are exercised by a transferee, the common stock received as a result of the exercise may be subject to the one year holding period and other limitations on resale prescribed by Rule 144 promulgated under the Securities Act of 1933. In addition, Awards transferred by a Participant subject to the reporting requirements of Section 16(a) of the Exchange Act to Immediate Family Members in the same household as the transferor will continue to be reportable by the transferor as indirectly owned by the transferor.

Any holder of an Award desiring to transfer such Award to an Immediate Family Member must make an application for transfer and comply with such other requirements our Compensation Committee may require. To the extent regulations promulgated under the Exchange Act permit Awards to be transferred in circumstances other than as described above, our Compensation Committee may, but will not be obligated to, amend our Amended and Restated 2005 Plan to permit transfers as permitted by such regulations.

Federal Tax Consequences

The following discussion is for general information only and is intended to summarize briefly the U.S. federal tax consequences to Participants arising from participation in our Amended and Restated 2005 Plan. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of a Participant in our Amended and Restated 2005 Plan may vary depending on his particular situation and may, therefore, be subject to special rules not discussed below. Phantom Stock and certain other awards that may be granted pursuant to our Amended and Restated 2005 Plan could be subject to additional taxes unless they are designed to comply with certain restrictions set forth in Section 409A of the Code and guidance promulgated thereunder. We do not currently intend to grant such awards under our Amended and Restated 2005 Plan, but, in the future if we do grant such awards, such awards will be designed to comply with those restrictions and to avoid the additional taxes imposed by Section 409A of the Code. No attempt has been made to discuss any potential foreign, state, or local tax consequences.

Nonstatutory Options; SARs; Incentive Options. Participants will not realize taxable income upon the grant of a Nonstatutory Option or SAR. Upon the exercise of a Nonstatutory Option or SAR, a Participant will recognize ordinary compensation income (subject to withholding by us) in an amount equal to the excess of (i) the amount of cash and the fair market value of the common stock received, over (ii) the exercise price (if any) paid. A Participant will generally have a tax basis in any shares of common stock received pursuant to the exercise of SAR, or pursuant to the cash exercise of a Nonstatutory Option, that equals the fair market value of such shares on the date of exercise. Subject to the discussion below under the caption “Tax Code Limitations on Deductibility,” we will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules.

Participants eligible to receive an Incentive Option will not realize taxable income on the grant of an Incentive Option. In accordance with Section 422 of the Code, upon the exercise of an Incentive Option, a Participant will not recognize taxable income, although the excess of the fair market value of the shares of our common stock received upon exercise of the Incentive Option (“ISO Stock”) over the exercise price will increase the alternative minimum taxable income of the Participant, which may cause such Participant to incur alternative minimum tax.

Upon the disposition of ISO Stock that has been held for the requisite holding period (at least two years from the date of grant and one year from the date of exercise of the Incentive Option), a Participant will recognize capital gain (or loss) equal to the excess (or shortfall) of the amount received in the disposition over the exercise price paid by the Participant for the ISO Stock. However, if a Participant disposes of ISO Stock that has not been held for the requisite holding period (a “Disqualifying Disposition”), the Participant will recognize ordinary compensation income in the year of the Disqualifying Disposition in an amount equal to the amount by which the fair market value of the ISO Stock at the time of exercise of the Incentive Option (or, if less, the amount realized in the case of an arm’s length disposition to an unrelated party) exceeds the exercise price paid by the Participant for such ISO Stock. A Participant would also recognize capital gain to the extent (if any) the amount realized in the Disqualifying Disposition exceeds the fair market value of the ISO Stock on the exercise date. If the exercise price paid for the ISO Stock exceeds the amount realized (in the case of an arm’s-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.

We will not be entitled to any federal income tax deduction upon the grant or exercise of an Incentive Option, unless a Participant makes a Disqualifying Disposition of the ISO Stock. If a Participant makes a Disqualifying Disposition, we will then, subject to the discussion below under the caption “Tax Code Limitations on Deductibility,” be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by a Participant under the rules described in the preceding paragraph.

Under current rulings, if a Participant transfers previously held shares of our common stock (other than ISO Stock that has not been held for the requisite holding period) in satisfaction of part or all of the exercise price of a Nonstatutory Option or Incentive Option, no additional gain will be recognized on the transfer of such previously held shares in satisfaction of the Nonstatutory Option or Incentive Option exercise price (although a Participant would still recognize ordinary compensation income upon exercise of a Nonstatutory Option in the manner described above). Moreover, that number of shares of our common stock received upon exercise which equals the number of shares of previously held common stock surrendered in satisfaction of the Nonstatutory Option or Incentive Option exercise price will have a tax basis that equals, and a capital gains holding period that includes, the tax basis and capital gains holding period of the previously held shares of common stock surrendered in satisfaction of the Nonstatutory Option or Incentive Option exercise price. Any additional shares of our common stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the Participant, plus the amount of compensation income recognized by the Participant under the rules described above.

Our Amended and Restated 2005 Plan allows our Compensation Committee to permit the transfer of Awards in limited circumstances (please see the discussion above under the caption “Other Provisions Transferability of Awards”). For income and gift tax purposes, certain transfers of Nonstatutory Options and SARs generally should be treated as completed gifts, subject to gift taxation.

The Internal Revenue Service (the “IRS”) has not provided formal guidance on the income tax consequences of a transfer of Nonstatutory Options or SARs. However, the IRS informally has indicated that after a transfer of stock options, the transferor will recognize income, which will be subject to withholding, and FICA/FUTA taxes will be collectible at the time the transferee exercises the stock options.

In addition, if the Participant transfers a vested Nonstatutory Option to another person and retains no interest in or power over it, the transfer is treated as a completed gift. The amount of the transferor’s gift (or generation-skipping transfer, if the gift is to a grandchild or later generation) equals the value of the Nonstatutory Option at the time of the gift. The value of the Nonstatutory Option may be affected by several factors, including the difference between the exercise price and the fair market value of the stock, the potential for future appreciation or depreciation of the stock, the time period of the Nonstatutory Option and the illiquidity of the Nonstatutory Option. The transferor will be subject to a federal gift tax, which will be limited by (i) the annual exclusion of $13,000 per donee, (ii) the transferor’s lifetime unified credit, if any, or (iii) the marital or charitable deductions. The gifted Nonstatutory Option will not be included in the Participant’s gross estate for purposes of the federal estate tax or the generation-skipping transfer tax.

This favorable tax treatment for vested Nonstatutory Options has not been extended to unvested Nonstatutory Options. Whether such consequences apply to unvested Nonstatutory Options is uncertain and the gift tax implications of such a transfer are a risk the transferor will bear upon such a disposition. The IRS has not specifically addressed the tax consequences of a transfer of SARs.

Phantom Stock Rights; Restricted Stock Awards; Cash Awards. A Participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time the cash is otherwise made available for the Participant to draw upon. A Participant will not have taxable income at the time of grant of a stock Award in the form of Phantom Stock Rights denominated in our common stock, but rather, will generally recognize ordinary compensation income at the time he receives common stock in satisfaction of the Phantom Stock Rights in an amount equal to the fair market value of the common stock received. In general, a Participant will recognize ordinary compensation income as a result of the receipt of our common stock pursuant to a Restricted Stock Award or Bonus Stock Award in an amount equal to the fair market value of the common stock when such stock is received; provided, however, that if the common stock is not transferable and is subject to a substantial risk of forfeiture when received, a Participant will recognize ordinary compensation income in an amount equal to the fair market value of the common stock (i) when the common stock first becomes transferable or is no longer subject to a substantial risk of forfeiture in cases where a Participant does not make a valid election under Section 83(b) of the Code or (ii) when the common stock is received in cases where a Participant makes a valid election under Section 83(b) of the Code.

A Participant will be subject to withholding for federal, and generally for state and local, income taxes at the time he recognizes income under the rules described above with respect to common stock or cash received. Dividends that are received by a Participant before the time that the common stock is taxed to the Participant under the rules described in the preceding paragraph are taxed as additional compensation, not as dividend income. The tax basis in the common stock received by a Participant will equal the amount recognized by him as compensation income under the rules described in the preceding paragraph, and the Participant’s capital gains holding period in those shares will commence at the time such compensation income is recognized.

Subject to the discussion immediately below, we will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules.

Tax Code Limitations on Deductibility. In order for the amounts described above to be deductible by us, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

Our ability to obtain a deduction for future payments under our Amended and Restated 2005 Plan could also be limited by the golden parachute payment rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.

Finally, our ability to obtain a deduction for amounts paid under our Amended and Restated 2005 Plan could be limited by Section 162(m) of the Code, which limits the deductibility, for federal income tax purposes, of compensation paid to certain executive officers of a publicly traded corporation to $1,000,000 with respect to any such officer during any taxable year of the corporation. However, an exception applies to this limitation in the case of certain performance-based compensation. To exempt performance-based compensation from the $1,000,000 deductibility limitation, an Option or SAR must have an exercise price of not less than fair market value at the time of grant and the grant or vesting of an Award (other than an Option or SAR) must be based on the satisfaction of one or more performance goals as selected by our Compensation Committee. Further, performance-based Awards intended to comply with Section 162(m) of the Code may not be granted in a given period if such performance-based Awards will result in compensation for a Participant in a given period which exceeds a specified limitation. A Participant who receives an Award or Awards intended to satisfy the performance-based exception to the $1,000,000 deductibility limitation may not receive stock-based Awards relating to more than 450,000 shares of our common stock or other performance-based Awards, the value of which are not based on the value of shares of our common stock, equal to more than $2,500,000 in any fiscal year. Although our Amended and Restated 2005 Plan has been drafted to satisfy the requirements for the performance-based compensation exception, we may determine that it is in its best interests not to satisfy the requirements for the exception. Our Amended and Restated 2005 Plan as approved does not provide for the grant of stock-based Awards to Covered Employees that constitute performance-based compensation for purposes of Section 162(m) of the Code except as to the 4,825,000 shares specifically approved by the stockholders for such purpose. The additional 850,000 shares proposed to be authorized under this Proposal 2 would also be added to such remaining amount of shares that could be awarded to Covered Employees that would constitute performance-based compensation for purposes of Section 162(m) of the Code (please see the discussion above under the caption “Awards – Performance Awards”).

Benefits Under our Amended and Restated 2005 Plan

The Awards, if any, that will be granted to eligible persons under our Amended and Restated 2005 Plan are subject to the discretion of our Compensation Committee and, therefore, are not determinable at this time.

Required Vote and Recommendation

The affirmative vote of a majority of the shares of our common stock represented at the meeting in person or by proxy and entitled to vote on the proposal at the meeting is required to approve the First Amendment to our Amended and Restated 2005 Plan. Uninstructed shares are not entitled to vote on this proposal, therefore broker non-votes will not affect the outcome of this proposal. Abstentions have the effect of negative votes on this proposal.

Our Board of Directors recommends that you vote FOR the approval of the adoption of the First Amendment to the Range Resources Corporation 2005 Equity-Based Compensation Plan.

PROPOSAL 3 – RATIFICATION OF THE APPOINTMENT OF

THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee of our Board of Directors has appointed Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated financial statements as of and for the fiscal year ending December 31, 2010 and our internal controls over financial reporting and our Board of Directors has ratified that selection. During fiscal years 2004 to 2009 Ernst & Young LLP served as our independent registered public accounting firm and also provided certain tax and other services. Representatives of Ernst & Young LLP are expected to be present at the 2010 Annual Meeting and will have the opportunity to make statements if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

Required Vote and Recommendation

The affirmative vote of a majority of the shares of our common stock represented at the meeting in person or by proxy and entitled to vote on the proposal at the meeting is required for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010. Abstentions have the effect of negative votes on this proposal. If the appointment is not ratified, our Audit Committee will consider whether it should select another independent registered public accounting firm. Please see the discussion above under the captions “Votes Required” and “Broker Non-Votes and Abstentions” for further details on voting procedures.

Our Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2010 fiscal year.

GOVERNANCE OF THE COMPANY

We are committed to having sound corporate governance principles. We believe having and using such principles is essential to running our business efficiently and to maintaining our integrity in the marketplace. Our Corporate Governance Guidelines and Code of Business Conduct and Ethics are available under the Corporate Governance section of our website at http://www.rangeresources.com, and are available in printed form upon request by any stockholder.

Code of Business Conduct and Ethics

We have developed a Code of Business Conduct and Ethics, which is applicable to all of our directors, employees and consultants, including our principal executive officers and our principal financial officer. We intend to post amendments to and waivers, if any, from our code of ethics (to the extent applicable to our principal executive officers and directors) on our website at http://www.rangeresources.com under the section titled “Corporate Governance.” The latest change to our Code of Business Conduct and Ethics was posted March 30, 2009. The Code of Business Conduct and Ethics has been reviewed by our Board of Directors and our Governance and Nominating Committee in 2010. All of our directors acknowledge annually that they have reviewed and are in compliance with the Code of Business Conduct and Ethics.

Board Independence

Our Board of Directors has considered the issue of director independence and determined that, except for Mr. John Pinkerton, our Chairman and CEO, and Mr. Jeffrey L. Ventura, our President & Chief Operating Officer, none of the current directors standing for re-election, who are Messrs. Charles L. Blackburn, Anthony V. Dub, V. Richard Eales, James M. Funk, Allen Finkelson, Jonathan S. Linker and Kevin S. McCarthy, have a material relationship with our Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and each of these directors is independent within the meaning of our director independence standards. Our director independent standards are included in our Code of Business Conduct and Ethics, available under the Corporate Governance section of our website at http://www.rangersources.com. Our director independence standards reflect the independence standards specified by the NYSE, and SEC rules as currently in effect. Furthermore, our Board of Directors has determined that each of the current members of each of the committees, except Mr. Pinkerton who serves on the Dividend Committee, have no material relationship with us (directly or as a partner, stockholder or officer of an organization that has a relationship with us) and are “independent” within the meaning of our director independence standards. We have made no contributions to any charitable organization in which a director serves as an officer or director.

Board Structure and Committee Composition

As of the date of this Proxy Statement, our Board of Directors has nine directors and the following four committees: (1) Audit, (2) Compensation, (3) Dividend, and (4) Governance and Nominating. The membership during the last fiscal year and the function of each of the committees are described below. Each of the committees operates under a written charter adopted and approved by our Board of Directors. All of the committee charters are available under the Corporate Governance section of our website at http://www.rangeresources.com and are available in printed form upon request by any stockholder. During 2009, our Board of Directors held 8 meetings and acted 11 times by unanimous written consent. The independent directors met four times during 2009 without the employee directors. Each director attended all of the regularly scheduled Board of Directors meetings and all special meetings, with the exception of one special meeting called for a limited purpose and with short notice, at which time Mr. Eales was out of the country and without telephone access at the time of the meeting. Each director attended all meetings of the committees of which they are members. Directors are encouraged to attend the annual meeting of our stockholders. All directors attended the last annual meeting of our stockholders.

Name of Director	Audit	Compensation	Dividend	Governance and Nominating
Non-Employee Directors:
Charles L. Blackburn		Member	Chair
Anthony V. Dub	Chair
V. Richard Eales	Member
Allen Finkelson		Member		Member
James M. Funk		Member
Jonathan S. Linker	Member			Chair
Kevin S. McCarthy		Chair		Member

Employee Directors:
John H. Pinkerton			Member
Jeffrey L. Ventura

Number of meetings in 2009	6	6	0	2
Number of Unanimous Written Consents	0	7	4	3

During 2009, our Board of Directors appointed a special Pricing Committee in connection with one senior subordinated note offering. The Pricing Committee met once.

Currently, three directors serve on other boards. Mr. Funk serves on the board of Superior Energy Services, Inc. and Canadian Superior Energy, Inc. (which are not affiliated). Mr. Linker serves on the boards of three small private companies that are investments by the private equity funds he manages. Mr. McCarthy serves as chairman on the board of the three companies that he serves as President and CEO plus two private master limited partnerships in which his firm owns an interest. Our Governance and Nominating Committee reviews any requests from directors to serve on other public boards of directors and considers such service when considering candidates for the Board of Directors to determine that any time commitments associated with such proposed service would not interfere with our Board of Directors’ activities.

Chairmanship, Board Leadership and Lead Independent Director

For the past two years, the Company’s Chief Executive Officer, John Pinkerton, has been elected by the Board to serve as the Chairman of the Board. In accordance with the Company’s Corporate Governance Guidelines, so long as the Chairman of the Board is an officer of the Company, the Board annually elects a Lead Independent Director. For the past two years while Mr. Pinkerton has been elected Chairman, the Board has elected V. Richard Eales as the Lead Independent Director. The Company has not made a commitment to its Chief Executive Officer to elect him as Chairman and the Company has no contractual obligation to Mr. Pinkerton in the event he is not elected to serve as the Chairman of the Board nor would any such obligation accrue in the event Mr. Pinkerton were not elected Chairman in the future. While the Company acknowledges that having a shared Chief Executive Officer and Chairmanship can present an issue for some companies or some boards, the Company, the Governance and Nominating Committee and the Board do not believe there is any material corporate governance benefit to having an independent director serve as Chairman of the Board of the Company. Therefore, the Company has not mandated that the Chairman be an independent director in its Corporate Governance Guidelines. The Chairman of the Board of the Company does not have any enhanced rights as a director, but has the same voting authority as any other director and the role of Chairman is one which is principally that of presiding at Board meetings and taking the initiative on establishing the proposed agenda for Board meetings, which is a role senior management of the Company would play a significant part of regardless of which director serves as Chairman. Further, among the responsibilities of the Lead Independent Director is the responsibility to be directly involved in setting the agenda for Board meetings and the Company’s independent Board members regularly communicate with the Chairman directly with regard to their interest in having particular issues or topics addressed in a Board meeting. As a result, input from the independent members of the Board is consistently considered in developing the Board’s agenda whether or not a management director is elected as the Chairman. Additionally, the Board has established a Board calendar which includes a number of regular agenda items to insure that the Board spends an appropriate amount of time considering the key matters which are important to the growth and development of the Company at regular and established intervals. As a result of these various factors, the Company does not believe there is any corporate governance enhancement or benefit to the Company or its stockholders if it were to require that the Chairman be elected from the independent members of the Board. Accordingly, the Board may elect as Chairman any member of the Board. As described above, the Company’s Corporate Governance Guidelines insure that the independent Directors have a Lead Independent Director to chair executive sessions of the Board and to assist with interface between the Chairman and the independent directors when a management Director is elected Chairman. Additionally, as previously described, all of the directors of the Company regularly communicate with the Chairman and each other resulting in communication by and among the independent and management members of the Board to facilitate the appropriate functioning of the Board and its Committees.

Audit Committee

We have an Audit Committee established in accordance with Section 10A-3(b) of the Exchange Act. Our Audit Committee assists our Board of Directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of the internal audit function, risk assessment and risk management, and serves as the primary point of interaction between the Company and our independent registered public accounting firm. Among other things, our Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; annually reviews our Audit Committee charter and our Audit Committee’s performance; appoints, evaluates and determines the compensation of our independent registered public accounting firm; reviews and approves the scope of the annual audit, the audit fee and the financial statements; reviews our disclosure controls and procedures, internal audit function, and corporate policies with respect to financial information and earnings guidance; oversees any investigations into complaints concerning financial matters; and reviews any risks that may have a significant impact on our financial statements. Our Audit Committee works closely with management as well as our independent registered public accounting firm. Our Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding for, outside legal, accounting or other advisors as our Audit Committee deems necessary to carry out its duties.

All of the members of our Audit Committee are independent within the meaning of SEC regulations, the listing standards of the NYSE and our Corporate Governance Guidelines. Our Board of Directors has determined that each member of the Audit Committee has accounting and related financial management expertise within the meaning of the listing standards of the NYSE. Our Board of Directors has determined and designated Mr. V. Richard Eales as our audit committee financial expert as defined in the rules of the SEC. No member of our Audit Committee serves on the audit committee of any other public company. The report of our Audit Committee is included in this Proxy Statement. Our Audit Committee charter is available under Corporate Governance/Committees and Charters at our website at http://www.rangeresources.com and is available in printed form upon request by any stockholder.

Compensation Committee

Our Compensation Committee discharges our Board of Director’s responsibilities relating to compensation of our executives and directors; produces an annual report on executive compensation for inclusion in our proxy statement; provides general oversight of our compensation structure, including our equity compensation plans and benefits programs; reviews and provides guidance on our human resource programs; provides guidance on succession planning for our senior management; and retains and approves the terms of the retention of any compensation consultants and other compensation experts. Other specific duties and responsibilities of our Compensation Committee include: evaluating human resources and compensation strategies and overseeing our total incentive compensation program including considering the risks associated with such programs; reviewing and approving objectives relevant to executive officer compensation and evaluating performance and determining the compensation of executive officers in accordance with those objectives; approving and amending our incentive compensation and stock option programs (subject to stockholder approval, if required); recommending director compensation to our Board of Directors; monitoring director and executive stock ownership; and annually evaluating its performance and its charter.

All of the members of our Compensation Committee are independent within the meaning of the listing standards of the NYSE, SEC regulations and our Corporate Governance Guidelines. The report of our Compensation Committee is included in this Proxy Statement. Our Compensation Committee charter is available under Corporate Governance/Committees and Charters at our website at http://www.rangeresources.com and is available in printed form upon request by any stockholder.

Dividend Committee

The Dividend Committee is authorized to declare and set the record and payment dates of dividends in accordance with Board of Directors directives. The Dividend Committee charter is available under Corporate Governance/Committees and Charters at our website at http://www.rangeresources.com and is available in printed form upon request by any stockholder.

Governance and Nominating Committee

Our Governance and Nominating Committee identifies individuals qualified to become directors, consistent with criteria approved by our Board of Directors; oversees the organization of our Board of Directors to discharge our Board of Directors’ duties and responsibilities properly and efficiently; reviews when necessary any potential Related Person Transaction of our Company and identifies best practices and recommends corporate governance principles to our Board of Directors, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance. Other specific duties and responsibilities of our Governance and Nominating Committee include: annually assessing the size and composition of our Board of Directors including the diversity of the Board; developing membership qualifications for our Board committees; defining specific criteria for director independence; monitoring compliance with our Board of Directors and our Board committee membership criteria; annually reviewing and recommending directors for continued service; reviewing governance-related stockholder proposals and recommending our Board of Directors responses; and overseeing the evaluation of our Board of Directors and management.

All of the members of the Governance and Nominating Committee are independent within the meaning of the listing standards of the NYSE and our Corporate Governance Guidelines. Our Governance and Nominating Committee charter is available under Corporate Governance/Committees and Charters at our website at http://www.rangeresources.com and are available in printed form upon request by any stockholder.

Risk Oversight by the Board

As part of the function of the Board and the Audit, Compensation and Governance and Nominating Committees, the Directors of the Company regularly evaluate the risk of the Company and oversee such risk identification and evaluation. The Board regularly discusses the issues, both internally and externally, that could present risks in the success and growth of the Company including financial risks, operational risks, regulatory risks and other risks inherent in the operation of the Company and created or which could be created by external factors. The Audit Committee plays a central role in the Board’s oversight of risk, by evaluating the Company’s financial reporting, by supervising the internal audit function, interfacing with the independent auditor, regularly communicating with the Chief Financial Officer, monitoring the Company’s compliance programs, including the Company’s third party anonymous hotline for the notification of compliance concerns, supervising the investigation of any alleged financial fraud, monitoring the Company’s regular internal risk forums and the Company’s enterprise risk management program (the responsibility for which the Audit Committee shares with the Board). The Compensation Committee considers the possible risk implications of the Company’s various compensation programs and plans and monitors the elements of such compensation programs so that risk in the behavior of the employees of the Company, including its Senior Officers, is considered in such policies and programs. The Governance and Nominating Committee is responsible for the oversight of the Company’s governance processes and monitors those processes including the Company’s Code of Conduct and Business Ethics, compliance function, Board Committee Charters and Board annual evaluations to evaluate their effectiveness in avoiding the creation of risk to the Company and providing for proper and effective governance by the Board and Officers of the Company.

Review and Approval of Related Person Transactions

Our Governance and Nominating Committee Charter includes a policy regarding the review and approval of certain related person transactions. Our Governance and Nominating Committee is charged with reviewing transactions which would require disclosure under our filings under the Securities Act or the Exchange Act, and related rules, as a related person transaction, and making a recommendation to our Board of Directors regarding the initial authorization or ratification of any such transaction. If our Board of Directors considers ratification of a related person transaction and determines not to ratify the transaction, management is required to make all reasonable efforts to cancel or annul such transaction.

In determining whether or not to recommend the initial approval or ratification of a related person transaction, our Governance and Nominating Committee will consider all of the relevant facts and circumstances available to the Governance and Nominating Committee, including, if applicable, but not limited to: (i) whether there is an appropriate business justification for the transaction; (ii) the benefits that accrue to us as a result of the transaction; (iii) the terms available to unrelated third parties entering into similar transactions; (iv) the impact of the transaction on a director’s independence (in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer); (v) the availability of other sources for comparable products or services; (vi) whether it is a single transaction or a series of ongoing, related transactions and (vii) whether entering into the transaction would be consistent with our Code of Business Conduct and Ethics. No related person transaction in an amount exceeding $60,000 occurred during 2009.

Consideration of Stockholder Nominees for Director

The policy of our Governance and Nominating Committee is to consider properly submitted stockholder nominations for director candidates as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, our Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on our Board of Directors and to address the membership criteria set forth under “Director Qualifications” including diversity. Any stockholder nominations proposed for consideration by our Governance and Nominating Committee should include the nominee’s name and qualifications for Board of Directors membership and should be addressed to: Corporate Secretary, Range Resources Corporation, 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102.

Director Qualifications

Our Corporate Governance Guidelines contain Board of Directors membership criteria that apply to Governance and Nominating Committee-recommended nominees for positions on our Board of Directors. Under these criteria, members of our Board of Directors should have high professional and personal ethics and values. They should have broad experience in management, policy-making and/or finance. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all stockholders. Our Board of Directors prefers to have a sufficient number of directors who have specific experience within the oil and gas industry. Our Board has also recently adopted a policy with regard to the consideration of diversity in the selection of candidates for the Board of Directors and that policy has been included in the Governance and Nominating Committee’s charter.

Identifying and Evaluating Nominees for Directors, including Diversity Considerations

Our Governance and Nominating Committee uses a variety of avenues to identify and evaluate director nominees. Our Governance and Nominating Committee regularly assesses the appropriate size of our Board of Directors and whether any vacancies on our Board of Directors are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, our Governance and Nominating Committee considers various potential candidates for director. Candidates may come to the attention of our Governance and Nominating Committee through current Board members, stockholders or other persons. Candidates are evaluated at regular or special meetings of our Governance and Nominating Committee, and may be considered at any point during the year. As described above, our Governance and Nominating Committee considers properly submitted stockholder nominations for candidates for our Board of Directors. Following verification of the stockholder status of persons proposing candidates, recommendations are provided to and considered by our Governance and Nominating Committee at a regularly scheduled meeting, which is generally the first or second meeting before the issuance of the proxy statement for our annual meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to our Governance and Nominating Committee. Our Governance and Nominating Committee also reviews materials provided by other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, our Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on our Board of Directors and evaluates the experience, skills, abilities and qualifications or each candidate and considers the diversity of the current members of the Board. Our Governance and Nominating Committee does not currently expect to use a paid third-party in identifying potential directors but if it does, it is committed to having any such third party seek candidates from both traditional and non-traditional candidate pools, regardless of gender, ethnicity or national origin, as part of the Board’s commitment to consideration of diversity as described in the Company’s Corporate Governance Guidelines and the committee charter. The Governance and Nominating Committee will annually assess the effectiveness of the Company’s diversity policy in connection with the selection of individual candidates for election or re-election to the Board.

Executive Sessions

Executive sessions of non-management directors are generally held at each regularly scheduled quarterly Board meeting. The sessions are scheduled and chaired by Mr. Eales, the Lead Independent Director. Any non-management director can request that an executive session be scheduled. During 2009, four executive sessions were held by non-management directors.

Communications with our Board of Directors

Interested parties may communicate with the Lead Independent Director of our Board of Directors by submitting correspondence to the Corporate Secretary at Range Resources Corporation, 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102, Attention: Lead Independent Director. Any confidential matters may be submitted in a separately enclosed envelope marked “confidential.” Similarly, any correspondence to individual Board members or the Board as a whole can be submitted to the same address and such correspondence will be forwarded to the Board member(s) to whom the correspondence is addressed.

EXECUTIVE OFFICERS

Information regarding our executive officers as of March 31, 2010 is summarized below:

Name	Age	Held Office Since	Position
John H. Pinkerton	56	1990	Chairman and Chief Executive Officer
Jeffrey L. Ventura	52	2003	President and Chief Operating Officer
Roger S. Manny	52	2003	Executive Vice President & Chief Financial Officer
Alan W. Farquharson	52	2007	Senior Vice President – Reservoir Engineering
David P. Poole	48	2008	Senior Vice President – General Counsel & Corporate Secretary
Chad L. Stephens	54	1990	Senior Vice President – Corporate Development
Ray N. Walker, Jr.	52	2010	Senior Vice President – Marcellus Shale
Rodney L. Waller	60	1999	Senior Vice President and Assistant Secretary
Mark D. Whitley	58	2005	Senior Vice President – Southwest & Engineering Technology
Dori A. Ginn	52	2009	Vice President, Controller and Principal Accounting Officer

Officers are typically appointed annually to hold their respective offices by our Board of Directors at our Board meeting held in conjunction with the Annual Meeting of Stockholders in May of each year. Mr. Walker was first elected as Senior Vice President-Marcellus Shale in February 2010, having previously served as Vice President-Marcellus Shale. For Mr. Pinkerton’s and Mr. Ventura’s biographical information, see the section of this Proxy Statement entitled “Election of Directors – Information Concerning Nominees” above.

Roger S. Manny, Executive Vice President & Chief Financial Officer. Mr. Manny joined Range in 2003. Previously, Mr. Manny served as Executive Vice President and Chief Financial Officer of Matador Petroleum Corporation from 1998 until joining Range. Before 1998, Mr. Manny spent 18 years at Bank of America and its predecessors where he served as Senior Vice President in the energy group. Mr. Manny holds a Bachelor of Business Administration degree from the University of Houston and a Masters of Business Administration from Houston Baptist University.

Alan W. Farquharson, Senior Vice President – Reservoir Engineering, joined Range in 1998. Mr. Farquharson has held the positions of Manager and Vice President of Reservoir Engineering before being promoted to his senior position in February 2007. Previously, Mr. Farquharson held positions with Union Pacific Resources including Engineering Manager Business Development – International. Before that, Mr. Farquharson held various technical and managerial positions at Amoco and Hunt Oil. He holds a Bachelor of Science degree in Electrical Engineering from the Pennsylvania State University.

David P. Poole, Senior Vice President – General Counsel & Corporate Secretary, joined Range in June 2008. Mr. Poole has over 21 years of legal experience. From May 2004 until March 2008 he was with TXU Corp., serving last as Executive Vice President – Legal, and General Counsel. Prior to joining TXU, Mr. Poole spent 16 years with Hunton & Williams LLP and its predecessor, where he was a partner and last served as the Managing Partner of the Dallas office. Mr. Poole graduated from Texas Tech University with a B.S. in Petroleum Engineering and received a J.D. magna cum laude from Texas Tech University School of Law.

Chad L. Stephens, Senior Vice President – Corporate Development, joined Range in 1990. Before 2002, Mr. Stephens held the position of Senior Vice President – Southwest. Previously, Mr. Stephens was with Duer Wagner & Co., an independent oil and gas producer for approximately two years. Before that, Mr. Stephens was an independent oil operator in Midland, Texas for four years. From 1979 to 1984, Mr. Stephens was with Cities Service Company and HNG Oil Company. Mr. Stephens holds a Bachelor of Arts degree in Finance and Land Management from the University of Texas.

Ray N. Walker, Jr., Senior Vice President – Marcellus Shale, joined Range in 2006 and was elected to his current position in February 2010. Previously, Mr. Walker served as Vice President-Marcellus Shale where he led the development of the Company’s Marcellus Shale division. Mr. Walker is a Registered Petroleum Engineer with more than 34 years of oil and gas operations and management experience having previously been employed by Halliburton in various technical and management roles, Union Pacific Resources and several private companies in which Mr. Walker served as an officer. Mr. Walker has a Bachelor of Science degree in Agricultural Engineering from Texas A&M University.

Rodney L. Waller, Senior Vice President joined Range in 1999. Mr. Waller served as Corporate Secretary from 1999 until 2008. Previously, Mr. Waller was Senior Vice President of Snyder Oil Corporation. Before joining Snyder, Mr. Waller was with Arthur Andersen. Mr. Waller is a certified public accountant and petroleum land man. Mr. Waller received a Bachelor of Arts degree in Accounting, summa cum laude, from Harding University.

Mark D. Whitley, Senior Vice President – Southwest & Engineering Technology, joined Range in 2005. Previously, he served as Vice President – Operations with Quicksilver Resources for two years. Before joining Quicksilver, he served as Production/Operation Manager for Devon Energy, following the merger of Mitchell Energy with Devon. From 1982 to 2002, Mr. Whitley held a variety of technical and managerial roles with Mitchell Energy. Notably, he led the team of engineers at Mitchell Energy who applied new stimulation techniques to unlock the shale gas potential in the Barnett Shale formation in the Fort Worth Basin. Previous positions included serving as a production and reservoir engineer with Shell Oil. Mr. Whitley holds a Bachelor’s degree in Chemical Engineering from Worcester Polytechnic Institute and a Master’s degree in Chemical Engineering from the University of Kentucky.

Dori A. Ginn, Vice President, Controller and Principal Accounting Officer, joined Range in 2001. Ms. Ginn has held the positions of Financial Reporting Manager, Vice President and Controller before being elected to Principal Accounting Officer in September 2009. Prior to joining Range, she held various accounting positions with Doskocil Manufacturing Company and Texas Oil and Gas Corporation. Ms. Ginn received a Bachelor of Business Administration in Accounting degree from the University of Texas at Arlington. She is a certified public accountant.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of our Board of Directors oversees our compensation program. Our compensation program includes programs that are designed specifically for: (i) the Chairman and Chief Executive Officer (“CEO”), our principal executive officer, the Executive Vice President & Chief Financial Officer (“CFO”), our principal financial officer, and the three other executives named in the Summary Compensation Table (collectively, the “Named Executive Officers”) along with our four other senior vice presidents (collectively with the Named Executive Officers, the “Senior Executives”); (ii) our officers of the Company and its subsidiaries, other than our Senior Executives (the “Other Corporate Officers”); (iii) key professional employees who have annual salaries of $125,000 or more, other than our Senior Executives and Other Corporate Officers (“Key Professional Employees”) and (iv) all of our remaining full-time employees. Our executive compensation program is designed primarily to incentivize our Senior Executives to consistently build stockholder value. The following Compensation Discussion and Analysis explains how the Compensation Committee has structured our executive compensation program to achieve this objective.

Although this Compensation Discussion and Analysis specifically addresses our compensation program for our Senior Executives and, in particular, the Named Executive Officers, we are focused on the compensation of all of our employees and structuring all of our compensation programs to increase stockholder value.

Objectives of Our Executive Compensation Program

The energy sector has a shortage of experienced professionals who have a demonstrated ability to find oil and natural gas on a cost effective basis. Our strategy is to emphasize the creation of long-term development projects from the ground up. To do this consistently, we need an outstanding group of talented individuals working together as a team to find and develop oil and gas reserves at attractive costs. We believe that if we accomplish this goal, we will consistently build stockholder value. Therefore, we focus on maintaining competitive compensation arrangements for all of our employees and creating a work environment that challenges and develops each individual to produce even greater achievements resulting in economic reward for the individual, the Company and its stockholders. We have always believed that we should align the interests of our employees with the interests of our stockholders. Therefore, since 1989, we have granted long-term equity incentive awards to virtually all of our full-time employees each year. We believe that, as a result, our employees are more focused on how each of them contributes to our goal of finding and producing oil and gas at top quartile performance levels. Over time, the form and structure of our long-term equity incentive awards have changed from stock options to stock awards and stock appreciation rights, but we continue to believe the same types of long-term equity incentive awards that are granted to our Senior Executives should also be awarded to all Other Corporate Officers and Key Professional Employees. For the same reason, virtually all other full-time employees of Range and its subsidiaries are also granted stock appreciation rights.

Our compensation is intended to achieve three objectives: attraction and retention of experienced professionals and alignment of our employees’ interests with the interests of our stockholders. Each element of our executive compensation program is intended to further at least one of these three objectives. In most instances we have overlapping reasons for our compensation polices and decisions. For example, our policy of maintaining base salaries at competitive levels relative to those paid by a group of comparable companies in the oil and gas exploration and production sector serves to both attract and retain our Senior Executives. The group of companies used for such comparisons is selected by the Compensation Committee in the first quarter of each calendar year and is referred to as the “Peer Group.” Similarly, our policy of granting long-term equity incentive awards to nearly all full-time employees serves not only to align the interests of each employee with the interests of our stockholders, but also serves to attract and retain employees who desire to share in our success and the benefits of long-term equity compensation. The Committee is mindful of the necessity to align compensation policies with Company objectives and stockholder value and has consistently considered the possibility of misalignment when evaluating compensation policies, programs and decisions. As a result, the Committee and the Company do not believe that the Company’s compensation policies or practices are reasonably likely to have a material adverse effect on the Company. In particular, the Committee believes the criteria used by the Committee with regard to executive officer bonuses provide a significant mitigant against encouraging excessive risk acceptance in key management decisions. Specifically, the use of finding and development cost as a factor results in increased bonus opportunities for driving a low cost structure and is a significant risk mitigant in a commodity industry such as the Company’s where the price of the commodity can vary significantly because long term success of commodity companies is much more likely with a low breakeven cost structure; reserve and production growth per share, another of the key executive bonus criteria, encourages prudent, measured, and thoughtful growth through the drillbit and acquisitions; debt adjusting the growth metrics as is the Committee’s practice prevents rewarding risk taking through highly leveraged transactions and expansions; EBITDAX tied to the business plan encourages risk mitigation through hedging and continuous cost control. Other policies and practices utilized by the Company to mitigate risk in compensation include not using pay and bonus that could encourage cost centers to take risk to become profit centers, therefore activities such as treasury investing and hedging outcomes are not separately financially rewarded.

The Compensation Committee strongly believes that in order to achieve our compensation objectives it is important to review and compare our performance with that of the Peer Group companies. Ultimately, the total compensation for each of our Senior Executives is determined based on our performance as compared to the performance of the Peer Group for each corresponding comparable Senior Executive position. The difference in the cash compensation paid to each Senior Executive (including compensation we consider the equivalent of cash compensation described in this Compensation Discussion and Analysis) and the total compensation for each Senior Executive based on our performance as determined by the Compensation Committee is paid in long-term equity awards. Please see the discussion below under the captions “Components of Executive Compensation” and “Allocation Among Types of Compensation.”

Setting Executive Compensation

The Role of the Compensation Committee

The Compensation Committee oversees our compensation benefit plans and policies, administers our stock plans (including reviewing and approving equity grants to all officers of the Company and its subsidiaries) and reviews and approves all compensation decisions relating to our Senior Executives and Other Corporate Officers. The Compensation Committee is empowered by the Board of Directors and by the Compensation Committee’s Charter to make all the decisions regarding compensation for all of our employees without ratification or other action by the Board of Directors.

Consistent with applicable New York Stock Exchange (“NYSE”), Internal Revenue Code of 1986, as amended (the “Code”), and Securities and Exchange Commission (“SEC”) regulations, the Compensation Committee is composed of four “independent,” non-management members of the Board of Directors. The Governance and Nominating Committee recommended the appointment of these directors after determining that they had the required knowledge and skills to accomplish the scope of responsibilities set out in the Compensation Committee’s Charter.

The Compensation Committee has the authority to secure services for executive compensation matters, legal advice, or other expert services, both from within and outside the Company. In his role as Chairman of the Compensation Committee, Mr. Kevin McCarthy sets the Compensation Committee’s meeting agendas, meeting times and calendar. Mr. McCarthy generally coordinates with our CEO and the CFO so that all appropriate compensation matters are included on the agendas for Compensation Committee meetings. In addition, the Compensation Committee members communicate frequently with each other concerning compensation matters outside of the regularly scheduled Compensation Committee meetings. The Compensation Committee has not delegated any authority to act on behalf of the Compensation Committee to any other committee of the Board of Directors or to any member of our management.

The Role of Executive Officers

Each year, our CEO submits recommendations to the Compensation Committee for adjustments to the salary, bonuses and long-term equity incentive awards payable to all employees, including himself. As Senior Executives, Other Corporate Officers and Key Professional Employees are hired and promoted during the year, our CEO makes recommendations to the Compensation Committee for long-term equity incentive award grants during interim periods for newly hired or promoted employees. Our CEO also works closely with the Compensation Committee in negotiating compensation arrangements for potential Senior Executives to ensure that our compensation arrangements are consistent with our existing compensation strategies and philosophy and are approved by the Compensation Committee. The Compensation Committee considers the recommendations of our CEO as one factor, in addition to the other factors described in this Compensation Discussion and Analysis, in setting our Senior Executive and other employee compensation. At the request of the Compensation Committee, our CEO, our President and Chief Operating Officer and our CFO attend certain meetings and work sessions of the Compensation Committee. The Compensation Committee also individually reviews and approves all compensation granted to our Senior Executives and Other Corporate Officers. There are currently nine Senior Executives and 24 Other Corporate Officers.

The Role of Compensation Consultants

Since September 2006, the Compensation Committee has engaged Alvarez & Marsal Taxand, LLC (“Alvarez & Marsal”) as its independent compensation consultant. The Compensation Committee directs, and works extensively with, Alvarez & Marsal to determine how Peer Group executive officer compensation data should be quantified and valued in comparison with our compensation arrangements. These comparisons include valuing Peer Group equity awards with different vesting and expiration terms than the awards we grant to our employees.

Before its engagement by the Compensation Committee, the Company previously used Alvarez & Marsal to advise us on certain matters associated with the acquisition of Stroud Energy, Inc. in 2006. Since the Compensation Committee retained Alvarez & Marsal, the Company has not engaged, and will not engage, Alvarez & Marsal to advise us on any matters other than those issues authorized by the Compensation Committee. In 2009, the Company paid Alvarez & Marsal a total of $254,732.00 for work and consulting services related to executive and director compensation. The Company did not engage Alvarez & Marsal to provide any other services to the Company in 2009 nor has it done so in 2010 as of the date of this Proxy.

At the instruction of the Compensation Committee, the independent compensation consultant works primarily with our CFO and Director of Finance to gather the Peer Group data necessary to create a meaningful comparison with our data. Any contact between our Senior Executives and the independent compensation consultant must be approved by the Compensation Committee.

Use of Tally Sheets

The Compensation Committee reviewed a summary report or “tally sheet” prepared by Alvarez & Marsal for each Senior Executive. This includes each Senior Executive’s salary, performance based annual cash incentive award, long-term equity incentive awards, retirement and other benefits, perquisites and other compensation.

The tally sheets reflect the annual compensation for each Senior Executive, as well as the potential payments under selected performance scenarios, termination of employment and change in control scenarios. In valuing termination and change in control payments, we calculate the total payments under each of the potential termination or change in control scenarios that are contemplated under the Range Resources Corporation Executive Change in Control Severance Benefit Plan. The purpose of the tally sheets is to bring together all of the elements of actual and potential future compensation of our Senior Executives so that the Compensation Committee can analyze both the individual elements of compensation (including the compensation components) as well as the aggregate total amount of actual and potential future compensation.

The Compensation Committee reviewed the tally sheets for 2008 compensation in May 2009 and determined that the annual compensation amounts for our Senior Executives remained consistent with the Compensation Committee’s expectations and the overall objectives of our Senior Executive compensation program.

Use of Peer Group Comparisons Overview of Executive Compensation Program

The Compensation Committee reviews the composition of the Peer Group in the first quarter of each calendar year and any additions or deletions are made in the Peer Group when the Compensation Committee establishes the performance standards for our Senior Executive compensation for the applicable year. Each year, companies that are acquired or merged into other entities or expected to be acquired or merged, during the year are eliminated from that year’s Peer Group and the Compensation Committee, with advice from Alvarez & Marsal, evaluates the Peer Group each year.

The companies comprising the Peer Group for 2009 were: Anadarko Petroleum Corporation; Cabot Oil & Gas Corporation; Chesapeake Energy Corporation; Cimarex Energy Co.; Comstock Resources, Inc.; Concho Resources, Inc.; Continental Resources, Inc.; Denbury Resources Inc.; Encore Acquisition Company; EOG Resources, Inc.; Equitable Resources, Inc. (now EQT Corporation); EXCO Resources Inc.; Forest Oil Corporation; Newfield Exploration Company; Pioneer Natural Resources Company; Noble Energy, Inc.; Petrohawk Energy Corporation; Plains Exploration & Production Company; Questar Corporation; Quicksilver Resources Inc.; Southwestern Energy Company; Ultra Petroleum Corp.; and XTO Energy Inc.

For 2010, the Compensation Committee added Devon Energy, Encana Corporation and Whiting Petroleum Corporation to the Peer Group and removed Anadarko Petroleum, Comstock Resources, Encore Acquisition Company and XTO Energy, Inc. In each case, these changes were made to eliminate entities that were expected to be acquired and to maintain a Peer Group that is generally similar to us in respect of business lines and with Range having a market capitalization and revenues near the median of the Peer Group.

Compensation Committee Charter

The Compensation Committee’s Charter was prepared by the Compensation Committee and approved by the Governance and Nominating Committee and the Board of Directors. The full text of the Compensation Committee Charter is on our website at www.rangeresources.com, under the Corporate Governance – Committees & Charters section.

Components of Executive Compensation

The Compensation Committee believes that compensation paid to our Senior Executives should be both competitive with the Peer Group and closely aligned with our performance on both a short-term and long-term basis. Our Senior Executive compensation program is also designed to assist us in attracting and retaining executives critical to our long-term success. In addition, our Senior Executive compensation is structured to ensure that a significant portion of the compensation is directly related to our relative stock performance, financial results and operating results that directly and indirectly influence stockholder value. To that end, the Compensation Committee believes that our Senior Executive compensation program should consist principally of the following components:

•	base salary;

•	performance based annual cash incentive awards;

•	long-term equity incentive awards;

•	retirement and other benefits; and

•	certain limited perquisites and personal benefits.

The Compensation Committee believes that equity compensation is an important element of our compensation philosophy for our full-time employees. Consequently, we currently provide the following long-term equity incentive awards to our employees:

•	unvested discretionary contributions to our deferred compensation plan, which our employees may elect to be made in our common stock (“Annual Stock Awards”); and

•	stock-settled stock appreciation rights (“SARs”).

The Compensation Committee has also made one-time, unvested discretionary contributions to our deferred compensation plans upon the hiring of certain Named Executive Officers (“Initial Employment Stock Awards”). When appropriate, the Compensation Committee may approve additional one-time, unvested discretionary contributions to our deferred compensation plans upon the initial employment of new Senior Executives, which those new Senior Executives may elect to receive in the form of Initial Employment Stock Awards or cash.

In addition to the long-term equity incentive awards listed above and any Initial Employment Stock Awards granted to certain Senior Executives, the Company provides the following retirement and other benefits to all of our employees:

•	matching contributions to our deferred compensation plan, which our employees can elect to have contributed in our common stock (“Matching Stock Awards”) or in cash; and

•	cash matching contributions to our 401(k).

Determination of Total Executive Compensation

The Compensation Committee determines total executive compensation for our Senior Executives based on our performance relative to the Peer Group, measured by comparing performance measures that the Compensation Committee believes to be key indicators of superior performance for oil and gas exploration and production companies. As described in more detail below, the Compensation Committee uses long-term equity incentive awards as the final element of total compensation, and sets total compensation based on our performance relative to the Peer Group for the prior calendar year. Thus, during May 2009, the Compensation Committee made its determination of long-term equity incentive awards for each Senior Executive for 2008 based on our relative performance compared to the Peer Group for 2008 and the total compensation received by executive officers in the Peer Group for 2008. The information for the Peer Group for 2008 was taken from each company’s audited financial statements for 2008 along with the compensation information for 2008 disclosed in each company’s 2009 proxy. Each company in the Peer Group was measured in six categories for 2008 results: (i) stock price appreciation; (ii) debt-adjusted reserve growth per share; (iii) debt-adjusted production growth per share; (iv) cash flow growth per share; (v) drill-bit finding and development costs; and (vi) unit costs. Although we did not achieve the highest performance in any one of the categories, we achieved the seventh highest percentile rank when computing an overall average on an equal weighting basis of any of the companies in the Peer Group for 2008 for all the categories combined. Based upon our 2008 comparative results, the Compensation Committee concluded that each Senior Executive’s level of compensation would be based upon the 75th percentile.

Compensation of our Senior Executives

In determining an individual Senior Executive’s total compensation, the Compensation Committee reviewed the compensation paid in 2008 to the corresponding comparable executives in the Peer Group as compiled from the 2009 proxy data by Alvarez & Marsal. In reviewing our Senior Executives, data for certain positions in the Peer Group was excluded where the Compensation Committee determined that total compensation at a Peer Group company was not comparable or was affected by non comparable factors. In those instances where a comparable position for a Senior Executive did not exist at a company in the Peer Group, the Compensation Committee used a relative ranking of the compensation paid to the five most highly compensated officers at that

Peer Group company to create a relative value for comparison purposes with our Senior Executives. Total compensation for each Senior Executive was then initially calculated at the 75th percentile performance level by Alvarez & Marsal.

After determining the initial total compensation for each Senior Executive for 2008 performance, the Compensation Committee reviewed with Alvarez & Marsal the relative differences among total compensation amounts between each of our Senior Executives, especially between our CEO and our other Senior Executives. The Compensation Committee determined that relative differences in the total compensation provided to our Senior Executives were reasonable (including, for example, the fact that the total compensation for our President and Chief Operating Officer was approximately 75% of the total compensation for our CEO) before finalizing total compensation for each Senior Executive.

Base Salary

The Compensation Committee reviews the base salaries of our Senior Executives on an annual basis, at the time of a promotion or changes in responsibilities and when market conditions warrant. Base salaries for our Senior Executives are targeted at the 50th percentile of the Peer Group adjusted for certain factors. Increases in salaries of our Senior Executives are based on an evaluation of (i) the complexity of their respective positions and specific technical experience required, (ii) experience and tenure, (iii) the amount of compensation relative to the performance of Peer Group companies, (iv) competitive market conditions and (v) internal pay equity between Senior Executives. Beginning in 2007, salary adjustments for our Senior Executives have been approved by the Compensation Committee in May of each year and take effect on the first payroll period after approval. Before 2007, salary adjustments for our Senior Executives normally occurred at the same time as salary adjustments for all other employees and took effect on the first payroll period coinciding with March 1st of each year. Making salary adjustments in May of each year allows the Compensation Committee to determine compensation for our Senior Executives after the completion of the Peer Group analysis of proxy data and audited financial statements to determine compensation paid during the prior calendar year to executive officers of the Peer Group companies. The salary changes made on May 20, 2009 for the Named Executive Officers, other than Mr. Walker who was not a Senior Executive at that time, were consistent with the Compensation Committee’s objectives of targeting salaries at the 50th percentile of the Peer Group adjusted for the factors listed in the section of this Proxy Statement entitled “Compensation Discussion and Analysis – Components of Executive Compensation – Base Salary.” Salary adjustments and long-term equity incentive awards for all other employees were awarded on February 8, 2009 when cash incentive awards were determined. For additional description of the base salaries paid to the Named Executive Officers, including historical salary increases, please refer to the section of this Proxy Statement entitled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – Salaries.”

Performance-Based Annual Incentive Awards

In accordance with our philosophy of rewarding performance, we established the Amended and Restated 2005 Equity-Based Compensation Plan, which includes an annual cash incentive award program that is designed to comply with Section 162(m) of the Code. We refer to awards paid under the Amended and Restated 2005 Plan as “Annual Incentive Awards.” The Annual Incentive Awards are paid to each Senior Executive upon the achievement of certain performance criteria that are discussed more fully below. The Compensation Committee develops the performance criteria to be used for the Annual Incentive Awards, reviews the performance criteria with Alvarez & Marsal and then discusses the performance criteria with our CEO, President and Chief Operating Officer and CFO. In accordance with the Amended and Restated 2005 Plan, the Compensation Committee established the criteria, weighting and performance achievement levels necessary to calculate payouts under the Annual Incentive Awards based upon payout percentages established for each Senior Executive. For 2009, the performance criteria were generally based upon either industry standards or our annual business plan (the “Annual Business Plan”). Our Annual Business Plan is a forecast of expected business results for the applicable fiscal year based upon certain assumptions made by our management. The Annual Business Plan is reviewed each December before the beginning of the fiscal year and then refined and approved by the Board of Directors at its February meeting. The Compensation Committee believes that the performance criteria, taken together, are objective indicators of our overall performance.

The Annual Incentive Awards are subject to the negative discretion of the Compensation Committee. Negative discretion means that the Compensation Committee can reduce the payout amounts but cannot increase the amounts. The Annual Incentive Awards are determined without reference to Peer Group data (except with respect to relative stock price appreciation), because each performance criteria has been pre-established by the Compensation Committee. Therefore, the Annual Incentive Awards for our Senior Executives are paid at the same time as the cash incentive awards are approved by the Compensation Committee for all of our other employees in February of each year. The payment of Annual Incentive Awards within this time frame allows us to deduct for tax purposes the amounts accrued under generally accepted accounting principles for the recently completed calendar year period.

Target Annual Incentive Awards are determined as a percentage of each Senior Executive’s base salary paid during the year. This target payout is established through an analysis of cash compensation for comparable positions in the Peer Group and is intended to provide a competitive level of compensation when our Senior Executives achieve the performance criteria established by the Compensation Committee. The six performance criteria selected with respect to the Annual Incentive Awards for 2009 are shown in the table below, together with the target levels of achievement with respect to each criterion. Five of the performance criteria are internal performance measures and the sixth performance criterion (relative stock price performance) is an external performance measure based on comparison with the Peer Group.

Criterion	Unit of Measurement	Actual for 2008		2009 Performance Levels						Actual for 2009		Payout % Achieved (1)
				Threshold		Target		Excellent
Finding & development costs	$ per mcfe	$2.25		$2.60		$2.30		$2.00		$0.84		200%
EBITDAX	$ millions	$940		$749		$788		$828		$782		93%
Production per share	mcfe per share	0.897		0.933		0.951		0.969		1.004		200%
Reserves per share	mcfe per share	17.002		17.682		18.022		18.362		20.318		200%
Relative Stock price performance	Percentile	82	nd	50	th	63	rd	75	th	33	rd	0%
Absolute Stock price performance	Percentage Increase	N/A		4%		8%		12%		45%		200%

(1)	The Payout percentage achieved is shown for the CEO and COO and is prorated for other officers.

The first criterion the Compensation Committee selected for 2009 was finding and development costs. The Compensation Committee believes that finding and development costs is one of the key measurements of the performance of an oil and gas exploration and production company and one that is used by financial analysts to evaluate our performance. The Compensation Committee specified that, in determining our finding and development costs, only cash costs incurred in connection with exploration and development would be used, and the costs of acquisitions would be excluded since the Board of Directors approves each material acquisition. In determining the reserve additions for this calculation, any reserve revisions for changes in commodity prices between years are excluded, but any performance related reserve revisions are included. In setting the performance levels (i.e., threshold, target and excellent) for finding and development costs, the Compensation Committee considers financial analysts’ expectations for finding and development costs for the oil and gas industry. Our 2009 finding and development costs performance as compared with the targets, was achieved primarily through focusing drilling capital in areas which added new reserves at a cost that is lower than the oil and gas industry in general.

The second criterion the Compensation Committee selected for 2009 was EBITDAX. EBITDAX is calculated by adding back exploration expense, interest expense and depletion, depreciation and amortization expense to income before income taxes from continuing operations, excluding any non-cash revenues and expenses. The Compensation Committee selected this criterion to measure our ability to achieve the results targeted by our Annual Business Plan. The Compensation Committee determined that the EBITDAX measure was appropriate because it captures our ability to adapt to the impact of changing commodity prices as well as changing costs. The 2009 EBITDAX performance levels were based on the 2009 Annual Business Plan, which reflected an EBITDAX level of $788 million. Our actual 2009 EBITDAX totaled $782 million. The committee chose not to adjust the EBIDAX to address divestitures in 2009.

The third and fourth criteria the Compensation Committee selected for 2009 were production per share and reserves per share. The Compensation Committee believes that it is important to measure our growth on a per share basis so that our Senior Executives are incentivized to build stockholder value. Two essential measurements of performance are growth in production and reserves on a debt adjusted per share basis. Production and reserves used in the calculation of these criteria are based on reported production and year-end reserves, adjusted for price revisions to reserves. The calculation is debt adjusted to insure that per share growth was not achieved by increasing leverage. We achieved the 2009 performance in regard to these two criteria, as compared with our performance targets, partially as a result of better than expected drilling results and the impact of additions to our reserves and production.

The fifth criterion the Compensation Committee selected for 2009 was the relative price performance of our common stock in relation to the stock price performance of other members of the Peer Group during calendar year 2009. The Compensation Committee believes that relative performance in stock appreciation among the Peer Group is a good measure as to our performance on a relative basis. In measuring stock price appreciation for 2009, both stock and cash dividends paid to their stockholders are added to the relative changes in the Peer Group’s common stock prices during the year. For 2009, the Committee added a sixth criterion which is the absolute performance of our common stock during calendar year 2009. The Compensation Committee believes that absolute performance in stock appreciation is an appropriate measure to include as it is obviously one that stockholders experience directly.

In addition to selecting the performance criteria, the Compensation Committee determined, after consultation with Alvarez & Marsal, the respective performance payout percentages for each of our Senior Executives. In determining these payout percentages, the Compensation Committee attempted to ensure that the payouts provided meaningful incentives to each of our Senior Executives. For 2009, the annual incentive payout percentage was a weighted average of the payout percentage for each category using the percentages set forth below under the table for 2010 as the weighting is the same for 2009 as for 2010. When actual results achieved fall between the performance levels, the percentile performance used to determine the payout percentage is proportionately adjusted between the performance levels.

The Compensation Committee’s policy is to determine the Annual Incentive Awards for each year in February of the following year based upon our performance with respect to the performance criteria established by the Compensation Committee, subject to the Compensation Committee’s negative discretion. The Compensation Committee awarded the annual incentive payout percentages, as shown in the table below under the heading “Actual Payment % for 2009.”

	Threshold	Annual Incentive Payout % of Salary
		Target	Excellent	Payout % Achieved (1)	Actual Payment % For 2009 (2)
Chairman and CEO	50%	100%	200%	159%	159%
President and COO	50%	100%	200%	159%	159%
EVP and Chief Financial Officer	40%	80%	160%	127%	127%
Senior Vice Presidents	30%	60%	120%	96%	96%

(1)	Reflects the payout percentage prior to any negative discretion applied by the Compensation Committee

(2)	Reflects the payout percentage after negative discretion was applied by the Compensation Committee, if any. None was applied for 2009.

The 2010 performance criteria, weighting and target levels of achievement with respect to each of the 2010 criterion are shown in the table below:

Criterion	Weighting	Unit of Measurement	2010 Performance Levels
			Threshold		Target		Excellent
Finding & development costs	20%	$ per mcfe	$2.30		$1.90		$1.70
EBITDAX	10%	$ millions	$683		$719		$755
Production per share	20%	mcfe per share	1.055		1.075		1.095
Reserves per share	20%	mcfe per share	21.334		21.74		22.147
Relative stock price performance	15%	percentile	50	th	62.5	nd	75	th
Absolute stock price performance	15%	percentage increase	4%		8%		12%

Long-Term Equity Incentive Compensation

One of the fundamental philosophies of our compensation program is that all of our full-time employees are granted long-term equity incentive awards to focus and align their interests with those of our stockholders. The Compensation Committee believes that Annual Stock Awards, Bonus Stock Awards, Initial Employment Stock Awards, Matching Stock Awards and SARs give recipients a direct interest in our financial results, furthering our goal of aligning the interests of each employee with those of our stockholders. While we believe our awards of equity based compensation for Senior Executives are comparable to our Peer Group, we also believe that our philosophy of granting long-term equity incentive awards to all full-time employees is unusual in our industry.

In general, the grant of Annual Stock Awards and SARs to our Senior Executives is based, in part, on our performance in the prior year relative to the Peer Group and the total compensation paid to comparable executive officers at the Peer Group companies. In addition, each Senior Executive is compared to the most closely comparable executive officer positions within the Peer Group as to (i) the relative complexity of the positions, (ii) relative experience and tenure, (iii) the amount of compensation relative to the performance of the respective Peer Group company, (iv) competitive market conditions and (v) relative value of the position, as determined by the Compensation Committee in relation to its impact on our success. Annual Stock Awards and SARs are intended to bring the total compensation of each Senior Executive to an amount comparable to compensation of other Peer Group executive officers after taking into consideration our relative performance as compared to the Peer Group.

Our Amended and Restated 2005 Plan provides for the grant of stock-based awards including phantom stock rights, SARs, stock options and restricted stock. The relative benefits of these different types of awards are discussed below under the caption “Allocation Among Types of Compensation – Allocation Among Long-Term Equity Incentive Compensation Components.”

Under the Amended and Restated 2005 Plan, the Compensation Committee may structure the terms of SARs in any way that it determines is appropriate. The Compensation Committee, in implementing our compensation policies covering all employees, has developed a practice of determining how Annual Stock Awards and SARs are apportioned to our employees of various salary grades. Our Senior Executives receive a greater percentage of their total compensation in Annual Stock Awards and SARs than our other employees since their performance has a greater impact on our financial results. All SARs granted to our Senior Executives for 2009 (i) were valued on the date of grant at the closing price of our common stock, (ii) have a five-year term and (iii) are subject to a three-year vesting schedule.

As part of our long-term incentive compensation program, we make unvested discretionary contributions to our deferred compensation plan on behalf of our Senior Executives, Other Corporate Officers and Key Professional Employees. All recipients can elect to receive these contributions in the form of Annual Stock Awards or in cash. All our Senior Executives received unvested discretionary contributions in 2009 and elected to receive Annual Stock Awards. In addition, the Compensation Committee generally approves unvested discretionary contributions to the deferred compensation plan upon the initial employment of new Senior Executives. New Senior Executives can elect to receive these contributions in the form of Initial Employment Stock Awards or in cash. We contribute the shares of our common stock or cash, as applicable, to our deferred compensation plans’ rabbi trust and allocate such shares or cash to the account of the recipient who elects such Annual Stock Awards, Initial Employment Stock Awards or cash. Any cash award elected by our Senior Executives or other employees in lieu of our common stock is subject to the same vesting requirements as the corresponding Annual Stock Awards or Initial Employment Stock Awards. Since all Annual Stock Awards and Initial Employment Stock Awards are credited to the recipient’s account in our deferred compensation plan when granted, our liability is fixed and any future appreciation of our common stock will accrue to the benefit of the award recipient without any further financial obligation for us. However, for financial reporting purposes, any change in the market value of our common stock for vested stock awards held in the deferred compensation plan is reflected in our earnings (i.e., if our common stock increases in value, we increase our compensation expense and vice versa).

The purpose of the vesting schedules applicable to Annual Stock Awards, Initial Employment Stock Awards and SARs is to promote employee retention. In the case of Annual Stock Awards and SARs, generally the first 30% of the awards vest on the first anniversary of the date of grant, a second 30% of the awards vest on the second anniversary of the date of grant and the remaining 40% of the awards vest on the third anniversary of the date of grant. The Compensation Committee grants Initial Employment Stock Awards on a case-by-case basis and vesting schedules may vary based upon the individual circumstances of the grantee. Historically vesting of Initial Employment Stock Awards has occurred over three or four years. In addition, Annual Stock Awards, Initial Employment Stock Awards and SARs provide for the acceleration of vesting upon a change in control or the death, disability or retirement of the employee. The Compensation Committee chose to include these limited accelerated vesting provisions for competitive reasons as substantially all of the Peer Group companies provide similar accelerated vesting provisions in their equity compensation awards. In addition, under the Accounting Standards Codification 718-10 (formerly SFAS No. 123(R)), (“ASC 718”), significant adverse accounting results would occur, which would negatively impact earnings, if the Compensation Committee retained the discretion to determine accelerated vesting on a case-by-case basis.

Deferred Compensation, 401(k) and Other Benefits

Deferred Compensation Plan

Our Senior Executives, Other Corporate Officers, directors and certain Key Professional Employees specifically selected by the Compensation Committee are entitled to participate in our deferred compensation plan each year. Currently we have one active deferred compensation plan (the “Active Deferred Compensation Plan”) and we have a second deferred compensation plan participation in which was frozen at the end of 2004 with the changes in law (the “Frozen Deferred Compensation Plan”). These deferred compensation plans are described in greater detail in the section of this Proxy Statement entitled “Non-Qualified Deferred Compensation Plans.” Under the Active Deferred Compensation Plan, our Senior Executives and other participating employees and directors may defer a dollar amount or percentage amount of their base salary and/or bonus. Currently, we match the voluntary deferrals of the employee participants, including our Senior Executives, up to 10% of their base salary. Employee participants can elect to have the match paid in cash or Matching Stock Awards. We believe that the matching component of the Active Deferred Compensation Plan is not common among the Peer Group. However, the matching component is a significant component to our compensation practices because we allow all our Senior Executives, Other Corporate Officers and Key Professional Employees to participate in the plan since we do not provide any pension or retirement benefits other than the 401(k) Plan.

The Compensation Committee considers the matching contributions, whether paid in cash or by Matching Stock Awards, as additional cash compensation in calculating the total cash compensation for purposes of determining the amount of long-term equity incentive compensation to award to each Senior Executive.

In addition, when our Senior Executives receive Annual Stock Awards or the cash equivalent as described above, we contribute the awards to the Active Deferred Compensation Plan on our Senior Executives’ behalf, and such contributions constitute unvested discretionary contributions. The investment options under the two deferred compensation plans are substantially the same as the investment options under our 401(k) Plan. These investment options are described in greater detail in the section of this Proxy Statement entitled “Non-Qualified Deferred Compensation Plans.”

401(k) Plan

The 401(k) Plan is a tax-qualified retirement savings plan pursuant to which all of our full-time employees, including our Senior Executives, are eligible to contribute the lesser of up to 75% of their annual salary or the limit prescribed by law to the 401(k) Plan on a before-tax basis. In addition, participants age 50 or over may contribute additional before-tax amounts up to the annual catch-up contribution limit determined by the IRS, and any participant may contribute rollover amounts from certain other qualified plans. Participants may also receive matching contributions, payable in cash, in an amount equal to 100% of their before-tax contributions to the 401(k) Plan up to a maximum matching contribution of 6% of their base salaries. The Company has adopted an auto enrollment process for new employees which results in the employees participating in the 401(k) plan unless they determine not to participate.

The Compensation Committee considers the dollar value of the 401(k) matching contributions as additional cash compensation in calculating total cash compensation for purposes of determining the amount of long-term equity incentive compensation to award to each Senior Executive.

Matching contributions vest over the first two years of employment at the rate of 50% for the first year and 50% for the second year. Once an employee has been employed by us for two years, all of his or her current and future matching contributions are fully vested. Participants are always 100% vested in any before-tax, catch-up and rollover contributions they make to the 401(k) Plan. In addition to the other investment options available under the 401(k) Plan, participants may invest all or a portion of their 401(k) Plan account in our common stock. The 401(k) Plan investment options are listed in the section of this Proxy Statement entitled “Non-Qualified Deferred Compensation Plans.”

Certain Other Personal Benefits

We provide our Senior Executives with certain other personal benefits that the Compensation Committee determines are reasonable and consistent with our overall compensation philosophy. The Compensation Committee believes that these benefits are consistent with those provided to executive officers of the Peer Group companies, are an important factor in retaining our Senior Executives and are in accordance with general compensation practices in our industry. Moreover, the Compensation Committee considers the cost and value of the perquisites as additional cash compensation when calculating the total cash compensation for purposes of determining the amount of long-term equity incentive compensation to award to each Senior Executive. We provide medical, dental and life insurance and disability benefits to all eligible employees, including our Senior Executives. We also provide our Senior Executives with the following additional benefits: (i) supplemental disability plans, (ii) secretarial service for personal matters, (iii) occasional use of Company-owned facilities or equipment, (iv) relocation benefits and (v) reimbursement for approved spousal travel expenses related to Company business. We provide club membership dues reimbursement and reimbursement of certain expenses to certain of our Senior Executives to the extent such membership dues and expenses are related to the conduct of our business. The Compensation Committee believes these particular perquisites help our Senior Executives to network and foster relationships in the oil and gas industry and community that are important to our company. A Senior Executive must reimburse us for any personal club use by the Senior Executive or a member of his family. Perquisites are described in greater detail in the section of this Proxy Statement entitled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – Other Benefits and Perquisites.”

Allocation Among Types of Compensation

Allocation Among Compensation Components

The Compensation Committee does not set target allocations for the different components of compensation (i.e. base salary, Annual Incentive Awards, long-term equity incentive compensation, etc.). As described above, base salaries for our Senior Executives are targeted at the 50th percentile of the Peer Group adjusted for certain factors. Annual Incentive Awards are based upon our performance using the preset performance criteria established by the Compensation Committee at the beginning of each year. The Compensation Committee then sets the long-term equity incentive compensation amounts for each Senior Executive by first calculating the Senior Executive’s total cash compensation as described above, then deducting the total cash compensation from the targeted total compensation. Each Senior Executive’s long-term equity incentive compensation amount is then set at a level that results in a total compensation amount that appropriately reflects our performance for the year relative to the Peer Group and the total compensation paid to comparable executive officers at the Peer Group companies.

Allocation Among Long-Term Equity Incentive Compensation Components

In determining the percentage of long-term equity incentive awards granted in the form of Annual Stock Awards to an employee’s Active Deferred Compensation Plan account versus SARs, the Compensation Committee takes into account several considerations. First, the Compensation Committee believes that SARs closely align the interests of our employees with the interests of our stockholders because SARs only become “in the money” when our common stock price appreciates above the price at the time of grant. Further, our SARs qualify as performance-based compensation under Section 162(m) of the Code. For additional discussion of these tax implications, please refer to the section below under the caption “Tax and Accounting Implications – Tax Deductibility of Pay.” However, the Compensation Committee also recognizes that SARs result in the issuance of a greater number of awards compared to Annual Stock Awards of equal cash value and do not create as much of a retention benefit as compared to Annual Stock Awards since they only have value if our common stock appreciates from the date of issuance. The Compensation Committee believes that Annual Stock Awards and Initial Employment Stock Awards also align the interests of our employees with the interests of our stockholders and may provide better employee retention benefits.

As a result, the Compensation Committee currently has concluded that it is in our best interest to divide the value of the total long-term equity incentive awards granted to our Senior Executives, Other Corporate Officers and Key Professional Employees equally between Annual Stock Awards and SARs. The Compensation Committee reached this decision based upon its analysis of the relative benefits of the two types of awards, the retention effect on employees in a highly competitive job market and the advice of its independent compensation consultant. Data from the 2009 proxies of the Peer Group indicated that 52% of the Peer Group companies granted both options/SARs and restricted stock awards, 22% granted only restricted stock awards and 4% granted only options/SARs. The Compensation Committee believes the award of 50% Annual Stock Awards and 50% SARs is an appropriate balance between the two types of awards, since SARs retain different performance-based characteristics than Annual Stock Awards. The Compensation Committee also allocates awards of equity compensation between Annual Stock Awards and SARs for all employees with a base salary of $125,000 or more.

After the Compensation Committee determines the aggregate value of Annual Stock Awards and SARs, the Compensation Committee determines the actual number of Annual Stock Awards and SARs to be issued based on the closing price of our common stock on the date of grant by the Compensation Committee. The value of an SAR is determined by using a Black-Scholes-Merton valuation model based upon the closing price of our common stock on the date of grant and the five-year term of the SARs. For financial reporting purposes under ASC 718, and as used in the Summary Compensation Table included in this Proxy Statement as required by SEC regulations, SARs were valued based on the average period that SARs were expected to remain outstanding, which we estimated based on historical data to be 3.49 years, rather than the five-year term that the Compensation Committee used to determine the number of grants. The Compensation Committee believes that valuing SARs based upon their full five-year term results in a more appropriate valuation of SARs and results in a smaller number of SARs being awarded, than if SARs were valued based on the value used for financial reporting purposes. As a result, the value that the Compensation Committee imputes to SARs is approximately 19% higher than the value of SARs set forth in the Summary Compensation Table for 2009.

We grant equity awards to the full-time employees of the Company and its subsidiaries each year. During 2009, the Named Executive Officers were granted 23% in the aggregate, and all nine of our Senior Executives were granted 30% in the aggregate, of the total number of SARs granted. The Named Executive Officers were granted 33% in the aggregate, and all nine of our Senior Executives were granted 41% in the aggregate, of the total number of the Annual Stock Awards granted during 2009. Based on the total value of Annual Stock Awards and SARs granted, the Named Executive Officers were granted 30% of the total value of the awards, and all nine of our Senior Executives were granted 38% of the total value of the awards during 2009.

Finally, the Compensation Committee is cognizant of the dilutive effect of its equity incentive compensation program and seeks to grant its awards within certain industry benchmarks. Our “burn rate” and “overhang” are important metrics that the Compensation Committee monitors and evaluates in determining the number and mix of our long-term equity incentive compensation awards.

The “burn rate” measures the potential future dilution to our stockholders as a result of long-term equity incentive awards granted by the Compensation Committee each year. The burn rate percentage is computed by dividing the number of shares of our common stock outstanding at the end of a year into the sum of the total number of Annual Stock Awards, Bonus Stock Awards, Initial Employment Stock Awards, Matching Stock Awards and Option Awards/SARs granted during the relevant year less any forfeitures or unused SARs upon settlement of SARs exercised during that year. In the case of SARs, the burn rate is overstated when the awards are initially granted. This is because the increase in the price of the common stock above the price at the time the SAR was granted is paid in common stock, thus the number of shares received on exercise is less than the number of shares covered by the SAR award. The balance of the shares is added back to the total authorized shares of common stock that the Compensation Committee can issue in the future under the Amended and Restated 2005 Plan.

“Overhang” is a measure of potential future dilution to our stockholders from the exercise of long-term equity incentive awards granted and outstanding even if such awards are not vested. The overhang percentage is calculated by dividing the amount of total unexercised Option Awards/SARs outstanding at the end of the year by the total shares of our common stock outstanding at the end of the year. The overhang percentage is significantly affected by the rate at which participants exercise awards. This measurement does not consider any additional shares authorized by our stockholders for issuance under any benefit plans that have not been granted but could be granted in the future by the Compensation Committee. All Annual Stock Awards, Bonus Stock Awards, Initial Employment Stock Awards and Matching Stock Awards are included in the shares of our common stock outstanding even though such awards may not be vested.

The Compensation Committee reviews the appropriate level of our burn rate and overhang. Generally, the Compensation Committee intends for the burn rate to be no higher than 3% and the overhang percentage to be no greater than 10%. The following table sets forth in summary the long-term equity incentive awards granted over the past three years and their effect on both our burn rate and overhang.

Year	SARs Granted	Forfeited and Unused Shares		Stock Awards Granted		Common Shares Outstanding at Year End	Burn Rate %	Total Option Awards/SARs Outstanding (1)	Overhang %
2009	1,714,165	395,529	(2)	675,178		158,336,264	1.26%	7,154,712	4.5%
2008	1,159,649	344,050	(3)	347,945	(5)	155,609,387	0.75%	7,248,666	4.7%
2007	1,680,643	537,674	(4)	395,180		149,667,497	1.03%	7,772,325	5.2%

(1)	“Total Option Awards/SARs” disclosed in the above table represent both Option Awards issued before June 2005 and SARs issued in and after June 2005. This includes all equity plans.

(2)	In 2009, a total of 454,945 SARs were exercised resulting in 149,951 shares of common stock being issued. The remaining 304,994 unused SARs were added back to the number of shares authorized to be granted under the Amended and Restated 2005 Plan. During 2009, 90,535 SARs/Options were forfeited.

(3)	In 2008, a total of 438,159 SARs were exercised resulting in 187,027 shares of common stock being issued. The remaining 251,132 unused SARs were added back to the number of shares authorized to be granted under the Amended and Restated 2005 Plan. During 2008, 92,918 SARs/Options were forfeited.

(4)	In 2007, a total of 341,457 SARs were exercised resulting in 102,538 shares of common stock being issued. The remaining 238,919 unused SARs were added back to the number of shares authorized to be granted under the Amended and Restated 2005 Plan. During 2007, 298,755 SARs/Options were forfeited.

(5)	The “Stock Awards Granted” amount is net of 10,400 Stock Awards forfeited during the year.

Impact of Prior Equity Awards on Current Awards

Each year, the Compensation Committee considers the potential impact of prior long-term equity incentive awards on future long-term equity incentive awards that will be granted under our current compensation arrangements. Since we do not provide a defined benefit pension plan, the future retirement needs of our officers and employees will need to be satisfied in significant part based on their investments, including investments in our common stock. As a result, and given the cyclical nature of our business, the Compensation Committee does not feel it is appropriate to limit future long-term equity incentive awards due to a strong historical stock price performance and likewise would not expect to compensate employees with additional amounts when the value of prior long-term equity incentive awards decline.

Tax and Accounting Implications

Tax Deductibility of Compensation

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to each of our CEO and other three most highly paid executive officers, not including the CFO. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. Annual Incentive Awards and SARs generally are performance-based compensation meeting those requirements and, as such, are fully deductible by us. Non-performance based compensation would include any salaries not deferred, distributions from the deferred compensation plans and the IRS value of any perquisites. Our Senior Executives generally defer significant portions of their salaries and Annual Incentive Awards either under our 401(k) Plan or Active Deferred Compensation Plan, which also defer the amount that may otherwise be deductible by us for the applicable taxable year. Stock awards that vest solely with the passage of time are not considered performance-based under Section 162(m) of the Code and, as such, are not deductible by us if the $1,000,000 limit is exceeded. However, since currently all Annual Stock Awards, Bonus Stock Awards, Initial Employment Stock Awards and Matching Stock Awards are placed into our Active Deferred Compensation Plan, the deductibility of such awards are not subject to the Section 162(m) limitation until the common stock or the sale proceeds from the common stock are distributed from the deferred compensation plans. The deductibility of distributions from the deferred compensation plans under Section 162(m) is dependent on (i) the individual elections of each Senior Executive regarding time of payment, (ii) whether the Senior Executive is a covered employee at the end of the year when distributed, and (iii) whether the aggregate amount of all non-performance based compensation exceeds the $1,000,000 threshold. If such distributions are made after a Senior Executive is retired or no longer the CEO or one of the other three most highly compensated executive officers excluding the CFO, such distributions are fully deductible by us. To maintain flexibility in compensating our executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible.

Tax Consequences of Equity Awards

Before July 2005, the Compensation Committee granted Option Awards to all full-time employees. Due to the Compensation Committee’s decision to award SARs rather than Option Awards, employees have lost the tax advantages of Option Awards (all of which were incentive stock options subject to favorable tax treatment pursuant to the Code). Upon the exercise of a SAR, the employee becomes obligated to pay taxes at ordinary income tax rates on the amount by which the market value of the common stock on the date of exercise exceeds the grant price of the SAR. We correspondingly receive a tax deduction of the same amount for tax reporting purposes. We issue our common stock to cover the stock appreciation based on the fair market value of our common stock on the date of exercise. We settle the payroll and withholding taxes associated with the exercise in cash, and the net appreciation after withholding taxes is used to determine the amount of our common stock actually issued. This results in less dilution to our current stockholders because it results in the issuance of fewer shares upon the exercise of the SARs than the SARs granted. Any later sale of our common stock received by the employee is subject to taxation on the long or short term capital gain or loss measured by the actual sales proceeds compared to the market value of our common stock on the date of exercise, which becomes the employee’s cost basis in the shares upon exercise.

Annual Stock Awards, Bonus Stock Awards, Initial Employment Stock Awards and Matching Stock Awards granted to employees are placed in each employee’s account in the rabbi trust for our Active Deferred Compensation Plan. Therefore, we do not receive any deduction for such awards until shares of our common stock or the sales proceeds from our common stock are distributed to the individual participants. The time of distribution for these amounts is determined by the participant, and generally these amounts are expected to be distributed after the retirement of the participant. Currently, we have a significant net operating loss carryover for tax purposes and, therefore, such deferrals do not have any current effect on the taxes paid by us.

Policies Regarding Equity Awards

Financial Restatement

The Board of Directors’ policy is that the Compensation Committee, to the extent permitted by governing law, retains the sole and absolute authority to make retroactive adjustments to any cash or equity based incentive compensation paid to our Senior Executives and Other Corporate Officers where the payment of such amounts was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, we will seek to recover any amount determined to have been inappropriately received by an individual.

Grant Timing

The Compensation Committee does not time, nor has the Compensation Committee in the past timed, equity grants in coordination with the release of material non-public information. Instead, we grant equity at the time or times dictated by our normal compensation process as developed by the Compensation Committee.

Beginning in 2007, the Compensation Committee changed to our current practice of making all equity grants to our Senior Executives in May of each year. This allows the Compensation Committee and its independent compensation consultant time to review the compensation packages of executive officers at the Peer Group companies, as reported in the Peer Group companies’ respective proxy statements and audited financial statements filed during the first four months of each year. The Compensation Committee has concluded that it is more important and efficient to review total Senior Executive compensation and the award of long-term equity incentive awards at one time rather than perform a preliminary review in February with other employees with a final adjustment in May, as had been done before 2007. The Compensation Committee has concluded that the efficiency gained by having only one grant date with respect to our Senior Executives is more important than any resulting disparity in the grant prices, whether higher or lower, of long-term equity incentive awards granted to our Senior Executives in May as compared to grants to other employees in February. The Compensation

Committee has considered the impact of any such disparity and has concluded that any disparity is acceptable since the number of Annual Stock Awards and SARs granted to our Senior Executives is determined based on the value of the long-term equity incentive awards, and such value will take into account any changes in grant prices which have occurred over such period.

None of our employees have attempted to time long-term equity incentive award grants by making grant recommendations to the Compensation Committee. Certain Senior Executives are authorized to make requests to the Compensation Committee regarding awards for new professional personnel as part of the hiring process, to existing employees who are promoted, or where market conditions could reduce our ability to retain key employees. However, these are market driven occurrences and not timing issues, and such Senior Executives only provide recommendations that may or may not be acted upon by the Compensation Committee.

Stock Ownership Requirements

We do not currently have stock ownership requirements for our Senior Executives, Other Corporate Officers or directors. Historically, our Senior Executives have always held substantial amounts of our common stock, as shown in the table below. The Compensation Committee has elected not to impose a minimum ownership threshold for our common stock since our Senior Executives have historically shown their commitment to being substantial stockholders. Furthermore, as we continue to expand our executive officer group in response to the expanding opportunities, the Compensation Committee does not want to limit our ability to attract new personnel. The Compensation Committee has also determined that it is not in our best interest to impose any hold-until-retirement policy for long-term equity incentive awards. None of the Peer Group companies impose such restrictions and therefore we believe adopting such restrictions would put us at a competitive disadvantage. If circumstances change, the Compensation Committee will review whether stock ownership requirements are appropriate for our Senior Executives, Other Corporate Officers and directors.

As of December 31, 2009, our Senior Executives held an average of 47 times their average base salary in value in our common stock, excluding any Option Awards or SARs. The table below reflects the equity ownership of the Named Executive Officers as of December 31, 2009, as compared to their base salaries:

	Directly Owned and 401(k) Plan	Deferred Compensation Plan	Multiple of Base Salary (1)
John H. Pinkerton	843,594	672,777	118x
Jeffrey L. Ventura	87,045	251,647	35x
Roger S. Manny	104,010	120,826	31x
Mark D. Whitley	—	131,999	20x
Ray N. Walker, Jr.	994	82,528	16x

(1)	Based on data as of December 31, 2009. The multiple of salary is calculated by dividing the annual base salary of each Named Executive Officer into the product of the total number of shares of common stock owned multiplied times the market value of the common stock assuming a common stock value of $49.85 per share, the closing price of our common stock as of December 31, 2009.

Trading in the Company’s Stock Derivatives

It is our policy that directors and all officers, including our Senior Executives, may not purchase or sell options on our common stock, nor engage in short sales with respect to our common stock. Trading by officers and directors in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to our common stock is also prohibited.

Change in Control Arrangements

There are no employment agreements currently in effect between us and any employee, including any of our Senior Executives. The employees, including our Senior Executives, are not covered under any general severance plan. In the event a Senior Executive terminates employment, any severance benefits payable to him would be determined by the Compensation Committee in its discretion, unless such termination occurred following a change in control, in which case severance may be payable pursuant to the Range Resources Corporation Amended and Restated Executive Change in Control Severance Benefit Plan (the “Management CIC Plan”).

In December 2008, the Board of Directors amended and restated our Management CIC Plan, which was initially adopted in March 2005. Pursuant to the Management CIC Plan all our Senior Executives, Other Corporate Officers and certain other employees selected by the Compensation Committee (the “Management Group”) may be entitled to receive certain payments and benefits if there is a “Change in Control” of the Company and a member of the Management Group is terminated other than for “Cause” or resigns for “Good Reason” within the “Protection Period.” The terms Change in Control, Cause, Good Reason, and Protection Period, as used in the Management CIC Plan, are defined in the section of this Proxy Statement entitled “Potential Payments upon Termination and Change in Control.” If a member of the Management Group is terminated without Cause or resigns for Good Reason within the Protection Period, that participant will receive:

•

a lump sum payment equal to (i) the participant’s “benefit multiple” multiplied by (ii) the sum of (A) the average of the bonuses paid or awarded to the participant for the three prior fiscal years plus (B) the participant’s base salary; and

•

for a period of years equal to the participant’s “benefit multiple,” continued participation in any medical, dental, life, disability, and any other insurance arrangement for the participant (and, if applicable, the participant’s spouse and minor children) in which such person(s) were participating immediately prior to (x) the date of the participant’s termination as determined under the Management CIC Plan, or, if greater, (y) the occurrence of the Change in Control.

The “benefit multiples” applicable to the Named Executive Officers are as follows: Mr. Pinkerton – three; Mr. Ventura – three; Mr. Manny – two and one-half; Mr. Whitley – two; and, Mr. Walker – two. In addition, all non-vested equity based compensation awards held by each participant will automatically vest upon the occurrence of a Change in Control regardless of whether or not the participant is later terminated.

Explanation of Significant Components of Management CIC Plan

Changes in control are common among oil and gas exploration and production companies and change in control arrangements are a significant and customary component of compensation that is necessary to attract experienced employees. The Compensation Committee therefore determined that the Company should provide change in control protection and has adopted the Management CIC Plan, which it believes fairly balances our and the participants’ interests. The Compensation Committee has concluded that a uniform plan applicable to all members of the Management Group is more efficient than negotiating separate change in control agreements with each officer or other key employee.

The Compensation Committee’s rationale behind the design of the material provisions of our Management CIC Plan is described below. A more detailed description of these provisions is provided in the section of this Proxy Statement entitled “Potential Payments upon Termination and Change in Control.”

•

Change of Control Trigger. The Compensation Committee determined that, in order for the Management CIC Plan to be fair to our interests, any payments should occur only after a “double trigger” event. This means that no cash severance or benefit continuance will be received under the Management CIC Plan unless both (i) a Change in Control occurs and (ii) the participant is terminated within the “Protection Period.”

•

Definition of “Change in Control.” The Compensation Committee developed the definition of Change in Control in consultation with our legal counsel. Under this definition, a Change in Control does not occur unless the transaction potentially triggering a Change in Control is actually consummated.

•

Benefit Multiple. The Compensation Committee determined the “benefit multiple” applicable to the Named Executive Officers (in the amounts set forth above) based on the payment multiples for comparable positions with the companies in the Peer Group. The three times multiple selected for our CEO and COO is the dominant multiple used by members of the Peer Group for comparable positions. The Compensation Committee also determined that, based on the range in multiples paid to chief financial officers by other companies, our CFO should receive a two and one-half times multiple, which is the midpoint of the range. Similarly, the “benefit multiples” for our Other Corporate Officers were set at two times.

•

Protection Period. The Compensation Committee believes that in our circumstances any terminations would most likely occur within the first 12 months after the consummation of a Change in Control. Therefore, the Compensation Committee determined that an extended protection period over 12 months was not necessary.

•

Tax Gross Up. After reviewing change in control arrangements entered into by a broad group of our competitors and the potential for the erosion of the benefits otherwise provided under the Management CIC Plan, the Compensation Committee determined that any change in control arrangement would be largely ineffective without a tax gross up that would allow the members of the Management Group to actually realize the benefits of the Management CIC Plan. The Management CIC Plan provides for the payment of a tax-gross up to participants if amounts payable under the Management CIC Plan or payable pursuant to other arrangements between the participant and the Company (the “Change in Control Payments”) would result in excess parachute payments under of Section 280G of the Code. This tax-gross up entitles the participants to receive additional payments in an amount equal to (i) any excise tax that would be imposed on such members of the Management Group under Section 4999 of the Code (the “4999 Excise Tax”) with respect to the Change in Control Payments, (ii) all federal, state, and local taxes applicable to our payment of any 4999 Excise Taxes, and (iii) any additional 4999 Excise Tax amounts that are assessed by reason of our payment of the tax gross-up. The intent of the tax gross-up is to provide members of the Management Group after deduction of any 4999 Excise Tax on the Change in Control Payments and of any income, payroll, or excise taxes on our payment of the 4999 Excise Tax, with a net payment equal to the total Change in Control Payments. The average W-2 income of an individual over the five years preceding a change in control will affect the amount of the individual’s 4999 Excise Tax. All other factors being equal, higher historical taxable compensation will result in a lower 4999 Excise Tax (and, hence, a lower tax gross up). Members of the Management Group’s W-2 income is minimized because we (i) place all Annual Stock Awards, Bonus Stock Awards, Initial Employment Stock Awards and Matching Stock Awards in our Active Deferred Compensation Plan, (ii) encourage our Senior Executives to retain their Option Awards and SARs for the long-term, and (iii) encourage our Senior Executives to defer portions of their current salaries into the Active Deferred Compensation Plan to replace pension benefits that we do not provide. Significant additions to W-2 income do not occur unless a Senior Executive exercises Option Awards or SARs or has a deferred compensation distribution. Beginning in 2007, Option Awards for our Senior Executives who have been with the Company for five years began to expire. Our Senior Executives have been required to exercise these expiring Option Awards or allow them to expire. In some cases, significant value has accrued under such Option Awards and upon the exercise of such Option Awards, significant taxable income will accrue that will increase W-2 income. With the increases in W-2 taxable reportable income, the five-year average base compensation amount will be increased and potentially reduce the tax reimbursement calculations made as of the year end. For a detailed discussion of these excise taxes and gross up payments see the section of this Proxy Statement entitled “Potential Payments Upon Termination and Change in Control.”

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with our management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Proxy Statement.

Kevin S. McCarthy, Chair

Charles L. Blackburn

Allen Finkelson

James M. Funk

Summary Compensation Table

The following Summary Compensation Table includes total compensation for calendar years 2009, 2008 and 2007 for our Named Executive Officers, who are prescribed by the SEC to be (i) our CEO, our principal executive officer, (ii) our CFO, our principal financial officer, and (iii) our three most highly compensated executive officers other than our principal executive and financial officers serving as executive officers at the end of 2009.

The Compensation Committee’s approval cycle for awarding compensation to our Named Executive Officers (and all other employees) does not conform to a calendar year because the Compensation Committee generally conducts salary adjustments and the final determination of equity grants in May of the year following the calendar year being reviewed. The Compensation Committee delays the final performance review process until May so that it can obtain audited financial statements of the Peer Group companies to determine the Company’s relative performance to the actual results of the Peer Group and also obtain comparative compensation data from each Peer Group company’s proxy statement. As a result of the difference in the Compensation Committee’s approval cycle from the calendar year, the “Stock Awards” and “Option Awards” presented for each calendar year in columns (d) and (e) of the Summary Compensation Table, respectively, relate to the Compensation Committee’s final performance review process for the prior calendar year.

We do not provide a pension plan nor do we pay above market or preferential earnings on our Named Executive Officers’ non-qualified deferred compensation plan accounts. Therefore, the column covering “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” has been deleted from the SEC-prescribed table format.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (1)	Stock Awards (3)	Option Awards (3)(4)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (5)		Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)
John H. Pinkerton	2009	$641,346	$3,054,272	$2,563,814	$1,022,000	$147,786		$7,429,218
Chairman & CEO	2008	$557,500	$3,095,775	$2,569,917	$945,000	$131,014		$7,299,206
	2007	$503,077	$2,332,451	$2,062,125	$950,000	$97,362		$5,945,015

Jeffrey L. Ventura	2009	$481,539	$2,291,661	$1,923,673	$767,000	$82,606		$5,546,479
President & COO	2008	$423,077	$2,354,250	$1,954,330	$725,000	$75,638		$5,532,295
	2007	$383,077	$1,388,985	$1,227,978	$730,000	$62,483		$3,792,523

Roger S. Manny	2009	$361,154	$1,159,142	$973,012	$460,000	$61,684		$3,014,992
EVP & CFO	2008	$317,308	$954,525	$792,382	$326,000	$58,431		$2,448,646
	2007	$287,308	$702,572	$621,143	$330,000	$48,306		$1,989,329

Mark D. Whitley	2009	$326,923	$854,630	$717,400	$312,000	$56,855		$2,267,808
SVP	2008	$289,423	$852,675	$707,788	$297,000	$54,319		$2,201,205
	2007	$264,423	$623,148	$550,906	$300,000	$46,984		$1,785,461

Ray N. Walker, Jr.	2009	$272,500	$2,243,489	$250,334	$170,000	$845,786	(5)	$3,782,109
SVP	2008	$248,885	$294,524	$248,741	$150,000	$53,354		$995,504
	2007	$237,692	$310,000	$198,394	$100,000	$420,936	(5)	$1,267,022

(1)

The information presented is applicable to payments that are actually paid or accrued during the calendar year or, with respect to voluntary salary deferrals, vested during the calendar year. The amounts shown as “Salary” in column (c) are the sums of actual base salary payments for each of our Named Executive Officers which were paid during the calendar year. These amounts reflect different annual salaries because of the timing of our salary adjustments. The annual salaries for each of our Named Executive Officers during the periods presented are presented in the section of this Proxy Statement entitled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – Salaries.”

(2)	The amounts shown as “Non-Equity Incentive Plan Compensation” in column (f) is equal to the cash incentive awards granted by the Compensation Committee for each of our Named Executive Officer’s performance for the applicable calendar year. While these awards are based on performance criteria established by the Compensation Committee, the actual amounts awarded are not determined until February of the year following the calendar year being evaluated. These amounts were accrued during the calendar year being evaluated on an estimated basis and then adjusted to reflect the actual amounts awarded. The cash incentive awards were determined and paid in accordance with our Amended and Restated 2005 Plan, which complies with Section 162(m) of the Code.

(3)	The amounts shown as “Option Awards” in column (e) reflect the aggregate fair value of the Option Awards/SARs granted during the calendar year in accordance ASC 718. For additional information on the determination of grant date fair value for SARs, please see Note 13 to our financial statements as of December 31, 2009 as filed on Form 10-K. Our Named Executive Officers did not forfeit any Annual Stock Awards, Initial Employment Stock Awards or Option Awards/SARs during 2009, 2008 or 2007. The amounts shown as “Stock Awards” in column (d) are valued at the closing price of our common stock on the date such awards were approved by the Compensation Committee. Recipients of the Stock Awards reported in column (d) are entitled to receive dividends paid in respect of such shares.

(4)	“Option Awards” disclosed in the Summary Compensation Table represent SARs issued in and after June 2005.

(5)	The amounts included as “All Other Compensation” in column (g) include amounts paid during the calendar year as (i) matching contributions to our Active Deferred Compensation Plan (which may be paid in cash or Matching Stock Awards, at the election of our participating employees), (ii) our 401(k) Plan matching contribution, (iii) our 401(k) for 2007 includes profit sharing discretionary contributions made to our 401(k) plan in 2007, which the Compensation Committee elected to fund with stock awards, (iv) executive disability plan premiums and (v) any other perquisites. We have identified four perquisites provided to our Senior Executives – secretarial services for personal matters, occasional use of Company-owned facilities or equipment, relocation benefits and reimbursed approved spousal travel expenses to attend certain Company functions. We have paid relocation benefits to one of our Named Executive Officers in the past three years. For a detailed description of each component included in “All Other Compensation” see the section of this Proxy Statement entitled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – Other Benefits and Perquisites.” For a detailed discussion of matching contributions to our Active Deferred Compensation Plan see the section of this Proxy Statement entitled “Non-Qualified Deferred Compensation Plans.” Recipients of the awards reported in column (g) are entitled to receive dividends paid in respect of such shares. With regard to Mr. Walker, the amounts shown as “All Other Compensation” also include certain cash bonus payments made to him in connection with the Marcellus Shale division, which he leads, achieving certain production and operational targets.

Grants of Plan-Based Awards

The Grants of Plan-Based Awards Table should be read in conjunction with the Summary Compensation Table. The Grants of Plan-Based Awards Table discloses the total number of Annual Stock Awards, Matching Stock Awards and SARs actually granted in 2009 to each of our Named Executive Officers. The dollar value of Bonus Stock Awards is not shown in the Grants of Plan-Based Awards Table below, but is included in the “Non-Equity Incentive Plan Compensation” in column (f) of the Summary Compensation Table. The dollar value of Matching Stock Awards is shown in the Grants of Plan-Based Awards Table below and is included as “All Other Compensation” in column (g) of the Summary Compensation Table.

Columns (f), (g) and (h) covering “Estimated Future Payments Under Equity Incentive Plan Awards” have been deleted from the SEC-prescribed table format since the Compensation Committee did not grant any such awards during 2009.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (1)		All Other Option Awards: Number of Securities Underlying Options (1)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards (3)
		Threshold	Target	Maximum
(a)	(b)	(c)	(d)	(e)	(i)		(j)	(k)	(l)
John H. Pinkerton		$320,000	$640,000	$1,280,000
	02/18/09				1,714	(4)			$58,499
	05/20/09				73,420	(5)			$3,054,272
	05/20/09						157,031	$41.60	$2,563,814
	05/20/09				78	(4)			$3,245
	12/31/09				45	(4)			$2,399

Jeffrey L. Ventura		$240,000	$480,000	$960,000
	02/18/09				1,289	(4)			$43,994
	05/20/09				55,088	(5)			$2,291,661
	05/20/09						117,823	$41.60	$1,923,673
	05/20/09				57	(4)			$2,371
	12/31/09				34	(4)			$1,812

Roger S. Manny		$144,000	$288,000	$576,000
	02/18/09				967	(4)			$33,003
	05/20/09				27,864	(5)			$1,159,142
	05/20/09						59,596	$41.60	$973,012
	05/20/09				43	(4)			$1,789
	12/31/09				25	(4)			$1,333

Mark D. Whitley		$97,500	$195,000	$390,000
	02/18/09				879	(4)			$30,000
	05/20/09				20,544	(5)			$854,630
	05/20/09						43,940	$41.60	$717,400
	05/20/09				36	(4)			$1,498
	12/31/09				22	(4)			$1,173

Ray N. Walker, Jr.		$79,500	$159,000	$318,000
	02/18/09				774	(4)			$26,417
	02/18/09				8,271	(5)			$282,289
	09/09/09				40,000	(6)			$1,961,200
	02/18/09						16,913	$34.13	$250,334
	12/31/09				16	(4)			$853

(1)

2006 was the first year in which we provided our Amended and Restated 2005 Plan, an annual cash incentive award program for Non-Equity Incentive Plan Awards designed to comply with Section 162(m) of the Code. The Threshold, Target and Maximum dollar amounts for these awards are shown in columns (c), (d) and (e), respectively, for 2009. The actual Annual Incentive Awards paid under the Amended and Restated 2005 Plan and applicable to the 2009 performance period were determined by the Compensation Committee in February 2010. These awards are disclosed as “Non-Equity Incentive Plan Compensation” in column (f) of the Summary Compensation Table for 2009 compensation. The estimated payout amounts reflected in the Grants of Plan-Based Awards Table reflect the amounts that could be paid under the Compensation Committee approved payout ranges for 2009 performance, subject to any changes in salaries of our Named Executive Officers. For a detailed description of the performance criteria associated with the Annual Incentive Awards please see the section of this Proxy Statement entitled “Compensation Discussion and Analysis – Components of Executive Compensation – Performance Based Annual Incentive Awards.” For a detailed description of Annual Stock Awards and SARs granted on May 20, 2009 please see the section of this Proxy Statement entitled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – Stock Awards, Option Awards and SARs.”

(2)	All awards in this column are SARs.

(3)	The grant date fair value of the “Stock Awards” and “Option Awards” are determined in accordance with ASC 718. The “Stock Awards” set forth in the Grants of Plan-Based Awards Table are valued at the closing price of our common stock on the date such awards were approved by the Compensation Committee. SARs are valued using a Black-Scholes-Merton model. Under the Black-Scholes-Merton model, various factors are used in determining the value of the awards, including the closing price of our common stock on the date such awards were approved by the Compensation Committee. In 2009, we used 3.5 years as the life of SARs for the Black-Scholes-Merton model for financial reporting purposes in order to reflect the average holding period for SARs based on historical exercise activity. However, in determining the relative value for purposes of determining the number of awards to any employees, including our Named Executive Officers, the Compensation Committee valued SARs based upon the actual five-year term of the award. The Compensation Committee makes corresponding adjustments to the Peer Group companies’ reported equity awards to make Peer Group data comparable for the Compensation Committee’s analysis.

(4)	These awards are shares of our common stock granted as Matching Stock Awards. The dollar value of Matching Stock Awards granted to each of our Named Executive Officers is included in the Summary Compensation Table under column (g) as “All Other Compensation.” When Matching Stock Awards were granted on February 18, 2009 and May 20, 2009, the closing price of our common stock was $34.13 and $41.60, respectively. For a detailed description of matching contributions to our Active Deferred Compensation Plan (which may be paid in cash or Matching Stock Awards, at the election of our participating employees) see the section of this Proxy Statement entitled “Non-Qualified Deferred Compensation Plans.”

(5)	When Annual Stock Awards were granted on February 18, 2009 and May 20, 2009, the closing price of our common stock was $34.13 and $41.60, respectively. For a detailed description of Annual Stock Awards granted on May 20, 2009 see the section of this Proxy Statement entitled “ Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – Stock Awards, Option Awards and SARs.”

(6)	Mr. Walker received an additional Stock Award on September 9, 2009 when the closing price of our common stock was $49.03.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Salaries

Salary changes for our Named Executive Officers for the periods presented are as follows:

•

On April 18, 2005 the Compensation Committee increased Mr. Pinkerton’s salary to $480,000. The Compensation Committee did not adjust his salary in 2006. On May 23, 2007 the Compensation Committee increased his salary to $520,000. On May 20, 2008 the Compensation Committee increased his salary to $585,000. On May 20, 2009 the Compensation Committee increased his salary to $640,000.

•	On April 18, 2005 the Compensation Committee increased Mr. Ventura’s salary to $360,000. The Compensation Committee did not adjust his salary in 2006. On May 23, 2007 the Compensation

Committee increased his salary to $400,000. On May 20, 2008 the Compensation Committee increased his salary to $440,000. On May 20, 2009 the Compensation Committee increased his salary to $480,000.

•

On April 18, 2005 the Compensation Committee increased Mr. Manny’s salary to $250,000. On February 21, 2006 the Compensation Committee increased his salary to $270,000. On May 23, 2007 the Compensation Committee increased his salary to $300,000. On May 20, 2008 the Compensation Committee increased his salary to $330,000. On May 20, 2009 the Compensation Committee increased his salary to $360,000.

•

On December 28, 2005 the Compensation Committee set Mr. Whitley’s base salary at $250,000. The Compensation Committee did not adjust his salary in 2006. On May 23, 2007 the Compensation Committee increased his salary to $275,000. On May 20, 2008 the Compensation Committee increased his salary to $300,000. On May 20, 2009 the Compensation Committee increased his salary to $325,000.

•	The Compensation Committee set Mr. Walker’s base salary at $200,000 upon his employment on July 6, 2006. On February 11, 2009 the Compensation Committee increased his salary to $265,000.

Annual Incentive Awards

The Compensation Committee approved the Annual Incentive Awards for 2009 on February 8, 2010 based upon the performance criteria established during the first quarter of 2009 in accordance with the provisions of Section 162(m) of the Code. For a detailed discussion of the performance criteria established with respect to the 2009 Annual Incentive Awards, please refer to the section of this Proxy Statement entitled “Compensation Discussion and Analysis – Components of Executive Compensation – Performance Based Annual Incentive Awards.”

The Annual Incentive Awards were paid pursuant to the achievement of performance targets established under our Amended and Restated 2005 Plan and therefore are reported in the Summary Compensation Table in column (f) as “Non-Equity Incentive Plan Compensation.”

The following table sets forth the total amount of Annual Incentive Awards paid to our Named Executive Officers as Annual Incentive Awards for 2009 performance.

Paid in Cash
John H. Pinkerton	$1,022,000
Jeffrey L. Ventura	$767,000
Roger S. Manny	$460,000
Mark D. Whitley	$312,000
Ray N. Walker, Jr. (1)	$965,000

(1)	Includes $795,000 cash performance bonus paid to Mr. Walker during 2009 based on the achievement of certain operating targets in connection with the Company’s Marcellus Shale development.

The following table sets forth the total amount of cash and Bonus Stock Awards paid to our Named Executive Officers as Annual Incentive Awards for 2008 performance.

	Paid in Cash	Paid in Bonus Stock Awards	Number of Shares
John H. Pinkerton	$708,750	$236,250	6,922
Jeffrey L. Ventura	$543,750	$181,250	5,310
Roger S. Manny	$244,500	$81,500	2,387
Mark D. Whitley	$222,750	$74,250	2,175
Ray N. Walker, Jr.	$112,500	$37,500	1,098

The following table sets forth the total amount of cash and Bonus Stock Awards paid to each Named Executive Officer as Annual Incentive Awards for 2007 performance.

	Paid in Cash		Paid in Bonus Stock Awards	Number of Shares
John H. Pinkerton	$712,500		$237,500	4,052
Jeffrey L. Ventura	$547,500		$182,500	3,114
Roger S. Manny	$247,500		$82,500	1,407
Mark D. Whitley	$225,000		$75,000	1,279
Ray N. Walker, Jr.	$315,000	(1)	$25,000	426

(1)	Includes $240,000 cash performance bonus paid to Mr. Walker during 2007 based on the achievement of certain operating targets in connection with the Company’s Marcellus Shale development.

Stock Awards, Option Awards and SARs

As part of our long-term incentive compensation program, we make unvested discretionary contributions to our deferred compensation plan on behalf of our Senior Executives, other Corporate Officers and Key Professional Employees. All recipients can elect to receive these contributions in the form of Annual Stock Awards or cash. All of our Named Executive Officers have elected to receive Annual Stock Awards. Annual Stock Awards are within the scope of ASC 718. The amount of Annual Stock Awards recognized in column (d) of the Summary Compensation Table reflects the grant date fair value of those Annual Stock Awards granted to our Named Executive Officers during 2009 that will vest in the future. The value of SARs for each calendar year shown in column (e) of the Summary Compensation Table is based upon the aggregate grant date fair value of those SARs granted to our Named Executive Officers during 2009 that will vest in the future.

Annual Stock Awards are granted at the closing price of our common stock on the date of the grant and vest 30% on the first anniversary of the date of grant, 30% on the second anniversary of the date of grant and 40% on the third anniversary of the date of grant, unless vesting is accelerated in accordance with a change in control as described in the section of this Proxy Statement entitled “– Potential Payments upon Termination and Change in Control.” Recipients of Annual Stock Awards are entitled to receive dividends paid in respect of such shares. SARs have a five-year term and vest on the same schedule as Annual Stock Awards. The values of Annual Stock Awards and SARs are based on the grant date fair value of the awards determined in accordance with ASC 718. We use the grant date fair value for financial reporting purposes, except that such grant date fair values are amortized over the vesting periods for each respective award adjusted for any historical rates of forfeitures. Please refer to Note 13 to our financial statements as of December 31, 2009 as filed on Form 10-K as to the assumptions used in determining the Black-Scholes-Merton values of SARs. Our Named Executive Officers report the shares of our common stock issued as Annual Stock Awards on Form 4 as each award is made to our Active Deferred Compensation Plan.

During 2009, the Compensation Committee granted the following Annual Stock Awards and SARs to our Named Executive Officers.

	Annual Stock Awards				SARs
	Date	Fair Value per Share	Shares Granted	Grant Date Fair Value	Date	Grant Price	Fair Value per Share	SARs Granted	Grant Date Fair Value
John H. Pinkerton	05/20/09	$41.60	73,420	$3,054,272	05/20/09	$41.60	$16.3268	157,031	$2,563,814
Jeffrey L. Ventura	05/20/09	$41.60	55,088	$2,291,661	05/20/09	$41.60	$16.3268	117,823	$1,923,673
Roger S. Manny	05/20/09	$41.60	27,864	$1,159,142	05/20/09	$41.60	$16.3268	59,596	$973,012
Mark D. Whitley	05/20/09	$41.60	20,544	$854,630	05/20/09	$41.60	$16.3268	43,940	$717,400
Ray N. Walker, Jr.	02/18/09	$34.13	8,271	$282,289	02/18/09	$34.13	$14.8013	16,913	$250,334
	09/09/09	$49.03	40,000	$1,961,200

Annual Stock Awards and SARs granted on May 20, 2009 were a result of the Compensation Committee’s final determination of the performance of our Named Executive Officers for the 2008 calendar year except for Mr. Walker whose Annual Stock Awards and SARs were granted to him on February 18, 2009 along with other officers and employees since, at that time, Mr. Walker was not a Executive Officer. In addition, Mr. Walker received a grant in September 2009 awarded by the Compensation Committee after considering the results achieved by the Company’s Marcellus Shale division led by Mr. Walker, as well as the additional retention created by the three year cliff vesting of the award.

In determining our performance and our Named Executive Officers’ performance for 2008 in making the stock awards granted in May 2009, the Compensation Committee took into consideration our $2.97 drillbit finding and development cost which ranked at the 70th percentile of the Peer Group for 2008; our 13.9% growth in debt-adjusted reserve growth per share which ranked at the 69th percentile of the Peer Group for 2008; our 16% growth in cash flow per share which ranked at the 21st percentile of the Peer Group for 2008; our 33% decrease in our common stock price for the year which ranked at the 82nd percentile of the Peer Group for 2008; our 14.4% growth in debt-adjusted production growth per share which ranked at the 82nd percentile of the Peer Group for 2008 and our $5.15 unit cost which ranked at the 70th percentile of the Peer Group for 2008. Although we did not achieve the highest performance in any one of the categories, when computing an overall average weighting of each category on an equal basis for the companies in the Peer Group for 2008 for all the categories combined, we achieved the highest percentile rank of 66th percent Based upon our 2008 comparative results to the Peer Group for 2008, the Compensation Committee concluded that each Senior Executive’s level of compensation would be initially based upon the 75th percentile.

When calculating total compensation for executive officers with corresponding comparable positions at companies in the Peer Group for 2008, the Compensation Committee used an amount calculated utilizing the Black-Scholes-Merton methodology using the actual term of each respective award and the average volatility of the common stock of each Peer Group company for 2008. Such amounts are generally greater than the value determined in accordance with ASC 718 due to the use of the contractual term instead of the expected life of the awards.

Based upon our performance and a comparison of the compensation of each of our Named Executive Officers to the total compensation of companies in the Peer Group for 2008, the Compensation Committee determined to grant Annual Stock Awards and SARs to finalize total compensation for our 2008 performance. The Compensation Committee granted long-term equity incentive awards for each of our Senior Executives equal to the difference between (i) the total targeted compensation for the Senior Executive as determined by the Compensation Committee from the corresponding comparative executive officer positions from the Peer Group for 2008 and (ii) the sum of the Senior Executive’s 2008 total cash compensation and Annual Incentive Award for 2008 performance.

Other than Mr. Walker, who was not a Senior Executive whose compensation was addressed by the Compensation Committee in May 2009, the table below summarizes (a) the value of each of our Named Executive Officer’s total compensation for 2008 as determined by the Compensation Committee, and (b) various measures of the total compensation received by executive officers with corresponding comparable positions at companies in the Peer Group for 2008.

	Total Value of Compensation for 2008 Performance	75th Percentile Of Peer Group	Comparable Range of Total Compensation For Peer Positions	Median of Total Compensation For Peer Positions
		(millions)	(millions)	(millions)
John H. Pinkerton	$7,742,000	$8.8	$0.9 to $25.5	$14.4
Jeffrey L. Ventura	$5,807,000	$4.8	$0.8 to $10.4	$2.4
Roger S. Manny	$3,020,000	$3.4	$0.7 to $7.0	$1.7
Mark D. Whitley	$2,350,000	$2.3	$0.6 to $8.4	$1.4

After determining the initial total compensation for each Senior Executive for 2008 performance, the Compensation Committee reviewed with the independent compensation consultant the relative differences among total compensation amounts for all of our Senior Executives, especially between our CEO and our other Senior Executives. The Compensation Committee determined that relative differences in the total compensation provided to our Senior Executives were reasonable (including, for example, the fact that the total compensation amounts for our President and Chief Operating Officer was approximately 75% of the total compensation for our CEO) before finalizing total compensation for each Senior Executive.

For a list of those companies included in the Peer Group for 2008, please refer to the section of this Proxy Statement entitled “Compensation Discussion and Analysis – Components of Executive Compensation – Determination of Total Executive Compensation.”

During 2008 the Compensation Committee granted the following Annual Stock Awards and SARs to our Named Executive Officers.

	Annual Stock Awards				SARs
	Date	Fair Value per Share	Shares Granted	Grant Date Fair Value	Date	Grant Price	Fair Value per Share	SARs Granted	Grant Date Fair Value
John H. Pinkerton	05/20/08	$75.00	41,277	$3,095,775	05/20/08	$75.00	$25.4417	101,012	$2,569,917
Jeffrey L. Ventura	05/20/08	$75.00	31,390	$2,354,250	05/20/08	$75.00	$25.4417	76,816	$1,954,330
Roger S. Manny	05/20/08	$75.00	12,727	$954,525	05/20/08	$75.00	$25.4417	31,145	$792,382
Mark D. Whitley	05/20/08	$75.00	11,369	$852,675	05/20/08	$75.00	$25.4417	27,820	$707,788
Ray N. Walker, Jr.	02/12/08	$58.60	5,026	$294,524	02/12/08	$58.60	$18.3437	13,560	$248,741

During 2007, the Compensation Committee granted the following Annual Stock Awards and SARs to our Named Executive Officers.

	Annual Stock Awards				SARs
	Date	Fair Value per Share	Shares Granted	Grant Date Fair Value	Date	Grant Price	Fair Value per Share	SARs Granted	Grant Date Fair Value
John H. Pinkerton	05/23/07	$38.02	61,348	$2,332,451	05/23/07	$38.02	$11.9531	172,518	$2,062,125
Jeffrey L. Ventura	05/23/07	$38.02	36,533	$1,388,985	05/23/07	$38.02	$11.9531	102,733	$1,227,978
Roger S. Manny	05/23/07	$38.02	18,479	$702,572	05/23/07	$38.02	$11.9531	51,965	$621,143
Mark D. Whitley	05/23/07	$38.02	16,390	$623,148	05/23/07	$38.02	$11.9531	46,089	$550,906
Ray N. Walker, Jr.	02/01/07	$31.00	10,000	$310,000	02/01/07	$31.00	$9.919	20,000	$198,394

Other Benefits and Perquisites

We do not provide any pension benefits to any of our employees. However, all of our full-time employees may receive matching contributions, payable in cash, in an amount equal to 75% of their before-tax contributions to our 401(k) Plan up to a maximum matching contribution of 6% of their base salaries, excluding bonuses and subject to the maximum allowable deferrals set forth in the Code. In addition, our Senior Executives, Other Corporate Officers, directors and certain Key Professional Employees specifically selected by the Compensation Committee may defer all or portions of their current compensation into our Active Deferred Compensation Plan in order to provide for retirement and wealth accumulation planning. The Compensation Committee selects the group of employees each year that are permitted to participant in the Active Deferred Compensation Plan. Historically we have matched up to 10% of a participant’s salary deferrals to encourage the deferral of current compensation by our Senior Executives and other participating employees for retirement.

We provide other benefits such as medical, dental and life insurance and group disability coverage to all eligible employees, including each of our Named Executive Officers. We provide supplemental individual executive disability policies for our Senior Executives, which increases each Senior Executive’s disability payments above the $180,000 maximum under the group disability plan. Such supplemental coverage varies for each Senior Executive. The value of this supplemental coverage is detailed later in this Proxy Statement in the section entitled “Other Post-Employment Payments.”

We provide certain of our Named Executive Officers and other Senior Executives with the following personal benefits: (i) secretarial service for personal matters, (ii) occasional use of Company-owned facilities or equipment, (iii) relocation benefits and (iv) reimbursement for approved spousal travel expenses related to Company business or, in the case of Mr. Walker, certain spousal travel benefits associated with an officer’s corporate relocation arrangements. We provide club membership dues and other expenses to certain of our Senior Executives to the extent these dues and expenses are related to the conduct of our business. Incidental personal club use is permitted, but our Senior Executives are responsible for all charges for personal use and such charges are not reimbursed. Subject to the approval of the Board of Directors, we pay for spouses to accompany our directors and our Named Executive Officers to certain of the Board of Directors meetings and functions.

Other than a country club membership provided by the Company for Mr. Walker, we do not provide any of our Named Executive Officers with country club memberships, company-furnished automobiles or drivers, personal use of aircraft, security staff or systems outside our offices, reimbursed personal tax or financial advice, or tax gross ups on benefits paid (although certain tax gross ups are potentially payable with respect to the Management CIC Plan and the deferred compensation plans).

To determine the aggregate incremental costs for personal secretarial services we multiplied the total of the cash salary, bonus and benefits of the employees involved in providing such support times the percentage of such employees’ time estimated to be spent on personal secretarial services. We determine the aggregate incremental costs for any personal use of Company-owned facilities based upon whether we incurred any incremental costs due to the use of the facilities by any Named Executive Officer. During 2009, Mr. Pinkerton used Company real property for personal use, however there was no incremental cost to us attributable to such personal use.

“All Other Compensation” for the 2009 calendar year is composed of the following components. Such amounts reflect the amounts actually paid or accrued during 2009 although certain amounts are subject to vesting.

	Active Deferred Compensation Plan Match	401(k) Plan Match	Executive Disability Premium	Personal Secretarial Services	Additional Cash Bonus	Spousal Travel	Total
John H. Pinkerton	$64,143	$14,700	$35,625	$32,734	—	$584	$147,786
Jeffrey L. Ventura	$48,177	$14,700	$19,689	—	—	$40	$82,606
Roger S. Manny	$36,125	$14,700	$10,275	—	—	$584	$61,684
Mark D. Whitley	$32,671	$14,700	$9,484	—	—	—	$56,855
Ray N. Walker, Jr.	$27,270	$14,700	$4,682	—	$795,000	$4,134	$845,786

“All Other Compensation” for the 2008 calendar year is composed of the following components. Such amounts reflect the amounts actually paid or accrued during 2008 although certain amounts are subject to vesting.

	Active Deferred Compensation Plan Match	401(k) Plan Match	Executive Disability Premium	Personal Secretarial Services	Spousal Travel	Total
John H. Pinkerton	$55,760	$13,800	$29,527	$27,484	$4,443	$131,014
Jeffrey L. Ventura	$42,320	$13,800	$15,990	—	$3,528	$75,638
Roger S. Manny	$31,759	$13,800	$8,260	$736	$3,876	$58,431
Mark D. Whitley	$28,901	$13,800	$7,017	—	$4,601	$54,319
Ray N. Walker, Jr.	$24,924	$13,800	$1,683	—	$12,947	$53,354

“All Other Compensation” for the 2007 calendar year is composed of the following components. Such awards reflect the amounts actually paid or accrued during 2007 although certain amounts are subject to vesting.

	Active Deferred Compensation Plan Match	401(k) Plan Profit Sharing	401(k) Plan Match	Executive Disability Premium	Personal Secretarial Services	Additional Cash Bonus	Spousal Travel	Moving Expenses	Total
John H. Pinkerton	$50,291	$10,523	$7,750	$4,444	$21,709	—	$2,645	—	$97,362
Jeffrey L. Ventura	$38,288	$10,571	$7,750	$3,925	—	—	$1,949	—	$62,483
Roger S. Manny	$28,738	$10,571	$4,773	$3,073	—	—	$1,151	—	$48,306
Mark D. Whitley	$26,455	$10,523	$7,558	$2,448	—	—	—	—	$46,984
Ray N. Walker, Jr.	$23,781	$10,575	$4,411	$841	—	$240,000	$6,419	$134,909	$420,936

Outstanding Equity Awards

The Outstanding Equity Awards Table reflects each of our Named Executive Officers’ unvested long-term equity incentive awards at December 31, 2009 on an individual award basis. The market values of “Stock Awards” in column (h) were determined using the closing price of $49.85 of our common stock on December 31, 2009. The Compensation Committee did approve of a modification of outstanding awards during 2009 related to our Houston, Texas office closing but no awards to any Named Executive Officer were affected by such action.

Columns (d), (i) and (j) covering unearned equity incentive plan awards have been deleted from the SEC-prescribed table format since we did not have any such awards outstanding as of December 31, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards (1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested
(a)	(b)	(c)	(e)	(f)	(g)		(h)
John H. Pinkerton	22,500	—	$1.2917	04/10/10	24,539	A	$1,223,269
	57,999	—	$4.4467	02/12/11	295	M	$14,706
	262,499	—	$3.4600	04/01/12	28,893	A	$1,440,316
	134,182	—	$15.5200	02/15/10	18	M	$897
	140,625	—	$17.9333	07/01/10	6,922	B	$345,061
	100,800	—	$24.3200	02/27/11	1,142	M	$56,929
	81,344	—	$24.2000	06/08/11	73,420	A	$3,659,987
	103,511	69,007	$38.0200	05/23/12	52	M	$2,592
	30,304	70,708	$75.0000	05/20/13	30	M	$1,496
	—	157,031	$41.6000	05/20/14	—		—

	933,764	296,746			135,311		$6,745,253

Jeffrey L. Ventura	72,000	—	$17.9333	07/01/10	14,613	A	$728,458
	52,726	—	$24.3200	02/27/11	227	M	$11,316
	49,645	—	$24.2000	06/08/11	21,973	A	$1,095,354
	61,640	41,093	$38.0200	05/23/12	11	M	$548
	23,045	53,771	$75.0000	05/20/13	5,310	B	$264,704
	—	117,823	$41.6000	05/20/14	859	M	$42,821
					55,088	A	$2,746,137
					38	M	$1,894
					22	M	$1,097

	259,056	212,687			98,141		$4,892,329

Roger S. Manny	41,625	—	$17.9333	07/01/10	7,391	A	$368,441
	30,150	—	$24.3200	02/27/11	170	M	$8,475
	16,642	—	$24.2000	06/08/11	8,908	A	$444,064
	31,179	20,786	$38.0200	05/23/12	8	M	$399
	9,344	21,801	$75.0000	05/20/13	2,387	B	$118,992
	—	59,596	$41.6000	05/20/14	644	M	$32,103
					27,864	A	$1,389,020
					28	M	$1,396
					16	M	$798

	128,940	102,183			47,416		$2,363,688

Mark D. Whitley	27,654	18,435	$38.0200	05/23/12	6,556	A	$326,817
(hired 12/28/05)	8,346	19,474	$75.0000	05/20/13	156	M	$7,777
	—	43,940	$41.6000	05/20/14	7,958	A	$396,706
					7	M	$349
					2,175	B	$108,424
					586	M	$29,212
					20,544	A	$1,024,118
					24	M	$1,196
					14	M	$698

	36,000	81,849			38,020		$1,895,297

	Option Awards (1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested
(a)	(b)	(c)	(e)	(f)	(g)		(h)
Ray N. Walker, Jr.	—	8,000	$31.00	02/01/12	4,000	A	$199,400
(hired 7/5/06)	4,068	9,492	$58.60	02/12/13	3,518	A	$175,372
	—	16,913	$34.13	02/18/14	33	M	$1,645
					28	M	$1,396
					44	M	$2,194
					65	M	$3,240
					8,271	A	$412,310
					1,098	M	$54,735
					516	M	$25,723
					10	M	$498
					40,000	(*)	$1,994,000

	4,068	34,405			57,583		$2,870,513

(1)	“Option Awards” disclosed in the above table represent both Option Awards issued prior to June 2005 and SARs issued in and after June 2005.

(2)	“Option Awards” granted prior to May 23, 2002 vested over a four-year period at the rate of 25% each year and had a term of 10 years. “Option Awards” and SARs granted on or after May 23, 2002 vest over three years at the rate of 30% the first two years and 40% the third year and have a term of five years. “Option Awards” are listed in chronological order as granted.

Annual Stock Awards (designated as “A” in the table), Option Awards and SARs vest over a three-year period at the rate of 30% over the first two years and 40% over the third year. We made one grant of Annual Stock Awards to each Named Executive Officer in 2007, 2008 and 2009. Annual Stock Awards are listed in chronological order as granted. Option Awards and SARs have a term of five years. Bonus Stock Awards (designated as “B” in the table) did not vest until January 2, 2010. Matching Stock Awards (designated as “M” in the table) vest ratably over a three-year period beginning with the year such awards were contributed to our deferred compensation plan. Matching Stock Awards are listed in chronological order for the matches made in 2008 and 2009. As disclosed above, Mr. Walker received an award of 40,000 shares of common stock (designated with a “*” in the table) which vests on the anniversary date three years from the grant date of September 9, 2009.

Option Exercises and Stock Vested During 2009

The Option Exercises and Stock Vested Table reflect Options Awards actually exercised and Annual Stock Awards, Bonus Stock Awards, Initial Employment Stock Awards and Matching Stock Awards vested for each of our Named Executive Officers during 2009.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
(a)	(b)	(c)	(d)	(e)
John H. Pinkerton (2)	315,293	$9,539,439	66,789	$2,682,084
Jeffrey L. Ventura (3)	86,311	$2,880,505	41,739	$1,689,006
Roger S. Manny (4)	55,936	$2,166,970	19,421	$776,488
Mark D. Whitley (5)	24,000	$538,800	35,361	$1,668,820
Ray N. Walker , Jr. (6)	33,000	$584,070	11,669	$438,777

(1)	The “Stock Awards” included in the vesting amounts shown in this table are from (i) Annual Stock Awards granted during 2006 through 2008, (ii) Bonus Stock Awards subject to additional vesting until January 3, 2009 and (iii) Matching Stock Awards for 2007 through 2009. Mr. Whitley had 25,000 shares which vested on December 28, 2009 from his Initial Employment Stock Awards in 2005 which vested ratably over four years. Since the Summary Compensation Table reflects the entire value of the “Stock Awards” instead of over the period of time when such awards vest, a significant portion of the dollar amounts shown as realized on vesting is duplicative of the amounts that are shown in the Summary Compensation Table for different periods of time. The table below reflects the vested value which is in excess of the actual values on the date of grant which would have been reflected in the Summary Compensation Tables for the calendar periods 2006 through 2009.

(2)	The Option Awards Mr. Pinkerton exercised during 2009 represent options granted from March 11, 1999 through February 15, 2005. Such Option Awards had exercise prices that ranged from $1.29 to $15.52 per option share. Of the 315,293 Option Awards Mr. Pinkerton exercised during 2009, he retained ownership in 124,387 shares as of December 31, 2009. The pro forma value in accordance with ASC 718 of the 315,293 Option Awards exercised that would have been reflected in the Summary Compensation Table for the years 1999 through 2007 would be $1,168,199.

(3)	The Option Awards Mr. Ventura exercised during 2009 represent options granted from February 11, 2004 through February 15, 2005. Such Option Awards had an exercise prices that ranged from $6.99 to $15.52 per option share. Of the 86,311 Option Awards Mr. Ventura exercised during 2009, he retained ownership of 20,754 shares as of December 31, 2009. Mr. Ventura sold 65,557 shares during the year. The pro forma value in accordance with ASC 718 of the 86,311 Option Awards exercised that would have been reflected in the Summary Compensation Table for the years 2003 through 2007 would be $567,115.

(4)	The Option Awards Mr. Manny exercised during 2009 represent options granted from February 11, 2004 through February 15, 2005. Such Option Awards had exercise prices that ranged from $6.99 to $15.52 per option share. Of the 55,936 Option Awards Mr. Manny exercised during 2009, he retained ownership of 20,954 shares as of December 31, 2009. Mr. Manny sold 35,182 shares during the year. The pro forma value in accordance with ASC 718 of the 55,936 Option Awards exercised that would have been reflected in the Summary Compensation Table for the years 2003 through 2007 would be $216,766.

(5)	The Option Awards Mr. Whitley exercised during 2009 represent SARs granted on his initial date of employment, December 25, 2005. Such SARs had an exercise price of $25.91 per option share. Of the 24,000 SARs Mr. Whitley exercised during 2009, Mr. Whitley received and sold 8,194 shares. The value in accordance with ASC 718 of the 24,000 SARs exercised that were reflected in the Summary Compensation Table for the years 2006 through 2008 would be $311,040.

(6)	The Option Awards Mr. Walker exercised during 2009 represent SARs granted on his initial date of employment July 5, 2006 and SARs granted on February 1, 2007. Such Option Awards had exercise prices that ranged from $26.90 to $31.00 per option share. Of the 33,000 SARs Mr. Walker exercised during 2009, he received and sold 7,536 shares. The pro forma value in accordance with ASC 718 of the 33,000 Option Awards exercised that would have been reflected in the Summary Compensation Table for the years 2006 through 2009 would be $318,518.

All of the vesting of awards reflected in the Option Exercises and Stock Vested Table as “Stock Awards” during 2009 would be reflected in the Summary Compensation Table for the years 2007 through 2009 if all the years were presented. For each of our Named Executive Officers, the table below reflects the difference between the price of our common stock on the date of vesting of each award and the date of grant of each award. Due to the increase in our stock price since the end of 2002 when our common stock price was $3.56, our Named Executive Officers have been able to realize additional amounts in their deferred compensation plan accounts from electing to receive Annual Stock Awards, Bonus Stock Awards, Initial Employment Stock Awards and Matching Stock Awards, as described more fully below in the section entitled “Non-Qualified Deferred Compensation Plan.” We hold all of our common stock shown as “Stock Awards” in the Option Exercises and Stock Vested Table in our deferred compensation plans.

	Value Realized on Vesting in 2009 (1)	Value on Date of Grant (2)	Appreciation (Depreciation) Realized in Excess of Date of Grant
John H. Pinkerton	$2,682,084	$2,662,646	$19,438
Jeffrey L. Ventura	$1,689,006	$1,764,445	$(75,439)
Roger S. Manny	$776,488	$801,812	$(25,324)
Mark D. Whitley	$1,668,820	$1,194,874	$473,946
Ray N. Walker, Jr.	$438,777	$394,093	$44,684

(1)	This amount is the total fair market value of the “Stock Awards” on the dates such “Stock Awards” vested during 2009 and is shown in the Option Exercises and Stock Vested Table.

(2)	This is the amount of the vested “Stock Awards” that would have been reflected in various other compensation tables. This amount is the fair market value of the “Stock Awards” on the date such “Stock Awards” were granted during 2007 to 2009. This amount would have been reflected on the Grants of Plan-Based Awards Table historically for awards granted in 2007 to 2009 if such table was presented for those periods. The value on the date of grant is the value of the “Stock Awards” being amortized in accordance with ASC 718. The date of grant date fair value of the “Stock Awards” is also reflected in the Summary Compensation Table.

Non-Qualified Deferred Compensation Plans

Generally, our Named Executive Officers elect at the time they make their compensation deferrals into the deferred compensation plan whether to receive our matching contribution under such plan in cash or in the form of our common stock (creating a Matching Stock Award). Matching contributions up to 10% of our Named Executive Officers’ base salary paid during the calendar year vests over a three-year period, commencing with the year the matching contribution is made, at the rate of 33-1/3% each year. Separate deferral elections may be made with respect to our Named Executive Officers’ bonus and salary. To the extent that our Named Executive Officers elected to receive their matching contribution in the form Matching Stock Awards, vesting of the Matching Stock Award for 2007 through 2009 is reflected as to each respective Named Executive Officer in the Options Exercised and Stock Vested Table above.

All Annual Stock Awards, Bonus Stock Awards, Initial Employment Stock Awards and Matching Stock Awards are automatically contributed as discretionary contributions to our Active Deferred Compensation Plan. Therefore, upon the vesting of any such awards, any appreciation or depreciation in value that would otherwise be realized is deferred under the terms of the Active Deferred Compensation Plan and will be distributed pursuant to the terms of the Active Deferred Compensation Plan as described below.

As discussed previously, our deferred compensation plans consist of an Active Deferred Compensation Plan and a Frozen Deferred Compensation Plan. The Frozen Deferred Compensation Plan holds amounts contributed to such plan and vested prior to January 1, 2005 and is not subject to the terms of section 409A of the Code. The

Active Deferred Compensation Plan was adopted by the Compensation Committee in late 2004 and is subject to the terms of Section 409A of the Code. The Active Deferred Compensation Plan currently conforms to the regulations and guidance issued to date under section 409A of the Code. The Compensation Committee must approve any amendments to the Active Deferred Compensation Plan.

The Compensation Committee may elect to make discretionary contributions to the Active Deferred Compensation Plan on behalf of our Named Executive Officers. These contributions may be made in the form of the matching contributions described above. Any such discretionary contributions will be subject to vesting and any other terms specified by the Compensation Committee. Matching contributions will vest on a class-year basis over a three-year period at the rate of 33-1/3% each year, commencing with the year in which the contribution is made unless a different vesting schedule is determined by the Compensation Committee. In addition, our Named Executive Officers will become fully vested in the matching contributions upon reaching age 65, death or disability (as defined in the Active Deferred Compensation Plan). Our Named Executive Officers will forfeit all discretionary or matching contributions, irrespective of the attainment of age 65, disability or death, if their employment with the Company terminates for gross misconduct or if they engage in unlawful business competition with the Company.

Amounts contributed to the deferred compensation plans and earnings thereon are contributed to a rabbi trust, which is a grantor trust the assets of which may only be used to pay benefits under the deferred compensation plans or to satisfy the claims of our creditors in the event of our insolvency. Thus, we have set aside the assets to fund the benefits payable under the deferred compensation plans. Our Named Executive Officers are generally entitled to direct the investment of their deferred compensation generally in the same investment funds as are offered under our 401(k) Plan. However, Annual Stock Awards, Bonus Stock Awards, Initial Employment Stock Awards and Matching Stock Awards may not be invested out of our common stock until vesting of such awards. Participants can elect to invest contributions and matching contributions in the 401(k) Plan in common stock of the Company.

The table below shows the investment funds available under our 401(k) Plan and our deferred compensation plans and their annual rate of return for the calendar year ended December 31, 2009, as reported by the administrator of the plans.

	Rate of Return
Investment Fund	401(k) Plan	Deferred Compensation Plan
Alger Small Cap Growth Institutional Fund – Class R	43.13%	43.13%
AllianceBernstein International Value Fund – Class A	34.22%	34.22%
Allianz NFS Small Cap Value Fund – Class A	23.94%	23.94%
American Funds The Growth Fund of America – Class R3	34.12%	34.12%
BlackRock Global Allocation – Class A	21.64%	21.64%
BlackRock U.S. Opportunities – Class A	35.61%	35.61%
Calamos Growth & Income Fund – Class A	—	37.02%
Davis NY Venture Fund – Class A	32.06%	32.06%
DWS Dreman High Return Equity Fund – Class A	28.81%	28.81%
DWS Equity 500 Index Fund – Class S	26.35%	26.35%
DWS Gold & Precious Metals Fund – Class A	—	41.22%
DWS LifeCompass 2015 Fund – Class A	23.15%	23.15%
DWS LifeCompass 2020 Fund – Class A	24.60%	24.60%
DWS LifeCompass 2030 Fund – Class A	28.70%	28.70%
DWS LifeCompass Retirement Fund – Class A	19.79%	19.79%
DWS RREEF Real Estate Securities Fund – Class A	29.98%	29.98%
DWS Stable Value Trust – Class A	2.14%	—
DWS Strategic Value Fund	23.44%	23.44%

	Rate of Return
Investment Fund	401(k) Plan	Deferred Compensation Plan
Federated Automated Cash Mgt. Trust	—	0.35%
Liberty Horizon Fund – Class A	—	31.06%
Oppenheimer Global Fund – Class N	38.95%	38.95%
Oppenheimer International Bond – Class A	13.07%	13.07%
PIMCO Real Return Fund – Class A	18.43%	18.43%
PIMCO Total Return Fund – Class A	13.33%	13.33%
RiverSource Mid Cap Value – Class R3	39.54%	39.54%
RS Emerging Markets – Class A	92.96%	92.96%

Benefits under the Active Deferred Compensation Plan will be paid at the time and form specified by our Named Executive Officers in accordance with the requirements of section 409A of the Code. Such amounts may be paid in the form of a single lump sum payment or annual installments over a period of up to 10 years. Amounts invested in our common stock and Annual Stock Awards, Bonus Stock Awards, Initial Employment Stock Awards, and Matching Stock Awards contributed to the Active Deferred Compensation Plan may be paid in shares of our common stock, with fractional shares in cash at the discretion of the Compensation Committee. Each of our Named Executive Officers may change the time and/or form of payment, by making an election with the plan administrator at least one year before the date his Active Deferred Compensation Plan accounts would be paid in accordance with the requirements of section 409A of the Code. Any such subsequent deferral election must delay our Named Executive Officers’ benefit commencement date by at least five years. In addition, the Active Deferred Compensation Plan permits our Named Executive Officers to obtain an earlier distribution in the event of Hardship as defined under the Active Deferred Compensation Plan.

Benefits under the Frozen Deferred Compensation Plan will be paid at the time and form specified by our Named Executive Officers. Such amounts may be paid in the form of a single lump sum payment or annual installments over a period of up to 10 years. Amounts invested in our common stock may be paid in shares of Company common stock with fractional shares in cash at the discretion of the Compensation Committee. Each of our Named Executive Officers may change the time and/or form of payment, by making an election with the plan administrator at least one year before the date his Frozen Deferred Compensation Plan Accounts would be paid. In addition, the Frozen Deferred Compensation Plan permits our Named Executive Officers to obtain an earlier distribution in the event of Hardship as defined under the Frozen Deferred Compensation Plan. All of our Named Executive Officers have elected specific times of distribution rather than having their benefits distributed at termination of employment under the deferred compensation plans.

The accompanying table reflects the activity during the 2009 calendar year for each of our Named Executive Officers for the Frozen Deferred Compensation Plan shown as “F” in table and the Active Deferred Compensation Plan shown as “A” in the table.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Plan	Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
		(c) (1)		(d) (2)		(e)	(f)
John H. Pinkerton	F	—		$13,350	(3)	—	$16,286,836
	F	—		$665,310	(4)
	A	$3,054,272	(5)	$14,105	(3)	—	$17,662,903
	A	$64,143	(6)	$727,183	(4)

Total		$3,118,415		$1,419,948		—	$33,949,739

Jeffrey L. Ventura	F	—		$6,011	(3)	—	$878,586
	F	—		$267,291	(4)
	A	$2,291,661	(5)	$36,684	(3)	—	$11,790,540
	A	$48,177	(6)	$3,265,737	(4)	$(249,656)

Total		$2,339,838		$3,575,723		$(249,656)	$12,669,126

Roger S. Manny	F	—		$20,078	(3)	—	$385,999
	F			$97,377	(4)
	A	$1,159,142	(5)	$18,401	(3)	—	$5,761,938
	A	$36,125	(6)	$1,570,007	(4)

Total		$1,195,267		$1,705,863		—	$6,147,937

Mark D. Whitley	A	$854,630	(5)	$43,718	(3)	—	$6,674,847
	A	$32,671	(6)	$1,892,897	(4)

Total		$887,301		$1,936,615		—	$6,674,847

Ray N. Walker, Jr.	A	$2,243,489	(5)	$20,009	(3)		$4,187,409
	A	$27,270	(6)	$692,524	(4)

Total		$2,270,759		$712,533			$4,187,409

(1)	Column (c) reflects the value of our common stock contributed by us as Annual Stock Awards and Matching Stock Awards.

(2)	The earnings/(losses) from each of our Named Executive Officers’ deferred compensation plan account shown in column (d) represents the cash earnings or appreciation/depreciation in market value from the investment funds and our common stock which our Named Executive Officers invest in under the deferred compensation plans. Since our Named Executive Officers’ deferred compensation plan accounts have significant investments in our common stock, the plan earnings each year for each of our Named Executive Officers are significantly impacted by the change in our common stock price during that period. The amounts of the appreciation or depreciation in our common stock held in the Frozen and Active Deferred Compensation Plan accounts for each Named Executive Officer is segregated in the table for reference purposes.

(3)	Earnings/(losses) from appreciation/depreciation in market value, dividends and interest from mutual funds selected by each of our Named Executive Officers.

(4)	These amounts reflect appreciation in the value of our common stock held in the Frozen and Active Deferred Compensation Plan accounts. As of December 31, 2009, the following numbers of shares our common stock were held in our Named Executive Officers’ deferred compensation plan accounts – 672,822 shares by Mr. Pinkerton; 251,680 shares by Mr. Ventura; 120,851 shares by Mr. Manny; 132,021 shares by Mr. Whitley and 82,528 shares by Mr. Walker.

(5)	These amounts reflect the grant date fair value of Annual Stock Awards determined in accordance with ASC 718. The Compensation Committee grants Annual Stock Awards each year to our Senior Executives. Such awards are contributed to each of our Senior Executives’ accounts in the Active Deferred Compensation Plan. Annual Stock Awards vest over a three–year period at the rate of 30% for each of the first two years and 40% the last year. These amounts are shown in column (d) of the Summary Compensation table and in column (l) of the Grants of Plan-Based Awards Table. Mr. Walker also received an additional grant in September of 2009 which vests at the end of three years.

(6)	Generally, our Named Executive Officers elect, at the time they make their compensation deferral elections under the Active Deferred Compensation Plan for the coming calendar year, whether to receive their matching contribution under such plan in cash or in the form of our common stock (creating a Matching Stock Award). During 2009, all our Named Executive Officers elected Matching Stock Awards. The dollar equivalent value of the Matching Stock Awards is shown in column (c) of the table. Matching Stock Awards vest ratably over a three-year period beginning with the year such awards were contributed to our deferred compensation plan. These amounts are shown in column (l) of the Grants of Plan-Based Awards Table and are included as “All Other Compensation” in column (g) in the Summary Compensation Table.

Voluntary contributions to our deferred compensation plans by our Named Executive Officers from salary, bonus and cash incentive awards from prior years have been reported in the Summary Compensation Tables for such prior years. Mr. Pinkerton has participated in the deferred compensation plans since 1996. Messrs. Ventura and Manny began participating in 2003, Mr. Whitley began participating in 2005, and Mr. Walker began participating in 2006.

In the Non-Qualified Deferred Compensation Table, Annual Stock Awards and Bonus Stock Awards granted during 2009 are valued at the grant value fair value in accordance with ASC 718. Matching Stock Awards are reflected in the Summary Compensation Table (as “All Other Compensation” in column (g)) during the year such awards are contributed to our deferred compensation plan, although such awards are subject to future vesting. The following table summarizes the historical amounts contributed to the deferred compensation plans that would be reflected in the Summary Compensation Table over time as valued in accordance with ASC 718 and the fair market value of the accounts as of December 31, 2009 for each of our Named Executive Officers. The difference between these two amounts represents the appreciation or depreciation of our common stock and other investment funds held in the deferred compensation plan account.

	Participant Since	Historic Values of Contributions to the Deferred Compensation Plans	Fair Market Value of Deferred Compensation Account as of December 31, 2009	Net Appreciation in the Account
John H. Pinkerton	1996	$13,198,298	$33,949,739	$20,751,441
Jeffrey L. Ventura	2003	$8,260,967	$12,669,129	$4,408,162
Roger S. Manny	2003	$4,007,793	$6,147,937	$2,140,144
Mark D. Whitley	2005	$4,626,772	$6,674,847	$2,048,075
Ray N. Walker, Jr.	2006	$3,445,104	$4,187,409	$742,305

Potential Payments upon Termination and Change in Control

There are no employment agreements currently in effect between us and any of our Named Executive Officers. Our Named Executive Officers are not covered under any general severance plan. In the event a Named Executive Officer terminates employment, any severance benefits payable to him would be determined by the

Compensation Committee at its discretion, unless termination occurred following a Change in Control, in which case severance may be payable pursuant to our Management CIC Plan.

In December 2008, the Board of Directors amended and restated our Management CIC Plan, which was initially adopted in 2005, pursuant to which all members of our Management Group, including our Named Executive Officers, may be entitled to receive certain payments and benefits if there is a Change in Control and a member of the Management Group is terminated other than for Cause or resigns for Good Reason (each an “Involuntary Termination”). Specifically under our Management CIC Plan, if a member of our Management Group leaves the Company as a result of an Involuntary Termination during the Protection Period, the participant will receive (a) a lump sum cash payment equal to (i) such person’s Benefit Multiple (which is set forth in the table below with respect to our Named Executive Officers) multiplied by (ii) the sum of (A) the participant’s Base Salary (as defined below) plus (B) the participant’s Bonus (the “Cash Payment”), and (b) for a period of years equal to the participant’s Benefit Multiple (but not beyond the end of the second calendar year following the year in which the Involuntary Termination occurred), continued participation in any medical, dental, life, disability or any other insurance arrangement for the benefit of the participant (and his spouse and minor children, if applicable) in which such person(s) were participating immediately prior to (x) the date of the participant’s Involuntary Termination, or, if greater, (y) the occurrence of the Change in Control (the “Continued Benefits”).

The Cash Payment will be paid as soon as practicable following a member of our Management Group’s termination, and in all events not later than March 15 of the year following the year of termination, unless payment is required to be delayed for six months from the date of termination to prevent additional tax under Section 409A of the Code. Further, the receipt of Continued Benefits is conditioned on the member of our Management Group paying to our Company the same premium amount for such benefits as such participant was required to pay prior to his termination, and the Continued Benefits will be limited and reduced to the extent that comparable coverage that does not result in greater out-of-pocket expenses to such participant is provided or available to such participant. Our Management CIC Plan does not provide for any Cash Payments or Continued Benefits in the event a member of our Management Group is terminated due to death or Disability (as defined below). A discussion of the Benefit Multiple selected for each of our Named Executive Officers can be found in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Our Management CIC Plan also provides that, upon a Change in Control, all non-vested long-term equity incentive awards held by members of our Management Group, including our Named Executive Officers, automatically vest, regardless of whether or why any such participant terminates employment later. In addition, any long-term equity-incentive awards that so automatically vest and that provide for exercise by the participant will remain exercisable following an Involuntary Termination or any termination due to death or Disability on or after a Change in Control for the lesser of (i) the remaining term of the award or (ii) one year following the latest to occur of (A) the participant’s termination of employment, (B) in the event of a termination of employment in anticipation of a Change in Control, the actual occurrence of or consummation of such Change in Control, or (C) in the event of a Change in Control as a result of approval by the stockholders of our Company of a reorganization, merger, consolidation or other disposition of all or substantially all of our assets or an acquisition of the assets or stock of another corporation, the consummation of such transaction. Following a termination of employment that is not an Involuntary Termination or a termination due to death or Disability, other than a termination for Cause, any long-term equity-incentive award that vests and that provides for exercise by the participant will be exercisable for the lesser of (i) the remaining term of the award or (ii) 30 days following such termination of employment. Upon a termination of employment for Cause, any long-term equity-incentive awards will terminate and no longer be exercisable at the time of a final determination that Cause exists.

In connection with the delivery of the Cash Payments under our Management CIC Plan, each member of our Management Group is required to execute and deliver to us a release that generally releases and discharges our Company (and its related entities and agents) from any and all claims (with certain limited exceptions) existing at any time prior to execution of the release. Our Management CIC Plan also contains non-disparagement provisions pursuant to which each member of our Management Group and our Company have agreed not to disparage one another during the term of such person’s employment and thereafter. Violation of the non-disparagement provisions entitles the wronged party to complete relief including injunctive relief, damages, and/or termination or return of payments made under our Management CIC Plan.

Our Management CIC Plan also provides for the payment of a tax-gross up to members of our Management Group, including our Named Executive Officers, in the event that Change in Control Payments would result in excess parachute payments under Section 280G of the Code. This tax gross-up entitles members of our Management Group to additional payments in an amount equal to (i) any 4999 Excise Tax with respect to the Change in Control Payments, (ii) all federal, state, and local taxes applicable to our payment of any 4999 Excise Taxes, and (iii) any additional 4999 Excise Tax amounts that are assessed by reason of our payment of the tax gross-up. The intent of the tax gross-up is to provide members of our Management Group, after deduction of any 4999 Excise Tax on our Change in Control Payments and of any income, payroll, or excise taxes on our payment of the 4999 Excise Tax, with a net payment equal to the total of our Change in Control Payments.

For purposes of our Management CIC Plan, the following terms have been assigned the meanings set forth below:

(i) “Change in Control” means (A) a person or group of persons becomes the beneficial owner of 35% or more of the then outstanding shares of our common stock or the combined voting power of the outstanding securities of our Company that are eligible to vote in the election of our Board of Directors, (B) a majority of the members of our Board of Directors is replaced by directors who were not endorsed by a majority of the board members prior to their appointment, (C) the consummation of a reorganization, merger, consolidation, or other disposition of all or substantially all of our assets or an acquisition of the assets of another corporation, unless, immediately following the consummation of such transaction, (1) the Company’s stockholders immediately prior to such transaction own more than 50% of the company resulting from such transaction and exercise more than 50% of the resulting company’s combined voting power in substantially the same proportions as their ownership of the stock of the Company and the Company’s voting securities immediately prior to such a reorganization, merger, consolidation, or other disposition, (2) no person (other than certain entities related to the Company) or group of persons becomes the beneficial owner of 35% or more of either the outstanding shares of common stock of the company resulting from such a transaction or the resulting company’s combined voting power and (3) the individuals who were directors of the Company constitute at least a majority of the resulting company’s board of directors, or (D) a liquidation or dissolution of the Company. In the event a member of our Management Group is terminated without Cause or for Good Reason in anticipation of a Change in Control and a Change in Control actually occurs, a Change in Control shall be deemed to have occurred on the date immediately prior to such person’s termination;

(ii) “Cause” means (A) an act of dishonesty that constitutes a felony, or (B) an act that results or that is intended to result in gain to or personal enrichment of the member of our Management Group at our expense;

(iii) “Good Reason” means, without a person’s consent, (A) material diminution of the duties, authority or responsibilities of the person, (B) material reduction of such person’s Base Salary; or, (C) a change in such person’s principal place of employment, without consent, to a location more than 30 miles from the principal place of employment prior to the Change in Control;

(iv) “Protection Period” means, generally, the period beginning on the date of the occurrence of a Change in Control and ending on the last day of the twelfth full calendar month following the calendar month in which the Change in Control occurred;

(v) “Base Salary” means the annual gross rate of pay, including vacation and holiday pay, sick leave compensation, and any amounts reduced and contributed to an employee benefit plan of our Company in effect immediately prior to the member’s termination date or the occurrence of the Change in Control, but does not include any bonus, incentive pay, overtime, auto or travel allowance, or any other benefits or special allowances;

(vi) “Bonus” means the average of the annual bonus awards paid to the member of our Management Group for the three prior fiscal years immediately prior to (A) the member’s termination date or, if greater (B) the occurrence of the Change in Control; and

(vii) “Disability” means a member of our Management Group (A) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of 12 months; or, (B) is, by reason of such a physical or mental impairment, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering our employees.

The following table reflects the estimated payments due to each of our Named Executive Officers as of December 31, 2009, assuming, as applicable, that a Change in Control occurred and each of our Named Executive Officers was terminated without Cause effective December 31, 2009. For these purposes, our common stock price was assumed to be $49.85, which was the closing price of our common stock on December 31, 2009. The amounts below have been calculated using numerous assumptions that we believe are reasonable. For purposes of the 280G calculation, it is assumed that no amounts will be treated as attributable to reasonable compensation and no value will be attributed to our Named Executive Officer executing a non-compete agreement. The amount of the 4999 Excise Tax gross-up will change based upon when our Named Executive Officer’s employment with our Company is terminated because the amount of compensation subject to Section 280G of the Code will change. Any actual payments that may be made pursuant to the arrangements described above are dependent on various factors, which may or may not exist at the time a Change in Control actually occurs and any of our Named Executive Officers are actually terminated.

	Potential Change in Control Payments
	Benefit Multiple	Cash Payments (1)	Value of Accelerated Awards (2)	Value of Welfare Benefits (3)	Potential Excise Tax Gross Up (4)	Total
John H. Pinkerton	3X	$4,652,000	$8,855,771	$112,112	—	$13,619,883
Jeffrey L. Ventura	3X	$3,505,000	$6,349,478	$77,759	—	$9,932,237
Roger S. Manny	2.5X	$1,679,167	$3,100,663	$57,221	—	$4,837,084
Mark D. Whitley	2X	$1,221,333	$2,475,222	$55,360	—	$3,751,915
Ray N. Walker, Jr.	2X	$705,694	$3,287,294	$48,341	$555,647	$4,655,542

(1)	Represents cash payments equal to Base Salary and Bonus, determined as of December 31, 2009, multiplied by the applicable Benefit Multiple. Such calculation averages the three bonuses paid as of December 31, 2009 which would be for the years 2006, 2007 and 2008.

(2)	Represents the difference in value between the grant price and the 2009 year-end price of the common stock of $49.85 for Option Awards and SARs and $49.85 for unvested Annual Stock Awards, Bonus Stock Awards, Initial Employment Stock Awards and Matching Stock Awards granted under any of our benefit plans vesting upon a Change in Control as of December 31, 2009.

(3)	Represents the value of the continuation of medical, dental, life, disability, and other insurance benefits for the length of one year multiplied by the applicable Benefit Multiple assuming a 5% increase per year terminating at the end of the second calendar year following the year of termination.

(4)	Represents the amount of the 4999 Excise Tax gross-up payment necessary to result in our Named Executive Officers receiving the total Change in Control Payments. If a Change in Control occurred causing the vesting of all awards to our Named Executive Officers, but none of our Named Executive Officers were terminated there would be no 4999 Excise Tax gross-up payments.

Our employees who are not covered in our Management CIC Plan (the “Employee Group”) may be entitled to receive more limited change in control payments under the Range Resources Corporation Amended and Restated Employee Change in Control Severance Benefit Plan (the “Employee CIC Plan”) upon an involuntary termination of employment by us for other than Cause or if an employee resigns for Good Reason. If any employee in the Employee Group is terminated by us, other than for Cause or resigns for Good Reason, within the Protection Period, the employee will receive a lump sum payment (the “Employee Payment”) equal to his or her Base Salary and Bonus. The same definitions used in our Management CIC Plan are used in our Employee CIC Plan.

Our deferred compensation plans do provide for tax gross-up payments in certain circumstance. Specifically, a tax gross-up may be payable if all or a portion of a participant’s deferred compensation plan account is paid prior to the date the participant otherwise elected to receive such payment (without the consent of the participant or his or her beneficiary) as a result of (i) the participant’s termination of employment within 24 months of a Change in Control (as defined under Section 409A of the Code), (ii) the amendment of either of our deferred compensation plans in connection with a Change in Control, or (iii) the termination of either of our deferred compensation plans in connection with a Change in Control the participant will be entitled to a gross-up with respect to any portion of such payments that are subject to 4999 Excise Tax. The balance of the accounts of our Named Executive Officers under the Deferred Compensation Plans as of December 31, 2009 is set forth in column (f) of the Non-Qualified Deferred Compensation Table. The calculation of the tax gross-ups assume, pursuant to the terms of the Deferred Compensation Plans, a 35% federal income tax rate, a 1.45% Medicare tax rate, and 20% in additional taxes under Section 409A of the Code (with respect to amounts accelerated under the Active Deferred Compensation Plan). The potential tax gross-ups for our Named Executive Officers with respect to their Frozen Deferred Compensation Plan accounts (identified by an “F”) and their Active Deferred Compensation Plan accounts (identified by an “A”) with respect to an accelerated distribution as of December 31, 2009, are as follows: Mr. Pinkerton – $9,341,545 (F), $22,894,854 (A); Mr. Ventura – $503,925 (F), $15,283,031 (A); Mr. Manny – $221,395 (F); $7,468,689 (A); Mr. Whitley – $8,652,012 (A); Mr. Walker – $5,427,767 (A).

Other Post-Employment Payments

Upon the death, Disability (which definition is the same as the definition under the Management CIC Plan) or retirement of a Named Executive Officer or any other employee, certain unvested stock awards and SARs vest under the terms of the award grant. Unvested Option Awards under the 1999 Stock Option Plan were not granted with the acceleration of vesting upon death, Disability or retirement feature. Upon Disability, all employees are covered under a group compensation continuation plan. The group disability coverage provides for compensation continuance of 60% of an employee’s salary and bonus up to a maximum of $180,000 per year until his or her 65th birthday. All of our Named Executive Officers are also covered under supplemental individual executive disability policies. Coverage under these policies would increase the disability coverage from the maximum of $180,000 per year under the group plan to the coverage amounts shown below for each Named Executive Officer. The percent of coverage vary depending on when the policy was put in place for each Named Executive Officer. The executive disability coverage premium is shown as a perquisite in the Summary Compensation Table in column (g) “All Other Compensation.” The following table summarizes the value of the compensation continuation which would be available to each Named Executive Officer assuming that he became disabled as of December 31, 2009 under the policies currently in effect until he attained the age of 65 years old. The table also summarizes the value of the unvested SARs and Annual Stock Awards, Bonus Stock Awards, Initial Employment Stock Awards and Matching Stock Awards which would vest upon the death, Disability or retirement assuming that such events occurred on December 31, 2009 based on the value of the Company’s common stock on that date of $49.85. Retirement is defined as reaching the age of 65 years old.

	Annual Salary	Benefit Continuance Under Executive Disability Plan	Value of Accelerated Vesting of SARs	Value of Accelerated Vesting of Stock Awards
John H. Pinkerton	$640,000	$466,792	$2,111,859	$6,745,253
Jeffrey L. Ventura	$480,000	$385,000	$1,458,170	$4,892,329
Roger S. Manny	$360,000	$360,000	$737,565	$2,363,688
Mark D. Whitley	$325,000	$315,936	$580,591	$1,895,297
Ray N. Walker, Jr.	$265,000	$221,628	$416,672	$2,870,513

Director Compensation

Director compensation is set by the Compensation Committee after working with its independent compensation consultants and a review of the Peer Group. The Compensation Committee generally approves compensation for directors just prior to the Board of Directors’ meeting following the election of directors at the annual meeting of stockholders. Compensation arrangements for directors are effective with each election to the Board of Directors at the annual meeting. Option Awards or SARs are granted under the 2004 Non-Employee Director Stock Option Plan, which was approved by our stockholders. In the past several years, the Compensation Committee has also approved the payment of Annual Stock Awards to the directors for a portion of their overall director compensation.

Since director long-term equity incentive awards are granted upon director elections at the annual meeting, the timing of director long-term equity incentive awards is not a subjective matter. On May 20, 2009, each director was granted (a) 3,245 Annual Stock Awards valued at $41.60 and (b) 6,941 SARs having a grant date fair value of $17.6604 per share determined in accordance with ASC 718 using an exercise price of $41.60 per share. Please refer to Note 13 to our financial statements as of December 31, 2009 as filed on Form 10-K as to the assumptions used in determining the grant date fair value of SARs. Since SARs and Annual Stock Awards are fully vested upon grant, the amounts shown in the Summary Director Compensation Table reflect the grant date fair value of the awards actually granted during calendar year 2009. Certain directors voluntarily elect to defer all or a portion of their cash fees in our Active Deferred Compensation Plan. Portions of those deferrals are used to purchase our common stock on the open market. Directors have the power to change their investment options in the Deferred Compensation Plans among the funds listed on page 52 under Deferred Compensation Plan.

SUMMARY DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Stock Awards	SARs	All Other Compensation	Total
(a)	(b)	(c)	(d)	(g)	(h)
Charles L. Blackburn	$56,000	$134,992	$122,581	$982	$314,555
Anthony V. Dub	$58,000	$134,992	$122,581	$634	$316,207
V. Richard Eales	$78,000	$134,992	$122,581	$259	$335,832
Allen Finkelson	$59,000	$134,992	$122,581	$259	$316,832
James M. Funk	$56,223	$134,992	$122,581	$948	$314,744
Jonathan S. Linker	$61,000	$134,992	$122,581	$681	$319,254
Kevin S. McCarthy	$57,000	$134,992	$122,581	$384	$314,957

Columns (e) and (f) covering Non-Equity Incentive Plan Compensation and Changes in Pension Values, respectively, have been deleted from the SEC-prescribed table format since the directors do not receive any such compensation. The amounts reflected in column (g) for “All Other Compensation” is comprised primarily of reimbursed spousal travel.

The following table reflects the compensation arrangements for the last two fiscal years. Director compensation was reviewed by the Compensation Committee just prior to the 2009 annual meeting and established the compensation arrangements for the 2009 – 2010 director term.

	Rates in Effect
Non-Employee Director Forms of Compensation	2008 – 2009 Term	2009 – 2010 Term
Lead Independent Director Cash Annual retainer	$65,000	$65,000
Non-Employee Director cash annual retainer	$45,000	$45,000
Board or Committee cash fee for each meeting	$1,000	$1,000
Annual SARs each	4,414	6,941
Grant date fair value of SARs (as determined in accordance with ASC 718)	$27.31	$17.66
Annual Stock Awards each	1,804	3,245
Grant date fair value of Annual Stock Awards	$75.00	$41.60

The following table provides summary information of the compensation paid to each director during 2009 based upon the rates of compensation in effect for the respective fiscal years shown in the table above. Messrs. Pinkerton and Ventura are employee directors and therefore did not receive any separate compensation for their participation on the Board of Directors.

	Cash Compensation
Director	Annual Retainer		Meeting Fees
Charles L. Blackburn	$45,000		$11,000
Anthony V. Dub	$45,000		$13,000
V. Richard Eales	$65,000		$13,000
Allen Finkelson	$45,000		$14,000
James M. Funk	$46,223	(1)	$10,000
Jonathan S. Linker	$45,000		$16,000
Kevin S. McCarthy	$45,000		$12,000

(1)	Mr. Funk was appointed to our Board on December 22, 2008. This amount includes $1,223 for his 2008 services which was paid in 2009.

The Compensation Committee has not awarded additional fees to the Chairs of the Audit, Compensation or Governance and Nominating Committee other than the regular meeting fees paid to all directors. After a discussion with the Board of Directors, the Compensation Committee concluded that the preparation time for each meeting and carrying out each committee’s responsibilities generally was shared by all the directors on the committee. In addition, since the Chair responsibilities and significant roles, such as the “financial expert” for the Audit Committee, for the Board of Directors were shared among the directors as a whole, no special fees associated with chairing a committee or serving in a special capacity would be granted. The Board, based on a recommendation of the Compensation Committee has awarded the Lead Independent Director an additional $20,000 per year for a total of $65,000 per year, plus $1,000 per meeting of a committee attended by the Lead Independent Director at which the Lead Independent Director is not in attendance as a member of the committee. The Compensation Committee continues to monitor the activities and time responsibilities of each director to determine if a change in circumstances would warrant a change in the director fee structure.

The following table reflects the number of Option Awards and SARs held by each director as of December 31, 2009 and the corresponding weighted average grant price of the awards. The current awards are fully vested upon grant and have a five-year expiration term. Prior to May 2002, option awards vested over four years, 25% per year, and had a ten year term.

	Option Awards /SARs Outstanding
	Number	Weighted Average Grant Price
Charles L. Blackburn	30,705	$38.80
Anthony V. Dub	42,705	$29.02
V. Richard Eales	66,705	$21.84
Allen Finkelson	42,705	$29.02
James M. Funk	10,470	$38.29
Jonathan S. Linker	42,705	$31.96
Kevin S. McCarthy	42,705	$31.96

The directors are reimbursed for their travel and out-of-pocket expenses in connection with their duties as a director. In addition, the directors are allowed to participate in our Deferred Compensation Plan but their deferrals do not qualify for our Company match. We do not provide to directors any of the following: any legacy awards or charitable awards programs for directors upon retirement, tax reimbursement arrangements, payments in connection with a Change in Control, securities or products purchased at a discount or life insurance arrangements. Subject to the approval of the Board of Directors, we pay for spouses to accompany our directors to certain Board of Directors meetings and functions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDERS PARTICIPATION

Our Compensation Committee of our Board of Directors, during the fiscal year ended December 31, 2009, consisted of Messrs. Blackburn, Finkelson, Funk (beginning May 20, 2009) and McCarthy. During the fiscal year ended December 31, 2009, there were no compensation committee interlocks or insider participation.

REPORT OF THE AUDIT COMMITTEE

Our Audit Committee of our Board of Directors is responsible for our independent registered public accountants and for monitoring the integrity of our consolidated financial statements, our system of internal controls and the independence and performance of our independent registered public accountants. Our Audit Committee also reviews internal audit activities, the scope of the audit coverage, the annual financial statements and such other matters with respect to the accounting, auditing and financial reporting practices and procedures as it may find appropriate or as have been brought to its attention. Our Audit Committee is composed of three non-employee directors and operates under a written charter adopted and approved by our Board of Directors. Our Board of Directors, in its business judgment, has determined that all members of our Audit Committee are “independent” as required by the NYSE. Mr. V. Richard Eales was designated as the “audit committee financial expert” primarily, but not solely, due to his prior experience as a CFO with public reporting companies.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Our independent registered public accounting firm for 2009, Ernst & Young LLP, is responsible for performing an audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).

Our Audit Committee held six meetings during 2009. The meetings involved the discussion of the audited consolidated financial statements of the year ended December 31, 2008, discussion of our 2009 quarterly consolidated financial statements and various aspects of our internal controls and financial reporting. The meetings were also designed to facilitate and encourage communication and gain a better understanding of the issues involved in the preparation of the financial statements between our Audit Committee, management and Ernst & Young LLP. Our Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for their audit. Our Audit Committee met with our independent registered public accounting firm, with and without management present, to discuss the results of its examinations and its evaluations of our internal controls. Our Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2009 with management and Ernst & Young LLP. Our Audit Committee has also discussed with our independent registered public accounting firm matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of our consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 114, as amended, Communication with Audit Committees. The independent registered public accounting firm provided to us the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee regarding independence, and our Audit Committee discussed with them its independence from our Company. When considering Ernst & Young LLP’s independence, our Audit Committee considered whether its provision of services to our Company beyond those rendered in connection with its audit and review of the consolidated financial statements was compatible with maintaining its independence. Our Audit Committee also reviewed, the amount of fees paid to Ernst & Young LLP for audit, tax and non-audit services.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities discussed in this report and in our Audit Committee Charter, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements for the year ended December 31, 2009 be included in our Annual Report on Form 10-K filed with the SEC.

The members of our Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of auditing or accounting, including in respect of independent registered public accounting firm independence. Members of our Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, our Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our Audit Committee’s considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that Ernst & Young LLP is in fact “independent.”

This report has been furnished by the members of our Audit Committee.

Anthony V. Dub, Chair

V. Richard Eales

Jonathan S. Linker

Independent Registered Public Accountants

Our Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements as of and for the fiscal year ending December 31, 2010 and the effectiveness of our internal controls over financial reporting December 31, 2010. Our stockholders are being asked to ratify the appointment of Ernst & Young LLP at our annual meeting, pursuant to proposal 3.

Representatives of Ernst & Young LLP are expected to be present at our Annual Stockholder meeting. Ernst & Young LLP representatives will have an opportunity to make a statement if they desire and are expected to be available to respond to any appropriate questions at our meeting.

Audit Fees

Our independent registered public accounting firm for 2009 and 2008 was Ernst & Young LLP. The fees billed to us by Ernst & Young LLP are shown in the table below.

	Year Ended December 31,
	2009	2008
Audit Fees	$1,194,500	$1,160,800
Audit Related Fees	—	—
Tax Fees	$8,618	$16,903
All Other Fees	$2,706	$2,706

	$1,205,824	$1,180,409

Audit fees consist of fees billed for professional services rendered for the audit of our annual financial statements and our internal controls over financial reporting, reviews of the financial statements included in our quarterly reports and services that are normally provided in connection with statutory and regulatory filings, including consents and other work associated with debt and equity offerings.

Tax Fees

Tax fees shown in the table above consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include tax assistance regarding federal and state compliance, tax audit defense, mergers and acquisitions.

Other Fees

All other fees shown in the table above consist of fees for products and services other than services reported above.

Pre-Approval Policy and Procedures

Our Audit Committee must give prior approval to any management request for any amount or type of service (audit, audit-related and tax services or to the extent permitted by law, non-audit services) our independent registered public accounting firm provides. All audit, audit-related and tax services rendered by Ernst & Young LLP in 2009 were approved by our Audit Committee before Ernst & Young LLP was engaged for such services. No services of any kind were approved pursuant to a waiver permitted pursuant to 17 CFR 210.2-01(c)(7)(i)(C). Consultation and approval of such services for 2009 occurred during the regularly scheduled meetings of our Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Security Ownership of Certain Beneficial Owners

The following table reflects the beneficial ownership of our common stock based upon the 159,370,738 common shares outstanding as of March 26, 2010 by (i) each person known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, and (ii) all of our directors and executive officers as a group. Unless otherwise indicated, to our knowledge, each stockholder has sole voting and dispositive power with respect to the securities beneficially owned by that stockholder and no such securities were subject to a pledge.

	Common Stock
Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
All directors and executive officers as a group (17 individuals)	3,035,074	(1)	1.9%
c/o Range Resources Corporation, 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102

FMR LLC	16,597,423	(2)	10.61%
82 Devonshire Street Boston, Massachusetts 02109

Blackrock, Inc.	11,470,300	(3)	7.33%
40 East 52nd Street New York, New York 10005

Neuberger Berman Group LLC	10,749,641	(4)	6.87%
605 Third Avenue New York, New York 10158

(1)	The following table describes the nature of the shares of common stock owned by each director and each of the five Named Executive Officers (as defined in the section of this Proxy Statement entitled “Executive Compensation – Summary Compensation Table”) and all directors and executive officers as a group. Our common stock owned by these individuals within our deferred compensation plans are not considered beneficially owned under the SEC regulations covering the disclosure of beneficial ownership in this section due to the shares being held in a rabbi trust. Beneficial ownership does include those shares that may be purchased under currently exercisable stock options, options that are exercisable within 60 days and those shares that would be obtainable with the exercise of vested SAR grants within 60 days based upon the closing common stock price of $45.67 as of March 26, 2010.

	Number of Common Shares Beneficially Owned					Shares in Deferred Compensation Plan	Total Common Shares Controlled	Percent of Outstanding Shares
	Shares Directly Owned	Shares in IRA/ 401(k) Accounts	Options/ SARs (a)	Shares Owned by Family (b)	Percent of Class
Charles L. Blackburn	19,832	—	7,457	5,000	*	23,590	55,879	*
Anthony V. Dub	158,000	—	19,457	—	*	—	177,457	*
V. Richard Eales	92,400	—	43,457	—	*	5,049	140,906	*
Allen Finkelson	75,000	—	19,457	—	*	28,949	123,406	*
James Funk	2,000		1,692	—	*	4,991	8,683	*
Jonathan S. Linker	27,500	—	7,457	—	*	28,949	63,906	*
Kevin S. McCarthy	—	—	19,457	—	*	13,949	33,406	*
John H. Pinkerton (c)	833,761	212,361	478,517	12,406	1.0%	674,200	2,211,245	1.4%
Jeffrey L. Ventura	83,582	3,463	112,073	—	*	252,715	451,833	*
Roger S. Manny (d)	101,925	2,085	57,496	—	*	121,626	283,132	*
Mark D. Whitley	—	—	8,895	—	*	132,721	141,616	*
Ray N. Walker, Jr.	—	994	3,852	—	*	83,099	87,945	*
All directors and executive officers as a group (18 individuals)	1,764,813	289,722	935,854	44,685	1.9%	1,705,086	4,740,160	3.0%

*	Less than one percent

(a)	Includes shares that may be purchased under currently exercisable stock options / SAR awards or options / SAR awards exercisable within 60 days.

(b)	Individuals disclaim beneficial ownership

(c)	Mr. Pinkerton’s directly owned shares include 536,445 shares which serve as collateral for a credit line under Regulation U with a financial services company.

(d)	Mr. Manny’s directly owned 101,925 shares currently serve as collateral for a credit line under Regulation U with a financial services company, however, the credit line is undrawn.

(2)	Based on Schedule 13G filed with the SEC on February 12, 2010, FMR LLC is the beneficial owner of 15,761,709 shares as a result of being the parent holding company of subsidiaries and affiliates acting as investment advisers to various investment companies registered under Section 8 of the Investment Company Act of 1940. Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 15,761,709 shares or 9.993% of the common stock of the Company” as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 15,761,709 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 835,714 shares or 0.530% of the outstanding Common Stock of the Range Resources Corporation as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 835,714 shares and sole power to vote or to direct the voting of 732,934 shares of Common Stock owned by the institutional accounts managed by PGATC as reported above.

(3)	Based on Schedule 13G filed with the SEC on December 31, 2009, Blackrock, Inc., as a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) reported a total aggregate amount of 11,470,300 shares beneficially owned, sole voting power of 11,470,300 shares and sole dispositive power of 11,470,300 shares.

(4)	Based on Schedule 13G filed with the SEC on February 16, 2010, Neuberger Berman Group LLC, as a Group in accordance with Rule 13d-1(b)(1)(ii)(J) reported a total aggregate amount of 10,749,641 shares beneficially owned, sole voting power of 0 shares; shared power to vote or direct the vote of 9,198,637 shares; sole dispositive power of 0 shares and shared power to dispose or direct the disposition of 10,749,641 shares.

Equity Compensation Plan Information

The following table reflects information regarding equity compensation awards outstanding and available for future grants as of December 31, 2009 and March 26, 2010, segregated between equity compensation plans approved by our stockholders and equity compensation plans not approved by our stockholders (a):

Plan Category	Date	Number of securities to be issued upon exercise of outstanding options/SARs	Weighted average exercise/grant price of outstanding options/SARs	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	12/31/09	7,154,712	$31.38	3,970,855
	3/26/10	7,385,059	$34.27	3,253,436

Equity compensation plans not approved by security holders (b)	12/31/09	n.a.	n.a.	n.a.
	3/26/10	n.a.	n.a.	n.a.

(a)	Our common stock is issued to officers and key employees in certain instances in lieu of cash for bonuses, long-term incentive awards and company matches under our deferred compensation arrangements if elected by the employee. Any such awards are approved by our Compensation Committee, which is composed of four independent directors. Issuances to Named Executive Officers are disclosed in the section of this Proxy Statement entitled “Executive Compensation” and in the narrative discussion following the Summary Compensation Table included in this Proxy Statement.

(b)	There are no equity compensation plans, as defined by NYSE, which have not been approved by our security holders.

SECURITY HOLDERS SHARING AN ADDRESS

Only a single copy of the Proxy Statement is being delivered to multiple stockholders sharing a common address unless we receive contrary instructions from stockholders sharing a common address. Upon a written request to our Corporate Secretary at 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102, or an oral request made to Karen Giles, our Corporate Communications Manager, at 817-869-4238, we will deliver promptly a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of this Proxy Statement was delivered. By written request to the same address set forth above or an oral request to the above telephone extension (i) a stockholder may direct a notification to the Company that the stockholder wishes to receive a separate annual report or proxy statement in the future or (ii) stockholders who are sharing an address and who are receiving delivery of multiple copies of our annual reports or proxy statements can request delivery of only a single copy of these documents to their shared address.

OTHER BUSINESS

The Company knows of no other business that will be presented for consideration at the meeting, but should any other matters be properly brought before the meeting, it is intended that the persons named in the accompanying proxy will vote such proxy at their discretion with regard to such matters.

AVAILABILITY OF ANNUAL REPORT

Our Annual Report for the year-ended December 31, 2009 can be downloaded from our website or you may request a copy by calling Karen Giles, our Corporate Communications Manager, at 817-869-4238. In addition, our SEC filings may be obtained from our website or you may make a request for a paper copy of a filing by calling Karen Giles at the number listed above.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Any stockholder desiring to present a stockholder proposal at our 2011 Annual Meeting and to have the proposal included in our proxy statement must send it to our Corporate Secretary at 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102 so that it is received on or before December 7, 2010. All such proposals should be in compliance with the SEC regulations and our bylaws. We will only include in the proxy materials those stockholder proposals that we receive before the deadline and that are proper for stockholder action.

In addition, in accordance with our bylaws, any stockholder entitled to vote at our 2011 annual meeting of stockholders may propose business (other than proposals to be included in our proxy statement and proxy as discussed in the preceding paragraph) to be included on the agenda of, and properly presented for action at, the 2011 annual meeting only if written notice of such stockholder’s intent is given in accordance with the requirements of our bylaws. Such proposals must be submitted in writing and addressed to the attention of our Corporate Secretary at 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102, no later than December 7, 2010. Pursuant to Rule 14a-4(c) of the Securities Exchange Act, our Board of Directors may exercise discretionary voting authority under proxies solicited by it with respect to any matter properly presented by a stockholder at the 2011 annual meeting that the stockholder does not seek to have included in our proxy statement if (except as described in the following sentence) the proxy statement discloses the nature of the matter and how our Board of Directors intends to exercise its discretion to vote on such matter, unless we are notified of the proposal on or before December 7, 2010, and the stockholder satisfies the other requirements of Rule 14a-4(c)(2). If we first receive notice of such matter after December 7, 2010, and the matter nonetheless is permitted to be presented at the 2011 annual meeting, our Board of Directors may exercise discretionary voting authority with respect to any such matter without including any discussion of the matter in the proxy statement for the 2011 annual meeting. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above and other applicable requirements.

BY ORDER OF THE BOARD OF DIRECTORS

David P. Poole

Corporate Secretary

EXHIBIT A

FIRST AMENDMENT TO THE

RANGE RESOURCES CORPORATION

AMENDED AND RESTATED 2005 EQUITY-BASED COMPENSATION PLAN

This First Amendment to the Range Resources Corporation Amended and Restated 2005 Equity-Based Compensation Plan dated June 4, 2009 (the “Plan”) is effective as provided below and is made by Range Resources Corporation, a Delaware corporation (the “Company”):

WHEREAS, the Company has established the Plan in order to attract individuals to serve as directors or employees of the Company and its subsidiaries, and to provide a means whereby those individuals with the responsibility for the successful management of the Company, and whose present and potential future contributions to the growth and of the Company and its subsidiaries are of importance, can acquire and maintain stock ownership thereby strengthening their concern for the Company and its subsidiaries and, further, to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its subsidiaries; and

WHEREAS, an increase in the aggregate number of shares of Stock that may be used in connection with the Plan must be approved by the stockholders of the Company, pursuant to Section 10(c) of the Plan; and

WHEREAS, as set forth below, this First Amendment is subject to stockholder approval.

NOW, THEREFORE, the Plan is amended, subject to and effective upon the approval of this First Amendment by the Company’s stockholders at the 2010 Annual Meeting of the Stockholders of the Company (“2010 Meeting”), and, except as provided below, the Plan shall continue to read in its current state:

1.	Section 4(a) is amended to read as follows to increase the number of shares by 850,000:

Subject to adjustment in a manner consistent with any adjustment made pursuant to Section 9, the total number of shares of Stock reserved and available for delivery in connection with Awards under this Plan shall not exceed the sum of (i) 5,675,000 shares (the “162(m) Covered Shares”), plus (ii) 13,875,000 shares of Stock, less (iii) the number of shares of Stock issued under the Range Resources Corporation 1999 Stock Option Plan (the “1999 Plan”) prior to the Effective Date and less the number of shares of Stock issuable pursuant to awards outstanding under the 1999 Plan as of the Effective Date, plus (iv) the number of shares that become available for delivery under the 1999 Plan after the Effective Date with respect to awards that lapse or are terminated and with respect to which shares are not issued, plus (v) the 569,303 shares of Stock available for delivery under the Stroud Energy, Inc. 2005 Stock Incentive Plan (the “Stroud Shares”); provided, however, that Stroud Shares shall only be utilized with respect to Awards granted to an Eligible Person who either (A) is a former employee of Stroud Energy, Inc. or one of its affiliates, or (B) first became an officer or employee of (or otherwise began providing services to) the Company or any Subsidiary or first became a director of the Company after June 19, 2006.

As amended hereby, the Plan is specifically ratified and reaffirmed; provided, however, this First Amendment shall be null and void for all purposes if it is not approved by the stockholders of the Company at the 2010 Meeting.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed March 30, 2010.

RANGE RESOURCES CORPORATION

By:
Name:
Title:

A-1

RANGE RESOURCES CORPORATION 100 THROCKMORTON STREET SUITE 1200 FORT WORTH, TX 76102

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M23798-P92406 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposal(s):

1. Election of Directors 1a. Charles L. Blackburn

1b. Anthony V. Dub 1c. V. Richard Eales 1d. Allen Finkelson 1e. James M. Funk 1f. Jonathan S. Linker 1g. Kevin S. McCarthy 1h. John H. Pinkerton 1i. Jeffrey L. Ventura

The Board of Directors recommends you vote FOR the following proposal(s):

2. To Consider and vote on a proposal to amend our Amended and Restated 2005 Equity-Based Compensation Plan to increase the number of shares of common stock authorized to be issued under that plan by 850,000 shares.

3 To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm as of and for the fiscal year ending December 31, 2010.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000060755_1 R2.09.05.010

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

For Against Abstain For Against Abstain

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com .

RANGE RESOURCES CORPORATION Annual Meeting of Stockholers May 19, 2010

Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoints David P. Poole and Rodney L. Waller, and each of them, his/her/its true and lawful agents and proxies with full power of substitution and revocation, solely to vote, as designated on the reverse side hereof, all the Common Stock of Range Resources Corporation which the undersigned has power to vote, with all powers which the undersigned possesses if personally present, at the Annual Meeting of Stockholders of Range Resources Corporation to be held on May 19, 2010, and at any adjournments thereof.

Please mark the appropriate boxes, SEE REVERSE SIDE. Any unmarked box will be voted in accordance with the Board of Directors’ recommendations. The shares cannot be voted unless the card is signed and returned.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

This proxy is governed by Delaware law and is to be executed for the sole purpose of appointing proxies for the Range Resources Corporation 2010 Annual Meeting.

Continued and to be signed on reverse side

0000060755_2 R2.09.05.010